Exhibit 99.3

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2011 and 2010

and for the years ended

December 31, 2011, 2010 and 2009

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To Board of Directors and Shareholders of

MBIA Insurance Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders’ equity and cash flows present fairly, in all material respects, the financial position of MBIA Insurance Corporation and its subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, as a result of insured losses during the period from 2007 to 2011, the Company has seen ratings downgrades, a near cessation of new insurance business written by the Company, and increasing liquidity pressure and faces significant risks and uncertainties that could affect amounts reported in the Company’s financial statements in future periods.

As discussed in Note 3 to the consolidated financial statements, the Company adopted in 2010 a new accounting standard for Variable Interest Entities.

/s/ PricewaterhouseCoopers LLP

New York, NY

February 29, 2012

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share amounts)

	December 31, 2011	December 31, 2010
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $1,110,605 and $1,497,527)	$1,108,645	$1,503,356
Investments carried at fair value (amortized cost $0 and $822)	—	822
Short-term investments, at fair value (amortized cost $219,449 and $672,601)	219,526	674,460
Other investments (includes investments at fair value of $7,721 and $9,803)	35,546	11,030

Total	1,363,717	2,189,668
Cash and cash equivalents	136,361	229,062
Secured loan to Parent	300,000	975,000
Accrued investment income	12,501	21,193
Premiums receivable	1,359,568	1,588,999
Deferred acquisition costs	623,127	764,272
Prepaid reinsurance premiums	1,698,740	1,988,771
Insurance loss recoverable	3,045,987	2,531,494
Reinsurance recoverable on paid and unpaid losses	178,044	229,764
Property and equipment, at cost (less accumulated depreciation of $58,755 and $59,917)	2,510	4,479
Receivable for investments sold	15,820	1,627
Derivative assets	7,861	9,632
Deferred income taxes, net	1,711,442	871,131
Other assets	23,495	149,772
Assets of consolidated variable interest entities:
Cash	160,123	763,780
Investments held-to-maturity, at amortized cost (fair value $2,469,285 and $2,635,957)	2,840,000	2,840,000
Fixed-maturity securities at fair value	2,884,265	5,113,227
Loans receivable at fair value	2,045,608	2,183,365
Loan repurchase commitments	1,076,765	835,047
Derivative assets	449,740	829,319
Other assets	—	1,581

Total assets	$19,935,674	$24,121,183

Liabilities and Shareholders’ Equity (Deficit)
Liabilities:
Unearned premium revenue	$2,953,389	$3,470,192
Loss and loss adjustment expense reserves	836,331	1,129,358
Reinsurance premiums payable	351,732	389,749
Long-term debt	2,082,655	952,655
Deferred fee revenue	514,139	610,393
Payable for investments purchased	34	82
Derivative liabilities	4,807,647	4,501,234
Current income taxes	26,060	3,530
Other liabilities	276,695	173,792
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value $4,786,570 and $6,704,107)	7,626,570	9,511,143
Derivative liabilities	824,819	2,104,242

Total liabilities	20,300,071	22,846,370

Commitments and contingencies (See Note 19)

Shareholders’ equity (deficit):
Series A non-cumulative perpetual preferred stock, par value $1,000 per share, liquidation value $100,000 per share, authorized—4,000, issued and outstanding—2,759	27,598	27,598
Common stock, par value $220.80 per share; authorized, issued and outstanding—67,936 shares	15,000	15,000
Additional paid-in capital	985,835	983,795
Retained earnings (deficit)	(1,396,905)	230,143
Accumulated other comprehensive income (loss), net of deferred tax of $8,599 and $130	4,075	18,277

Total shareholders’ equity (deficit)	(364,397)	1,274,813

Total liabilities and shareholders’ equity (deficit)	$19,935,674	$24,121,183

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Years ended December 31,
	2011	2010	2009
Revenues:
Premiums earned:
Scheduled premiums earned	$228,667	$248,610	$322,072
Refunding premiums earned	31,777	19,721	81,151

Premiums earned (net of ceded premiums of $254,920, $261,564 and $334,308)	260,444	268,331	403,223
Net investment income	72,235	119,129	187,956
Fees and reimbursements	99,291	194,140	208,092
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(2,372,313)	(161,952)	(167,031)
Unrealized gains (losses) on insured derivatives	(314,095)	(700,273)	1,675,504

Net change in fair value of insured derivatives	(2,686,408)	(862,225)	1,508,473
Net gains (losses) on financial instruments at fair value and foreign exchange	68,300	133,496	59,030
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	(94,086)	—	—
Other-than-temporary impairments recognized in accumulated other comprehensive income (loss)	37,086	—	—

Net investment losses related to other-than-temporary impairments	(57,000)	—	—
Other net realized gains (losses)	937	28,609	(64,678)
Net gains on extinguishment of debt	—	—	13,517
Revenues of consolidated variable interest entities:
Net investment income	51,902	52,562	20,695
Net gains (losses) on financial instruments at fair value and foreign exchange	160,335	350,901	(5,657)
Other net realized gains (losses)	(15,975)	(76,129)	(40,740)
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	—	—	(263,518)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	—	—	170,724

Net investment losses related to other-than-temporary impairments	—	—	(92,794)

Total revenues	(2,045,939)	208,814	2,197,117
Expenses:
Losses and loss adjustment (recovery)	(84,212)	159,422	770,236
Amortization of deferred acquisition costs	133,764	145,937	205,145
Operating	132,971	127,462	178,123
Interest	138,277	135,952	137,094
Expenses of consolidated variable interest entities:
Operating	32,160	27,373	300
Interest	42,673	42,063	86,907

Total expenses	395,633	638,209	1,377,805

Income (loss) before income taxes	(2,441,572)	(429,395)	819,312
Provision (benefit) for income taxes	(814,524)	(148,189)	310,813
Equity in net income (loss) of affiliates	—	336	486

Net income (loss)	$(1,627,048)	$(280,870)	$508,985

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2011, 2010 and 2009

(In thousands except share amounts)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, January 1, 2009	2,759	$27,598	100,000	$15,000	$2,183,672	$1,255,107	$(133,903)	$3,347,474

ASC 944-20 transition adjustment net of deferred income taxes of $27,170	—	—	—	—	—	55,346	—	55,346
Comprehensive income (loss):
Net income (loss)	—	—	—	—	—	508,985	—	508,985
Other comprehensive income (loss):
Change in unrealized gains and losses on investments, net of tax of $69,828	—	—	—	—	—	—	225,256	225,256
Portion of other-than-temporary impairment losses recognized in other comprehensive loss, net of tax of $0	—	—	—	—	—	—	(170,724)	(170,724)
Change in foreign currency translation, net of tax of $887	—	—	—	—	—	—	(10,690)	(10,690)

Other comprehensive income (loss)								43,842

Total comprehensive income (loss)								608,173

Redemption of common shares	—	—	(32,064)	(4,809)	(1,197,125)	—	—	(1,201,934)
Increase in par value of common shares	—	—	—	4,809	(4,809)	—	—	—
Special dividends paid on common shares	—	—	—	—	—	(1,167,850)	—	(1,167,850)
Dividends on preferred shares	—	—	—	—	—	(13,754)	—	(13,754)
Share-based compensation, net of tax of $4,431	—	—	—	—	926	—	—	926

Balance, December 31, 2009	2,759	$27,598	67,936	$15,000	$982,664	$637,834	$(90,061)	$1,573,035

ASU 2009-17 transition adjustment
Consolidated variable interest entities, net of tax of $23,592	—	—	—	—	—	(123,659)	131,781	8,122
Deconsolidated variable interest entities, net of tax of $1,756	—	—	—	—	—	(3,162)	85,341	82,179

Total ASU 2009-17 transition adjustment	—	—	—	—	—	(126,821)	217,122	90,301
Comprehensive income (loss):
Net income (loss):	—	—	—	—	—	(280,870)	—	(280,870)
Other comprehensive income (loss):
Change in unrealized gains and losses on investments, net of tax of $8,618	—	—	—	—	—	—	36,062	36,062
Change in foreign currency translation, net of tax of $42,968	—	—	—	—	—	—	(144,846)	(144,846)

Other comprehensive income (loss)								(108,784)

Total comprehensive income (loss)								(389,654)

Capital contribution in connection with the sale of real estate	—	—	—	—	494	—	—	494
Share-based compensation, net of tax of $493	—	—	—	—	637	—	—	637

Balance, December 31, 2010	2,759	$27,598	67,936	$15,000	$983,795	$230,143	$18,277	$1,274,813

Comprehensive income (loss):
Net income (loss):	—	—	—	—	—	(1,627,048)	—	(1,627,048)
Other comprehensive income (loss):
Change in unrealized gains and losses on investments, net of tax of $21,873	—	—	—	—	—	—	41,009	41,009
Portion of other-than-temporary impairment losses recognized in other comprehensive income (loss), net of tax of $12,980							(24,106)	(24,106)
Change in foreign currency translation, net of tax of $164	—	—	—	—	—	—	(31,105)	(31,105)

Other comprehensive income (loss)								(14,202)

Total comprehensive income (loss)								(1,641,250)

Capital contribution in connection with the sale of investments	—	—	—	—	3,620	—	—	3,620
Share-based compensation, net of tax of $3,077	—	—	—	—	(1,580)	—	—	(1,580)

Balance, December 31, 2011	2,759	$27,598	67,936	$15,000	$985,835	$(1,396,905)	$4,075	$(364,397)

	2011	2010	2009
Disclosure of reclassification amount:
Change in unrealized gains and losses on investments arising during the period, net of tax	$81,763	$34,793	$220,720
Reclassification adjustment, net of tax	(40,754)	1,269	4,536

Change in net unrealized appreciation, net of tax	$41,009	$36,062	$225,256

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net (loss) income	$(1,627,048)	$(280,870)	$508,985
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Change in:
Accrued investment income	8,692	(2,303)	95,695
Premiums receivable	209,536	268,225	341,753
Deferred acquisition costs	140,946	120,010	(310,204)
Unearned premium revenue	(524,409)	(534,550)	(1,674,863)
Prepaid reinsurance premiums	290,031	268,515	(1,909,001)
Reinsurance premiums payable	(38,017)	(46,747)	236,696
Loss and loss adjustment expense reserves	(293,027)	(80,623)	196,692
Reinsurance recoverable on paid and unpaid losses	50,804	(52,975)	(57,882)
Insurance loss recoverable	(512,846)	(772,717)	(1,987,426)
Receivable from affiliates	137,612	(20,923)	1,148
Receivable from reinsurers on insured derivative contracts	—	—	110,389
Payable to reinsurers on recoverables	87,244	(3,958)	(60,473)
Accounts receivable	30	585	37,977
Accrued expenses	(1,009)	(48,820)	(73,028)
Deferred fee revenue	(96,254)	(54,933)	622,741
Current income taxes	22,530	288,658	40,563
Amortization of bond premiums, net	(16,365)	(29,892)	43,861
Depreciation	2,486	4,549	8,669
Other net realized losses (gains)	15,038	47,520	105,418
Investment losses on other-than-temporary impaired investments	57,000	—	92,794
Realized gains and other settlements on insured derivatives	—	(613,063)	—
Unrealized losses (gains) on insured derivatives	314,095	700,273	(1,675,504)
Net gains on financial instruments at fair value and foreign exchange	(228,636)	(484,397)	(53,373)
Deferred income tax (benefit) provision	(831,453)	(171,134)	618,292
Gains on extinguishment of debt	—	—	(13,517)
Share-based compensation	1,497	1,130	5,357
Other operating	(34,553)	102,019	(32,127)

Total adjustments to net (loss) income	(1,239,028)	(1,115,551)	(5,289,353)

Net cash used by operating activities	(2,866,076)	(1,396,421)	(4,780,368)

Cash flows from investing activities:
Purchase of fixed-maturity securities	(863,245)	(600,672)	(811,654)
Purchase of controlling interest in an affiliate, net of cash received	—	(26,693)	—
Sale of fixed-maturity securities	1,101,788	924,095	6,459,341
Decrease in loans receivable	290,760	860,303	—
Repayments for secured loan to Parent	675,000	625,000	400,000
Redemptions of fixed-maturity securities	516,862	544,055	60,104
Sale (purchase) of short-term investments, net	627,759	424,389	383,416
(Purchase) sale of other investments, net	(24,525)	354	24,941
Sale of an entity to an affiliate	147,079	—	—
Consolidation and deconsolidation of variable interest entities, net	(432,288)	752,856	19,138
Capital expenditures	(968)	(1,997)	(5,574)
Disposals of fixed assets	447	66,393	30
Other, investing	—	—	149

Net cash provided by investing activities	2,038,669	3,568,083	6,529,891

Cash flows from financing activities:
Principal paydown of variable interest entity notes	(1,112,318)	(1,488,589)	(128,372)
Proceeds from long-term debt	1,243,367	—	276,572
Repayment of long-term debt	—	(276,572)	—
Redemption of common shares and other returns of capital	—	—	(1,170,562)
Redemption of preferred shares	—	(26,010)	—
Special dividend paid on common shares	—	—	(1,167,850)
Dividends paid	—	(1,005)	(12,748)

Net cash provided (used) by financing activities	131,049	(1,792,176)	(2,202,960)

Net (decrease) increase in cash and cash equivalents	(696,358)	379,486	(453,437)
Cash and cash equivalents—beginning of year	992,842	613,356	1,066,793

Cash and cash equivalents—end of year	$296,484	$992,842	$613,356

Supplemental cash flow disclosures:
Income taxes refunded, net	$(8,803)	$(282,766)	$(342,414)
Interest paid:
Long-term debt	133,372	135,462	136,017
Variable interest entity notes	244,970	273,581	53,310
Noncash items:
Share-based compensation	$1,497	$1,130	$5,357
Dividends declared but not paid	—	—	1,005

The accompanying notes are an integral part of the consolidated financial statements.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business Developments, Risks and Uncertainties, and Liquidity

Summary

MBIA Insurance Corporation is a wholly-owned subsidiary of MBIA Inc. (the “Parent” or “MBIA”). The guarantees of MBIA Insurance Corporation and its subsidiaries, (“MBIA Corp.”) insure structured finance and asset-backed obligations, privately issued bonds used for the financing of public purpose projects, which are primarily located outside of the United States (“U.S.”) and that include toll roads, bridges, airports, public transportation facilities, utilities and other types of infrastructure projects serving a substantial public purpose, and obligations of sovereign and sub-sovereign issuers. Structured finance and asset-backed securities (“ABS”) typically are securities repayable from expected cash flows generated by a specified pool of assets, such as residential and commercial mortgages, insurance policies, consumer loans, corporate loans and bonds, trade and export receivables, leases for equipment, aircraft and real property.

Business Developments

As a result of insured losses during the period from 2007 to 2011, MBIA Corp. has seen ratings downgrades, a near cessation of new insurance business written by MBIA Corp. and increasing liquidity pressure. MBIA Corp. has been unable to write meaningful amounts of new insurance business since 2008 and does not expect to write significant new insurance business prior to an upgrade of its credit ratings and has an excess of liabilities over assets of $364 million as of December 31, 2011. As of December 31, 2011, MBIA Insurance Corporation was rated B with a negative outlook by Standard & Poor’s Financial Services LLC (“S&P”) and B3 with a review for a possible downgrade by Moody’s Investors Service, Inc. (“Moody’s”).

In August 2011, S&P issued new guidelines that reflect significant changes to its rating methodology for financial guarantee insurers. These new guidelines became effective immediately. The changes to S&P’s rating methodology substantially increase the amount of capital required to achieve its highest ratings, implement a new Largest Obligors Test and incorporate additional qualitative considerations into the ratings process. In November 2011, S&P affirmed its rating on MBIA Insurance Corporation at B. In addition, in December 2011, Moody’s placed the ratings of MBIA Corp. under review for possible downgrade. Moody’s cited the primary reason for its rating action was the weakening of MBIA Corp.’s market standing, mainly due to the deterioration of MBIA Corp.’s credit profile. If MBIA Corp. is unable to establish high, stable S&P and Moody’s ratings, MBIA Corp.’s ability to write new insurance business, the premiums MBIA Corp. can charge, and the future acceptance of its financial guarantee insurance products may be adversely impacted.

During 2011, MBIA Corp. continued to seek to reduce both the absolute amount and the volatility of its liabilities and insured exposure through commutations of insurance policies. The combination of payments to reduce liabilities, claim payments and the failure of certain mortgage originators to honor contractual obligations to repurchase ineligible mortgage loans from securitizations MBIA Corp. had insured have increased liquidity pressure on MBIA Corp. As of December 31, 2011, MBIA Corp. had $534 million in cash and highly liquid assets compared with $1.2 billion as of December 31, 2010. MBIA Corp. believes this liquidity position provides it with sufficient funds to cover expected obligations through 2012.

In 2011, MBIA Corp. made $835 million in gross claim payments, and commuted or agreed to commute $32.4 billion of gross insured exposure primarily comprising commercial mortgage-backed securities (“CMBS”) pools, investment grade corporate collateralized debt obligations (“CDOs”) and multi-sector CDOs, among other types of exposures for which it paid $2.5 billion. MBIA Corp.’s ability to commute insured transactions may be limited by available liquidity as determined based on management’s assessment. As a result of the decline in its liquid assets, MBIA Corp. undertook actions in 2011 to mitigate liquidity stress through lending arrangements between affiliates and the monetization of illiquid assets.

In connection with MBIA Corp. obtaining approval from the NYSDFS to release excessive contingency reserves as of September 30, 2011 and December 31, 2011, MBIA Corp. agreed that it would not pay any dividends without prior approval from the NYSDFS. Due to its significant negative earned surplus, MBIA Corp. has not had the statutory capacity to pay dividends since December 31, 2009 and is not expected to have any statutory capacity to pay any dividends in the near term. Refer to “Note 14: Insurance Regulations and Dividends” for more information about MBIA Corp.’s release of excessive contingency reserves.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

The reference herein to “ineligible” mortgage loans refers to those mortgage loans that MBIA Corp. believes failed to comply with the representations and warranties made by the sellers/servicers of the securitizations to which those mortgage loans were sold (including mortgage loans that failed to comply with the related underwriting criteria), based on MBIA Corp.’s assessment of such mortgage loans’ compliance with such representations and warranties, which included information provided by third-party review firms. MBIA Corp.’s assessment of the ineligibility of individual mortgage loans could be challenged by the sellers/servicers of the securitizations in litigation and there is no assurance that MBIA Corp.’s determinations will prevail.

Risks and Uncertainties

MBIA Corp.’s consolidated financial statements include estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The outcome of certain significant risks and uncertainties could cause MBIA Corp. to revise its estimates and assumptions or could cause actual results to differ from MBIA Corp.’s estimates. While MBIA Corp. believes it continues to have sufficient capital and liquidity to meet all of its expected obligations, if one or more possible adverse outcomes were to be realized, its statutory capital, financial position, results of operations and cash flows could be materially and adversely affected.

Significant risks and uncertainties that could affect amounts reported in MBIA Corp.’s financial statements in future periods include, but are not limited to, the following:

•

MBIA Corp.’s efforts to recover losses from second-lien securitization originators could be delayed, settled at amounts below its contractual claims or potentially settled at amounts below those recorded on its balance sheets prepared under accounting principles generally accepted in the United States of America (“GAAP”) and statutory accounting principles (“U.S. STAT”). Contractual claims could become subject to bankruptcy proceedings of the originators. As of December 31, 2011 and 2010, MBIA Corp.’s estimated recoveries after income taxes calculated at the federal statutory rate of 35%, were $2.0 billion and $1.6 billion, respectively, which was negative 556% of its consolidated shareholders’ deficit and 128% of its consolidated total shareholders’ equity, respectively. As of December 31, 2011 and 2010, the related measures calculated under U.S. STAT were 89% and 59%, respectively, of the statutory capital of MBIA Corp. Refer to “Note 6: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s second-lien residential mortgage-backed securities (“RMBS”) loss recoveries.

•

MBIA Corp. has commuted most of its high risk CMBS pool exposures. However, if the U.S. economy weakens, commercial real estate values decline and commercial real estate servicer behavior does not continue to mitigate potential or actual credit losses in line with current trends, MBIA Corp. could incur substantial additional losses in that sector. As of December 31, 2011, MBIA Corp. had CMBS pool and commercial real estate (“CRE”) CDO insured par exposure of approximately $19.3 billion and $5.6 billion, respectively, excluding approximately $3.4 billion of CRE loan pools, primarily comprising European assets. Since the end of 2007 through December 31, 2011, MBIA Corp.’s CMBS pool and CRE CDO gross par exposure has decreased by approximately $29.1 billion, primarily from negotiated commutations and early settlements. Refer to “Note 6: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s estimate of CMBS credit impairments.

•

Incurred losses from insured RMBS have declined from their peaks. However, due to the large percentage of ineligible loans included within MBIA Corp.’s second-lien portfolio, performance remains difficult to predict and losses could ultimately be in excess of MBIA Corp.’s current estimated loss reserves. Refer to “Note 6: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s RMBS loss reserves.

•

While MBIA Corp. has settled a substantial portion of its insured ABS CDO exposure at levels within its statutory loss reserves related to those exposures, further economic stress might cause increases in MBIA Corp.’s loss estimates on its remaining exposure. As of December 31, 2011, MBIA Corp.’s ABS CDO gross par outstanding was approximately $6.1 billion, and has decreased approximately $29.8 billion since 2007.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

•

In recent years, key components of MBIA Corp.’s strategy have included commuting volatile insured exposures, purchasing instruments issued or guaranteed by MBIA Corp. in order to reduce future expected economic losses and managing the liquidity requirements and risk in MBIA Corp. In order to implement this strategy, MBIA Corp. has entered into agreements with affiliates that allocate liquidity resources in order to fund commutations of insured exposure and provide liquidity, where needed. These agreements have required the approval of the NYSDFS. MBIA Corp.’s ability to continue to draw on affiliate financing, obtain permission for contingency reserve releases, and the ability of MBIA Corp. to pay dividends to MBIA Inc. will in most cases require further approvals from the NYSDFS, and there can be no assurance that MBIA Corp. will be able to obtain such approvals. In addition, in connection with providing such approvals, the NYSDFS may require MBIA Corp. to agree to take, or refrain from taking, certain actions.

•

One of the affiliate agreements described above is a secured lending agreement between MBIA Corp. and its parent, MBIA Inc., (“MBIA Corp. Secured Loan”), under which MBIA Corp. provided a loan to MBIA Inc. that had an outstanding balance of $300 million as of December 31, 2011. The MBIA Corp. Secured Loan was scheduled to mature in November 2011, but was extended with the approval of the NYSDFS to May of 2012 with a maximum outstanding amount of $450 million. The fair value of the collateral pledged by MBIA Inc. to MBIA Corp. under this agreement was $168 million as of December 31, 2011. MBIA Inc. is experiencing significant liquidity stress, which may lead to a further delay in the repayment of this loan or a taking of the collateral. Such collateral may not be readily convertible to cash and is insufficient to cover the loan balance as of December 31, 2011. Further, certain investment agreement contracts written by MBIA Inc. are insured by MBIA Corp. If MBIA Inc. were to have insufficient assets to repay these contracts when due, MBIA Corp. would be called upon to make such payments under its insurance policies.

•

MBIA Corp.’s recent financial results have been volatile, which has impacted management’s ability to accurately project future taxable income. Insurance losses incurred beyond those currently projected may cause MBIA Corp. to record additional allowances against a portion or all of its deferred tax assets. Refer to “Note 12: Income Taxes” for information about MBIA Corp.’s deferred tax assets.

•	The sovereign debt crisis in the Eurozone could have an adverse impact on insured European exposures and/or cause a global slowdown in growth, thereby adversely affecting U.S. insured exposures.

•

In the event the economy and the markets to which MBIA Corp. is exposed do not improve, or decline, the unrealized losses on insured credit derivatives could increase, causing additional stress in MBIA Corp.’s reported financial results. In addition, volatility in the relationship between MBIA Corp.’s credit spreads and those on underlying collateral assets of insured credit derivatives can create significant unrealized gains and losses in MBIA Corp.’s reported results of operations. Refer to “Note 7: Fair Value of Financial Instruments” for information about MBIA Corp.’s valuation of insured credit derivatives.

As of December 31, 2011, MBIA Corp. had $2.3 billion of statutory capital. Statutory capital, defined as policyholders’ surplus and contingency reserves, is a key measure of an insurance company’s financial condition under insurance laws and regulations. Failure to maintain adequate levels of statutory surplus and total statutory capital could lead to intervention by MBIA Corp.’s insurance regulators in its operations and constitute an event of default under certain of MBIA Corp.’s contracts, thereby materially and adversely affecting MBIA Corp.’s financial condition and results of operations.

Liquidity

As a financial services company, MBIA Corp. has been materially adversely affected by conditions in global financial markets. Current conditions and events in these markets, in addition to the failure by certain originators of RMBS to repurchase the ineligible loans in securitizations MBIA Corp. has insured, have put substantial stress on MBIA Corp.’s liquidity resources.

MBIA Corp. utilizes a liquidity risk management framework, the primary objectives of which are to monitor liquidity positions and projections in its businesses and guide the matching of liquidity resources to needs. MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

monitors its cash and liquid asset resources using stress-scenario testing. Members of MBIA Inc.’s and MBIA Corp.’s senior management meet regularly to review liquidity metrics, discuss contingency plans and establish target liquidity cushions on an enterprise-wide basis. As part of MBIA Corp.’s liquidity risk management framework, MBIA Corp. evaluates and manages liquidity on a legal entity basis to take into account the legal, regulatory and other limitations on available liquidity resources within MBIA Corp.

The majority of MBIA Corp.’s liquidity management efforts focus on losses on insured exposures, payments to counterparties in consideration for the commutation of insured transactions, and delays in the collection of contract claim recoveries related to ineligible mortgage loans in certain insured transactions.

In order to address these liquidity risks and efficiently manage liquidity across MBIA Inc.’s entire enterprise, MBIA Insurance Corporation has entered into agreements that allocate liquidity resources among MBIA Corp. and its affiliates.

National Secured Loan

In December 2011, National Public Finance Guarantee Corporation (“National”) provided a secured loan to MBIA Insurance Corporation (“National Secured Loan”) under which National loaned MBIA Insurance Corporation $1.1 billion at a fixed annual interest rate of 7% and with a maturity date of December 2016. MBIA Insurance Corporation has the option to defer payments of interest when due by capitalizing interest amounts to the loan balance, subject to the collateral value exceeding certain thresholds. MBIA Insurance Corporation’s obligation to repay the loan is secured by a pledge of collateral having an estimated value in excess of the notional amount of the loan as of December 31, 2011. The National Secured Loan was approved by the NYSDFS as well as by the boards of directors of MBIA Inc., MBIA Insurance Corporation and National in order to enable MBIA Corp. to fund settlements and commutations of its insurance policies. Any increase or other amendment to the terms of the loan would be subject to regulatory approval by the NYSDFS.

MBIA Corp. Secured Loan

MBIA Corp. as lender, maintained a secured lending agreement with MBIA Inc., which totaled $2.0 billion at inception and which was scheduled to mature in November 2011. In the fourth quarter of 2011, the maturity of the MBIA Corp. Secured Loan was extended with the approval of the NYSDFS to May of 2012 with a maximum outstanding amount of $450 million. The interest rate on the MBIA Corp. Secured Loan was 2.43%. As of December 31, 2011, the amount outstanding under the MBIA Corp. Secured Loan was $300 million after repayments of $675 million during 2011. The fair value of the collateral pledged by MBIA Inc. to MBIA Corp. under this agreement was $168 million as of December 31, 2011.

Liquidity available to MBIA Corp. is affected by the payment of claims on insured exposures, payments made to commute insured exposure, MBIA Corp.’s ability to collect on recoverables associated with loss payments, a reduction in investment income, any unanticipated expenses, or the impairment or a significant decline in the fair value of invested assets. MBIA Corp. may also experience liquidity constraints as a result of NYIL requirements that MBIA Corp. maintains specified, high quality assets to back its reserves and surplus.

MBIA Corp. believes its current liquidity position is adequate to make expected future claims payments. However, its liquidity position has been stressed due to the failure of certain sellers/servicers of RMBS transactions insured by MBIA Corp. to repurchase ineligible mortgage loans in certain insured transactions and payments to counterparties in consideration for the commutation of insured transactions, which have resulted in a substantial reduction of exposure and potential loss volatility. While MBIA Corp. has made and may in the future make payments to counterparties in consideration for the commutation of insured transactions, MBIA Corp.’s ability to commute insured transactions will depend on management’s assessment of available liquidity.

Payment requirements for MBIA Corp.’s financial guarantee contracts fall into three categories: (i) timely interest and ultimate principal; (ii) ultimate principal only at final maturity; and (iii) payments upon settlement of individual collateral losses as they occur after any deductible or subordination has been exhausted, which payments are unscheduled and therefore more difficult to predict, and which category applies to most of the transactions on

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

which MBIA Corp. have recorded loss reserves. MBIA Corp. is generally required to satisfy claims within one to three business days, and as a result seek to identify potential claims in advance through MBIA Corp.’s monitoring process. While MBIA Corp.’s financial guarantee policies generally cannot be accelerated, thereby mitigating liquidity risk, the insurance of credit default swap (“CDS”) contracts may, in certain events, including the insolvency or payment default of the insurer or the issuer of the CDS, be subject to termination by the counterparty, triggering a claim for the fair value of the contract. Additionally, MBIA Corp. requires cash for the payment of operating expenses, as well as principal and interest related to its surplus notes. In order to monitor liquidity risk and maintain appropriate liquidity resources, MBIA Corp. uses the same methodology as it uses to monitor credit quality and losses within its insured portfolio including stress scenarios. Refer to “Note 6: Loss and Loss Adjustment Expense Reserves” for further discussion.

Since the fourth quarter of 2007 through December 31, 2011, MBIA Corp. has made $10.7 billion of cash payments, before reinsurance and collections and excluding LAE (including payments made to debt holders of consolidated variable interest entities (“VIEs”)) associated with second-lien RMBS securitizations and with commutations and claim payments relating to CDS contracts. These cash payments include loss payments of $730 million made on behalf of MBIA Corp.’s consolidated VIEs. Of the $10.7 billion, MBIA Corp. has paid $6.2 billion of gross claims (before reinsurance, collections and excluding LAE) on policies insuring second-lien RMBS securitizations, driven primarily by an extensive number of ineligible mortgage loans being placed in the securitizations in breach of the representations and warranties of the sellers/servicers.

MBIA Corp. is seeking to enforce its rights to have mortgage sellers/servicers cure, replace or repurchase ineligible mortgage loans from securitizations and has recorded a total of $3.1 billion of related expected recoveries on its consolidated balance sheet as of December 31, 2011, including expected recoveries recorded in MBIA Corp.’s consolidated VIEs. A substantial majority of MBIA Corp.’s put-back claims have been disputed by the loan sellers/servicers and are currently subject to litigation discussed more fully in “Note 19: Commitments and Contingencies.” There is some risk that the sellers/servicers or other responsible parties might not be able to satisfy any judgment MBIA Corp. secures in litigation. There can be no assurance that MBIA Corp. will be successful or that it will not be delayed in realizing these recoveries. MBIA Corp. believes that there are adequate liquidity resources to provide for anticipated cash outflows, but if MBIA Corp. does not realize, or is delayed in realizing, these expected recoveries, MBIA Corp. may not have adequate liquidity to fully execute its strategy to reduce future potential economic losses by commuting policies and purchasing instruments issued or guaranteed by MBIA Corp., or to repay any borrowings from affiliates.

A portion of the commutation payments made in the fourth quarter of 2011 was financed through the National Secured Loan that was entered into in the fourth quarter of 2011. The National Secured Loan was approved by the NYSDFS as well as by the boards of directors of MBIA Inc., MBIA Insurance Corporation and National in order to enable MBIA Insurance Corporation to fund settlements and commutations of its insurance policies. MBIA Insurance Corporation’s obligation to repay the loan is secured by a pledge of collateral having a value in excess of the notional amount of the loan. Interest on the loan may be accrued and deferred at any time that the value of that collateral exceeds certain thresholds. MBIA Insurance Corporation’s ability to repay the loan and any accrued interest will be primarily predicated on MBIA Insurance Corporation’s ability to collect on its future recoverables, including its ability to successfully enforce its rights to have mortgage sellers/servicers cure, replace or repurchase ineligible mortgage loans from securitizations it insured. MBIA Insurance Corporation may seek to increase the size of the loan in the future. Any such increase or other amendment to the terms of the loan would be subject to regulatory approval by the NYSDFS.

MBIA Corp. also insures third party holders of MBIA Inc. If MBIA Inc. was unable to meet payment or collateral requirements associated with these obligations, the holders thereof could make claims under the MBIA Corp. insurance policies. In 2008, to provide additional liquidity to MBIA Inc., MBIA Corp. lent $2.0 billion to MBIA Inc. on a secured basis under the MBIA Corp. Secured Loan, the outstanding balance of which loan was $300 million as of December 31, 2011. The MBIA Corp. Secured Loan was originally scheduled to mature in the fourth quarter of 2011, but was extended with the approval of the NYSDFS to May 2012 with a maximum outstanding amount of $450 million. During the year ended December 31, 2011, a total of $675 million was repaid.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

As of December 31, 2011, MBIA Corp. held cash and available-for-sale investments of $1.5 billion, of which $534 million comprised cash and highly liquid assets. MBIA Corp. believes that its liquidity resources will adequately provide for anticipated cash outflows. In the event of unexpected liquidity requirements, MBIA Corp. may have insufficient resources to meet its obligations or insufficient qualifying assets to support its surplus and reserves, and may seek to increase its cash holdings position by selling or financing assets, or raising external capital, but there can be no assurance that MBIA Corp. will be able to draw on these additional sources of liquidity.

Structured Finance and International Insurance Business

MBIA Corp. has not written any meaningful amount of new business since 2008 and as of December 31, 2011 had insured gross par outstanding of $141.4 billion and statutory capital of $2.3 billion. The financial guarantees issued by MBIA Corp. generally provide unconditional and irrevocable guarantees of the payment of the principal of, and interest or other amounts owing on, insured obligations when due or, in the event MBIA Corp. has the right at its discretion to accelerate insured obligations upon default or otherwise, upon MBIA Corp.’s acceleration. Certain investment agreement contracts written by MBIA Inc. are insured by MBIA Corp. If MBIA Inc. were to have insufficient assets to pay amounts due, MBIA Corp. would be called upon to make such payments under its insurance policies. MBIA Corp. also insures debt obligations of the following affiliates:

•	MBIA Inc.;

•	MBIA Global Funding, LLC;

•	Meridian Funding Company, LLC;

•

LaCrosse Financial Products, LLC (“LaCrosse”), a wholly-owned affiliate, in which MBIA Corp. has written insurance policies guaranteeing the obligations under CDS, including termination payments that may become due upon certain events including the insolvency or payment default by MBIA Corp. or LaCrosse;

•	Triple-A One Funding Corporation (“Triple-A One”).

MBIA Corp.’s guarantees insure structured finance and asset-backed obligations, privately issued bonds used for the financing of public purpose projects, which are primarily located outside of the U.S. and that include toll roads, bridges, airports, public transportation facilities, utilities and other types of infrastructure projects serving a substantial public purpose, and obligations of sovereign-related and sub-sovereign issuers. Structured finance and ABS typically are securities repayable from expected cash flows generated by a specified pool of assets, such as residential and commercial mortgages, insurance policies, consumer loans, corporate loans and bonds, trade and export receivables, leases for equipment, aircraft and real property. Since the beginning of the economic downturn in 2008, the collateral underlying many of MBIA Corp.’s insured structured finance transactions has experienced diminished value and financial stress. Although MBIA Corp.’s current reserves represent its estimate of expected losses based on all available information, there is a possibility such losses could increase significantly. A material increase in losses in MBIA Corp.’s structured finance insured portfolio could have a material adverse effect on its statutory capital, financial condition, cash flows, and results of operations.

MBIA Corp. writes business both in the U.S. and outside of the U.S. MBIA Corp. owns MBIA UK Insurance Limited (“MBIA UK”), a financial guarantee insurance company licensed in the United Kingdom (“U.K.”) which writes financial guarantee insurance in the member countries of the European Economic Area and other regions outside the United States. MBIA Corp. writes financial guarantee insurance in Mexico through MBIA México, S.A. de C.V. (“MBIA Mexico”).

In February 2009, after receiving the required regulatory approvals, MBIA Inc. established and capitalized National as a U.S. public finance-only financial guarantor, which was previously named MBIA Insurance Corp. of Illinois (“MBIA Illinois”) and previously owned by MBIA Insurance Corporation. In connection with the establishment of National, the stock of MBIA Illinois was transferred to a newly established intermediate holding company, which is wholly owned by MBIA Inc. Additionally, National was further capitalized with approximately $2.1 billion from funds distributed by MBIA Insurance Corporation to MBIA Inc. as a dividend and return of capital, which MBIA Inc. contributed to National through the intermediate holding company.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

In February 2009, MBIA Corp. entered into a quota share reinsurance agreement effective January 1, 2009 pursuant to which MBIA Insurance Corporation ceded all of its U.S. public finance exposure to National and into an assignment agreement under which MBIA Insurance Corporation assigned its rights and obligations with respect to the U.S. public finance business that MBIA Insurance Corporation assumed from Financial Guaranty Insurance Corporation (“FGIC”). The exposure transferred to National under the reinsurance and assignment agreements totaled $553.7 billion of net par outstanding. The reinsurance and assignment enables covered policyholders and certain ceding reinsurers to make claims for payment directly against National in accordance with the terms of those agreements.

To provide additional protection to its policyholders, National also issued second-to-pay policies for the benefit of the policyholders covered by the above reinsurance and assignment agreements. These second-to-pay policies, which are direct obligations of National, are held by a trustee and provide that if MBIA Insurance Corporation or FGIC, as applicable, do not pay valid claims of their policyholders; the policyholders will then be able to make claims directly against National.

MBIA Corp. is no longer insuring new credit derivative contracts except in transactions related to the reduction of existing derivative exposure. The structured finance market continues to recover from the global credit crisis with new issuance volume, though increasing, still well below historical averages. It is unclear how or when MBIA Corp. may be able to re-engage this market.

In 2010, the accounting guidance for the consolidation of VIEs was amended and MBIA Corp. was required to consolidate certain entities that are designed as VIEs where MBIA Corp. has contractual rights under insurance policies to direct the activities of the VIE when performance and other triggers were breached. MBIA Corp. does not believe there is any difference in the risks and profitability of financial guarantees provided to VIEs compared with other financial guarantees written by MBIA Corp. Refer to “Note 3: Recent Accounting Pronouncements” for information on accounting guidance that affected the consolidation of VIEs.

Note 2: Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared on the basis of GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results.

Certain amounts have been reclassified in prior years’ consolidated financial statements to conform to the current presentation. These reclassifications had no impact on total revenues, expenses, assets, liabilities or shareholders’ equity for all periods presented.

MBIA Corp. evaluated all events subsequent to December 31, 2011 through February 29, 2012 for inclusion in MBIA Corp.’s consolidated financial statements and/or accompanying notes.

Consolidation

The consolidated financial statements include the accounts of MBIA Insurance Corporation, its wholly-owned subsidiaries and all other entities in which MBIA Corp. has a controlling financial interest. All material intercompany balances and transactions have been eliminated. MBIA Corp. determines whether it has a controlling financial interest in an entity by first evaluating whether an entity is a voting interest entity or a VIE.

Voting interest entities are entities in which (i) the total equity investment at risk is sufficient to enable an entity to finance its activities independently and (ii) the equity holders have the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity’s activities. Voting interest entities are consolidated when MBIA Corp. has a majority voting interest.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

VIEs are entities that lack one or more of the characteristics of a voting interest entity. The consolidation of a VIE is required if an entity has a variable interest (such as an equity or debt investment, a beneficial interest, a guarantee, a written put option or a similar obligation) and that variable interest or interests give it a controlling financial interest in the VIE. A controlling financial interest is present when an enterprise has both (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The enterprise with the controlling financial interest, known as the primary beneficiary, is required to consolidate the VIE. MBIA Corp. consolidates all VIEs in which it is the primary beneficiary. Refer to “Note 4: Variable Interest Entities” for additional information.

Investments

MBIA Corp. classifies its fixed-maturity investments as available-for-sale, held-to-maturity, or trading. Available-for-sale investments are reported in the consolidated balance sheets at fair value, with unrealized gains and losses, net of applicable deferred income taxes, reflected in accumulated other comprehensive income (loss) in shareholders’ equity. Bond discounts and premiums are amortized using the effective yield method over the remaining term of the securities. For mortgage-backed securities (“MBS”) and ABS, discounts and premiums are adjusted quarterly for the effects of actual and expected prepayments on a retrospective basis. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by utilizing the first-in, first-out method to identify the investments sold and are included as a separate component of revenues.

Held-to-maturity investments consist mainly of debt securities for which MBIA Corp. has the ability and intent to hold such investments to maturity. These investments are reported in the consolidated balance sheets at amortized cost. Discounts and premiums are amortized using the effective yield method over the remaining term of the assets. Investment income is recorded as earned.

Short-term investments include all fixed-maturity securities with a remaining effective term to maturity of less than one year, commercial paper and money market securities.

Other investments include loan receivables due from an affiliate and MBIA Corp.’s investment in equity securities. The loan receivables bear no interest and are accounted for at the principal amount outstanding. Refer to “Note 18: Related Party Transactions” for more information on the loan receivables. MBIA Corp. records its share of the unrealized gains and losses on equity investments, net of applicable deferred income taxes, in accumulated other comprehensive income (loss) in shareholders’ equity when it does not have a controlling financial interest in or exert significant influence over an entity (generally a voting interest of less than 20%).

Fixed-Maturity Securities Held at Fair Value

Fixed-maturity securities at fair value include all fixed-maturity securities held by MBIA Corp. for which changes in fair values are reflected in earnings. These securities are those for which MBIA Corp. has elected the fair value option. Changes in fair value and realized gains and losses from the sale of these securities are reflected in earnings as part of “Net gains (losses) on financial instruments at fair value and foreign exchange.” Refer to “Note 7: Fair Value of Financial Instruments” for additional disclosures related to securities for which MBIA Corp. has elected the fair value option.

MBIA Corp. elected, under the fair value option within accounting guidance for financial assets and liabilities, to record certain financial assets and liabilities at fair value. Specifically, MBIA Inc. has elected to apply the fair value option to all financial assets and liabilities of certain consolidated VIEs on a VIE-by-VIE basis.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Other-Than-Temporary Impairments on Investment Securities

MBIA Corp.’s consolidated statements of operations reflect the full impairment (the difference between a security’s amortized cost basis and fair value) on debt securities that MBIA Corp. intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it is more likely than not such securities will not be required to be sold prior to recovery, only the credit loss component of the impairment is recognized in earnings. For available-for-sale securities, the remaining fair value loss is recognized in accumulated other comprehensive income (loss), net of applicable deferred income taxes.

MBIA Corp.’s available-for-sale and held-to-maturity securities for which the fair value is less than amortized cost are reviewed no less than quarterly in order to determine whether a credit loss exists. This evaluation includes both qualitative and quantitative considerations. In assessing whether a decline in value is related to a credit loss, MBIA Corp. considers several factors, including but not limited to (a) the magnitude and duration of the decline, (b) credit indicators and the reasons for the decline, such as general interest rate or credit spread movements, credit rating downgrades, issuer-specific changes in credit spreads, and the financial condition of the issuer, and (c) any guarantees associated with a security such as those provided by investment-grade financial guarantee insurance companies. Credit loss expectations for ABS and CDOs are assessed using discounted cash flow modeling, and the recoverability of amortized cost for corporate obligations is generally assessed using issuer-specific credit analyses.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and demand deposits with banks with original maturities of less than 90 days.

Secured Loan to Parent

The secured loan to Parent is accounted for as a collateralized loan and is recorded at contract value plus accrued interest.

This transaction was entered into with a wholly owned subsidiary of MBIA Inc., in connection with the Parent’s collateralized municipal investment agreement activity. MBIA Insurance Corporation minimizes the credit risk that the Parent might be unable to fulfill its contractual obligations by monitoring the Parent’s credit exposure and collateral value and requiring additional collateral to be deposited with MBIA Insurance Corporation when deemed necessary.

Deferred Acquisition Costs

Deferred acquisition costs include those expenses that relate primarily to, and vary with, the acquisition of new insurance business. MBIA Corp. periodically conducts a study to determine which operating costs have been incurred to acquire new insurance business and qualify for deferral. For business produced directly by MBIA Corp., such costs include compensation of employees involved in underwriting and deferred issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Deferred acquisition costs also generally include ceding commissions paid by MBIA Corp. in connection with assuming business from other financial guarantors. In February 2009, ceding commission income on premiums ceded to National was related to all U.S. public finance exposure, including assumed FGIC business. Such ceding commission exceeded its carrying value of the deferred acquisition costs related to those businesses initially acquired by MBIA Corp., and accordingly, was reflected as deferred revenue. Deferred acquisition costs, net of ceding commissions received, related to non-derivative insured financial guarantee transactions are deferred and amortized over the period in which the related premiums are earned. Acquisition costs related to insured derivative transactions are expensed as incurred.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Property and Equipment

Property and equipment consists of land, buildings, leasehold improvements, furniture, fixtures and computer equipment and software. All property and equipment is recorded at cost and, except for land, is depreciated over the appropriate useful life of the asset using the straight-line method. Leasehold improvements are amortized over the useful life of the improvement or the remaining term of the lease, whichever is shorter. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and any gain or loss on disposition is recognized as a component of “Other net realized gains (losses).” Maintenance and repairs are charged to current earnings as incurred.

Property, leasehold improvements and equipment are tested for potential impairment whenever events or changes in circumstances suggest that an asset’s or asset group’s carrying value may not be fully recoverable. An impairment loss, calculated as the difference between the estimated fair value and the carrying value of an asset or asset group, is recognized if the sum of the expected undiscounted cash flows relating to the asset or asset group is less than the corresponding carrying value.

The useful lives of each class of assets are as follows:

Buildings and site improvements	2-31 years
Leasehold improvements	2-11 years
Furniture and fixtures	5-10 years
Computer equipment and software	3-10 years

Derivatives

MBIA Corp. has entered into derivative transactions as an additional form of financial guarantee insurance and for purposes of hedging risks associated with existing assets and liabilities. All derivative instruments are recognized at fair value on the balance sheets as either assets or liabilities depending on the rights or obligations under the contract. MBIA Corp. does not designate any derivatives as hedges.

Certain of MBIA Corp.’s financial guarantees that meet the definition of a derivative are subject to a financial guarantee scope exception, as defined by the accounting guidance for derivative instruments and hedging activities. This scope exception provides that these financial guarantee contracts are not subject to accounting guidance for derivative instruments and should be accounted for as financial guarantee contracts only if:

•

they provide for payments to be made solely to reimburse the guaranteed party for failure of the debtor to satisfy its required payment obligations under a non-derivative contract, either at pre-specified payment dates or accelerated payment dates, as a result of the occurrence of an event of default (as defined in the financial obligation covered by the guarantee contract) or notice of acceleration being made to the debtor by the creditor;

•	payment under the financial guarantee contract is made only if the debtor’s obligation to make payments as a result of conditions as described above is past due; and

•

the guaranteed party is, as a precondition in the contract (or in the back-to-back arrangement, if applicable) for receiving payment of any claim under the guarantee, exposed to the risk of nonpayment both at inception of the financial guarantee contract and throughout its term either through direct legal ownership of the guaranteed obligation or through a back-to-back arrangement with another party that is required by the back-to-back arrangement to maintain direct ownership of the guaranteed obligation.

Financial guarantee contracts which have any of the following would not qualify for the financial guarantee scope exception:

•	payments are required based on changes in the creditworthiness of a referenced credit, rather than failure of that debtor to pay when due (i.e., default);

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

•	the “guaranteed party” is not actually exposed to loss (that is, it neither owns the referenced asset nor is itself a guarantor of that asset) throughout the term of the contract; or

•	the compensation to be paid under the contract could exceed the amount of loss actually incurred by the guaranteed party.

Approximately 87% of MBIA Corp.’s financial guarantee contracts qualify for the scope exception defined above and, therefore, are accounted for as financial guarantee insurance contracts. The remaining contracts do not meet the scope exception, primarily because the guaranteed party is not exposed to the risk of nonpayment both at inception of the financial guarantee contract and throughout its term. These contracts are accounted for as derivatives and reported on MBIA Corp.’s consolidated balance sheets as either assets or liabilities, depending on the rights or obligations under the contract, at fair value. MBIA Corp. refers to these contracts as insured CDS contracts. Insured CDS contracts are not designated as hedges and changes in the fair value are reflected in the consolidated statements of operations as unrealized gains (losses) on insured derivatives.

Refer to “Note 10: Derivative Instruments” for a further discussion of MBIA Corp.’s use of derivatives and their impact on MBIA Corp.’s consolidated financial statements and “Note 7: Fair Value of Financial Instruments” for derivative valuation techniques and fair value disclosures.

Fair Value Measurements – Definition and Hierarchy

In determining fair value, MBIA Corp. uses various valuation approaches, including both market and income approaches. The accounting guidance for fair value measurement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available and reliable. Observable inputs are those MBIA Corp. believes that market participants would use in pricing the asset or liability developed based on market data. Unobservable inputs are those that reflect MBIA Corp.’s beliefs about the assumptions market participants would use in pricing the asset or liability developed based on the best information available. The hierarchy is broken down into three levels based on the observability and reliability of inputs as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that MBIA Corp. has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail any degree of judgment. Assets utilizing Level 1 inputs generally include U.S. Treasuries, foreign government bonds, money market securities, and certain corporate obligations that are highly liquid and actively traded.

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 assets include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, securities which are priced using observable inputs and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. Assets and liabilities utilizing Level 2 inputs include U.S. government and agency MBS, most over-the-counter (“OTC”) derivatives, corporate and municipal bonds and certain other MBS or ABS.

•

Level 3—Valuations based on inputs that are unobservable and supported by little or no market activity and that are significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. Assets and liabilities utilizing Level 3 inputs include certain MBS, ABS and CDO securities where observable pricing information was not able to be obtained for a significant portion of the underlying assets, OTC derivatives and certain insured derivatives that require significant management judgment and estimation in the valuation.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

The level of activity in a market contributes to the determination of whether an input is observable. An active market is one in which transactions for an asset or liability occurs with sufficient frequency and volume to provide pricing information on an ongoing basis. In determining whether a market is active or inactive, MBIA Corp. considers the following traits to be indicative of an active market:

•	transactions are frequent and observable;

•	prices in the market are current;

•	price quotes among dealers do not vary significantly over time; and

•	sufficient information relevant to valuation is publicly available.

The availability of observable inputs can vary from product to product and period to period and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by MBIA Corp. in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, MBIA Corp.’s own assumptions are set to reflect those that it believes market participants would use in pricing the asset or liability at the measurement date. MBIA Corp. uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3. MBIA Corp. has also taken into account its own nonperformance risk and that of its counterparties when measuring fair value.

Refer to “Note 7: Fair Value of Financial Instruments” for additional fair value disclosures.

Loss and Loss Adjustment Expenses

MBIA Corp. recognizes claim liabilities (loss reserves) on a contract-by-contract basis when the present value of expected net cash outflows to be paid under the contract discounted using a risk-free rate as of the measurement date exceeds the unearned premium revenue. A claim liability is subsequently remeasured each reporting period for expected increases or decreases due to changes in the likelihood of default and potential recoveries. Subsequent changes to the measurement of the claim liability are recognized as claim expense in the period of change. Measurement and recognition of claim liability is reported gross of any reinsurance. MBIA Corp. estimates the likelihood of possible claims payments and possible recoveries using probability-weighted expected cash flows based on information available as of the measurement date, including market information. Accretion of the discount on a claim liability is included in claim expense.

MBIA Corp. recognizes potential recoveries on paid claims based on probability-weighted net cash inflows present valued at applicable risk free rates as of the measurement date. Such amounts are reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets. To the extent MBIA Corp. had recorded potential recoveries in its claim liability previous to a claim payment; such recoveries are reclassified to “Insurance loss recoverable” upon payment of the related claim and remeasured each reporting period.

MBIA Corp.’s claim liability, insurance loss recoverable, and accruals for loss adjustment expenses (“LAE”) incurred are disclosed in “Note 6: Loss and Loss Adjustment Expense Reserves.”

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Long-term Debt

Long–term debt consists of surplus notes and a loan from National, a wholly-owned subsidiary of MBIA Inc. Long-term debt is carried at the principal amount borrowed, plus accrued interest and net of any unamortized discounts.

Financial Guarantee Insurance Premiums

Unearned Premium Revenue and Receivable for Future Premiums

MBIA Corp. recognizes a liability for unearned premium revenue at the inception of financial guarantee insurance and reinsurance contracts on a contract-by-contract basis. Unearned premium revenue recognized at inception of a contract is measured at the present value of the premium due. For most financial guarantee insurance contracts, MBIA Corp. receives the entire premium due at the inception of the contract, and recognizes unearned premium revenue liability at that time. For certain other financial guarantee contracts, MBIA Corp. receives premiums in installments over the term of the contract. Unearned premium revenue and a receivable for future premiums is recognized at the inception of an installment contract, and measured at the present value of premiums expected to be collected over the contract period or expected period using a risk-free discount rate. The expected period is used in the present value determination of unearned premium revenue and receivable for future premiums for contracts where (a) the insured obligation is contractually prepayable, (b) prepayments are probable, (c) the amount and timing of prepayments are reasonably estimable, and (d) a homogenous pool of assets is the underlying collateral for the insured obligation. MBIA Corp. has determined that substantially all of its installment contracts meet the conditions required to be treated as expected period contracts. The receivable for future premiums is reduced as installment premiums are collected. MBIA Corp. reports the accretion of the discount on installment premiums receivable as premium revenue and discloses the amount recognized in “Note 5: Insurance Premiums.” MBIA Corp. assesses the receivable for future premiums for collectability each reporting period, adjusts the receivable for uncollectible amounts and recognizes any write-off as operating expense and discloses the amount recognized in “Note 5: Insurance Premiums.” As premium revenue is recognized, the unearned premium revenue liability is reduced.

Premium Revenue Recognition

MBIA Corp. recognizes and measures premium revenue over the period of the contract in proportion to the amount of insurance protection provided. Premium revenue is measured by applying a constant rate to the insured principal amount outstanding in a given period to recognize a proportionate share of the premium received or expected to be received on a financial guarantee insurance contract. A constant rate for each respective financial guarantee insurance contract is calculated as the ratio of (a) the present value of premium received or expected to be received over the period of the contract to (b) the sum of all insured principal amounts outstanding during each period over the term of the contract.

An issuer of an insured financial obligation may retire the obligation prior to its scheduled maturity through refinancing or legal defeasance in satisfaction of the obligation according to its indenture, which results in MBIA Corp.’s obligation being extinguished under the financial guarantee contract. MBIA Corp. recognizes any remaining unearned premium revenue on the insured obligation as refunding premiums earned in the period the contract is extinguished to the extent the unearned premium revenue has been collected.

Non-refundable commitment fees are considered insurance premiums and are initially recorded under unearned premium revenue in the consolidated balance sheets when received. Once the related financial guarantee insurance policy is issued, the commitment fees are recognized as premium written and earned using the constant rate method. If the commitment agreement expires before the related financial guarantee is issued, the non-refundable commitment fee is immediately recognized as premium written and earned at that time.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Fee and Reimbursement Revenue Recognition

MBIA Corp. collects insurance-related fees for services performed in connection with certain transactions. In addition, MBIA Corp. may be entitled to reimbursement of third-party insurance expenses that it incurs in connection with certain transactions. Depending upon the type of fee received and whether it is related to an insurance policy, the fee is either earned when it is received or deferred and earned over the life of the related transaction. Work, waiver and consent, termination, administrative and management fees are earned when the related services are completed and the fee is received. Structuring fees are earned on a straight-line basis over the life of the related insurance policy. Amounts received from reinsurers in excess of those which are contractually due to MBIA Corp. upon the termination of reinsurance agreements are recorded as fees and earned when received.

Stock-Based Compensation

MBIA Corp. recognizes in earnings all stock-based payment transactions at the fair value of the stock-based compensation provided. Under the modified prospective transition method selected by MBIA Corp., all equity-based awards granted to employees and existing awards modified on or after January 1, 2003 are accounted for at fair value with compensation expense recorded in net income (loss). Refer to “Note 16: Employee Benefits” for a further discussion regarding the methodology utilized in recognizing employee stock compensation expense.

Foreign Currency Translation

Financial statement assets and liabilities denominated in foreign currencies are translated into U.S. dollars generally using rates of exchange prevailing at the balance sheet date. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses, net of deferred taxes, resulting from translation of the financial statements of a non-U.S. operation, when the functional currency is other than U.S. dollars, are included in accumulated other comprehensive income (loss) in shareholders’ equity. Foreign currency remeasurement gains and losses resulting from transactions in non-functional currencies are recorded in current earnings. Exchange gains and losses resulting from foreign currency transactions are recorded in current earnings.

Income Taxes

MBIA Corp. is included in the consolidated tax return of MBIA Inc. The tax provision for MBIA Corp. for financial reporting purposes is determined on a stand-alone basis. MBIA Corp. files its U.S. Corporation Income Tax Return as a member of the MBIA Inc. consolidated group and participates in a tax sharing agreement between MBIA Corp. and MBIA Inc. under which MBIA Corp. is allocated its share of consolidated tax liability or tax benefit as determined under the tax sharing agreement.

In establishing a liability for an unrecognized tax benefit (“UTB”), assumptions may be made in determining whether a tax position is more likely than not to be sustained upon examination by the taxing authority and also in determining the ultimate amount that is likely to be realized. A tax position is recognized only when, based on management’s judgment regarding the application of income tax laws, it is more likely than not that the tax position will be sustained upon examination. The amount of tax benefit recognized is based on MBIA Corp.’s assessment of the largest amount of benefit that is more likely than not to be realized on ultimate settlement with the taxing authority. This measurement is based on many factors, including whether a tax dispute may be settled through negotiation with the taxing authority or is only subject to review in the courts. As new information becomes available, MBIA Corp. evaluates its tax positions, and adjusts its UTBs, as appropriate. If the tax benefit ultimately realized differs from the amount previously recognized MBIA Corp. recognizes an adjustment of the UTB.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Deferred income taxes are recorded with respect to loss carryforwards and temporary differences between the tax bases of assets and liabilities and the reported amounts in MBIA Corp.’s consolidated financial statements that will result in deductible or taxable amounts in future years when the reported amounts of assets and liabilities are recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, unrealized appreciation or depreciation of investments and derivatives, invested asset impairments and cancellation of indebtedness income. Valuation allowances are established to reduce deferred tax assets to the amount that more likely than not will be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates in the period in which changes are approved by the relevant authority.

Refer to “Note 12: Income Taxes” for additional information about MBIA Corp.’s income taxes.

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Disclosures about the Credit Quality of Financing Receivables and Allowance for Credit Losses (ASU 2010-20)

In July 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-20, “Receivables (Topic 310)—Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” ASU 2010-20 provides amended disclosure requirements related to certain financing receivables and related allowance for credit losses. The disclosure provisions were effective for MBIA Corp. for the year ended December 31, 2010. These amended principles are related only to disclosures, and do not affect MBIA Corp.’s consolidated balance sheets, results of operations or cash flows. MBIA Corp. accounts for its insurance premiums receivable in accordance with Accounting Standards Codification 944, “Financial Guarantee Insurance Contracts.” Refer to “Note 5: Insurance Premiums” for disclosures related to MBIA Corp.’s receivable for insurance premiums.

Scope Exception Related to Embedded Credit Derivatives (ASU 2010-11)

In March 2010, the FASB issued ASU 2010-11, “Derivatives and Hedging (Topic 815)—Scope Exception Related to Embedded Credit Derivatives,” to clarify that embedded credit derivatives created by the subordination of one financial instrument to another qualifies for the scope exception and should not be subject to potential bifurcation and separate accounting. Other embedded credit derivative features are considered embedded derivatives and subject to potential bifurcation, provided that the overall contract is not a derivative in its entirety. MBIA Corp. adopted this standard in the third quarter of 2010. The adoption of this standard did not have a material effect on MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows.

Improving Disclosures about Fair Value Measurements (ASU 2010-06)

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820) —Improving Disclosures about Fair Value Measurements,” to require additional disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The standard also clarifies existing disclosures about the level of disaggregation, valuation techniques and inputs to fair value measurements. MBIA Corp. adopted this standard as of the first quarter of 2010 except for the requirement to provide the Level 3 activity of purchases, sales, issuances and settlements on a gross basis, which was adopted in the first quarter of 2011. As this standard only affects disclosures related to fair value, the adoption of this standard did not affect MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows. Refer to “Note 7: Fair Value of Financial Instruments” for these disclosures.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements (continued)

Consolidation of Variable Interest Entities (ASU 2009-17)

In December 2009, the FASB issued ASU 2009-17, “Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” to require the holder of a variable interest(s) in a VIE to determine whether it holds a controlling financial interest in a VIE. A holder of a variable interest (or combination of variable interests) that has a controlling financial interest in a VIE is considered the primary beneficiary and is required to consolidate the VIE. The accounting guidance deems controlling financial interest as both (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses or the rights to receive benefits of the VIE that could potentially be significant to the VIE. This accounting guidance eliminates the more quantitative approach for determining the primary beneficiary of a VIE. The accounting guidance requires an ongoing reassessment of whether a holder of a variable interest is the primary beneficiary of a VIE. MBIA Corp. adopted this standard in the first quarter of 2010. Refer to “Note 4: Variable Interest Entities” for additional information.

Upon the adoption of the accounting guidance, MBIA Corp. recognized a cumulative transition adjustment of $124 million, net of tax, as a decrease to its beginning retained earnings balance as of January 1, 2010 as a result of consolidated VIEs. The cumulative transition adjustment represents the recognized changes in assets and liabilities resulting from the adoption, including the impact of the fair value option election for certain of the financial assets and liabilities, offset in part by the elimination of intercompany balances with the consolidated VIEs. MBIA Corp. also recognized a cumulative transition adjustment of $3 million, net of tax, as a decrease to its beginning retained earnings balance as of January 1, 2010, related to the deconsolidation of VIEs as a result of the implementation of this accounting guidance. This adjustment was the result of the deconsolidation of the assets and liabilities of previously consolidated VIEs, offset in part by the recognition of financial interests in these deconsolidated VIEs which were previously eliminated in consolidation.

The adjustments to retained earnings were offset by a reduction of accumulated other comprehensive loss, net of deferred taxes of $217 million. This reduction was a result of reclassifying assets of VIEs, which MBIA Corp. had consolidated prior to ASU 2009-17, for which the fair value election was made for the assets of these VIEs, deconsolidation of assets of VIEs that were previously consolidated and the elimination of MBIA Corp.’s investments in newly consolidated VIEs. Prior to January 1, 2010, the assets of these VIEs and MBIA Corp.’s investment in these VIEs were carried as available-for-sale with unrealized gains and losses reflected in accumulated other comprehensive income (loss).

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements (continued)

The following table summarizes the adjustments made to MBIA Corp.’s consolidated assets, liabilities and equity by transition method of consolidation as of January 1, 2010:

	Increase/(Decrease)
In millions	Fair Value Option	Unpaid Principal Balance	Deconsolidated VIEs	Total
Assets:
Total investments	$(444)	$(1,100)	$(172)	$(1,716)
Accrued investment income	(3)	(1)	—	(4)
Premiums receivable	(20)	(75)	—	(95)
Deferred acquisition costs	(7)	—	—	(7)
Insurance loss recoverable	(594)	—	—	(594)
Current income taxes	45	12	2	59
Deferred income taxes, net	(506)	(10)	—	(516)
Assets of consolidated VIEs:
Cash	301	—	—	301
Investments held-to-maturity	—	2,840	—	2,840
Fixed-maturity securities at fair value	5,380	—	—	5,380
Loans receivable at fair value	2,002	—	—	2,002
Loan repurchase commitments	436	—	—	436
Derivative assets	63	—	—	63
Other assets	2	1	—	3

Total assets	6,655	1,667	(170)	8,152
Liabilities:
Unearned premium revenue	(21)	(67)	—	(88)
Loss and loss adjustment expense reserves	(364)	—	—	(364)
Payable for investments purchased	(1)	—	—	(1)
Liabilities of consolidated VIEs:
Variable interest entity notes	6,296	1,740	(252)	7,784
Derivative liabilities	730	—	—	730
Other liabilities	1	—	—	1

Total liabilities	6,641	1,673	(252)	8,062
Equity:
Retained earnings	(118)	(6)	(3)	(127)
Accumulated other comprehensive income (loss)	132	—	85	217

Total equity	$14	$(6)	$82	$90

In connection with the adoption of the amended accounting guidance, MBIA Corp. has elected the fair value option for eligible financial assets and financial liabilities for most, but not all, of the consolidated VIEs. MBIA Corp. elected the fair value option for certain VIEs designed as RMBS securitizations, multi-sector CDOs, and CRE CDOs. Financial assets and financial liabilities of consolidated VIEs designed as life insurance securitizations collateralized by surplus notes issued by life insurance companies that can only be used to settle obligations of the respective VIEs were measured at the unpaid principal balance as of January 1, 2010. The financial assets of such VIEs are classified as held-to-maturity investments on MBIA Corp.’s consolidated balance sheets. MBIA Corp. elected the fair value option for the consolidated VIEs designed as RMBS securitizations, multi-sector CDOs, and CRE CDOs because fair value was considered a more appropriate measurement model for the financial assets and financial liabilities to represent the economic performance and business activity of the respective VIEs. MBIA Corp. did not elect the fair value option for consolidated VIEs designed as life insurance securitizations because a held-to-maturity classification for the financial assets held by the consolidated VIEs was considered a more appropriate measurement model to represent the economic performance and business activity of the respective VIEs.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements (continued)

Transfers of Financial Assets (ASU 2009-16)

In December 2009, the FASB issued ASU 2009-16, “Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets,” to eliminate the concept of a qualified special purpose entity. The accounting guidance also clarifies whether a transferor has surrendered control over transferred financial assets and meets the conditions to derecognize transferred financial assets or a portion of an entire financial asset that meets the definition of a participating interest. The accounting guidance requires enhanced disclosures about transfers of financial assets and a transferor’s continuing involvement with transferred financial assets. MBIA Corp. adopted this standard in the first quarter of 2010. The effects of adoption of this standard are included in the transition adjustment for the adoption of ASU 2009-17.

Recent Accounting Developments

Presentation of Comprehensive Income (ASU 2011-05)

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income.” This amendment eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. The amendment does not change what currently constitutes net income and other comprehensive income. The new guidance is effective for MBIA Corp. beginning January 1, 2012. In December 2011, the FASB issued ASU 2011-12 “Comprehensive Income (Topic 220)—Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” which defers certain aspects of ASU 2011-05 related to the presentation of reclassification adjustments. These standard will only affect MBIA Corp.’s presentation of comprehensive income and will not affect MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows. The new presentation will be included in MBIA Inc.’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2012.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (ASU 2011-04)

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820) —Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This amendment results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between GAAP and International Financial Reporting Standards. The new guidance is effective for MBIA Corp. beginning January 1, 2012. This standard is expected to only affect MBIA Corp.’s disclosures related to fair value; therefore, the adoption of this standard is not expected to affect MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows.

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26)

In October 2010, the FASB issued ASU 2010-26, “Financial Services – Insurance (Topic 944)—Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” This amendment specifies which costs incurred in the acquisition of new and renewal insurance contracts should be capitalized. The new guidance is effective for MBIA Corp. beginning January 1, 2012 with early adoption as of January 1, 2011 permitted. MBIA Corp. did not early adopt the guidance as of January 1, 2011. The adoption of this standard will not have a material effect on MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Variable Interest Entities

MBIA Corp. provides credit protection to issuers of obligations that may involve issuer-sponsored special purpose entities (“SPEs”). An SPE may be considered a VIE to the extent the SPE’s total equity at risk is not sufficient to permit the SPE to finance its activities without additional subordinated financial support or its equity investors lack any one of the following characteristics (i) the power to direct the activities of the SPE that most significantly impact the entity’s economic performance or (ii) the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the entity. A holder of a variable interest or interests in a VIE is required to assess whether it has a controlling financial interest, and thus is required to consolidate the entity as primary beneficiary. An assessment of a controlling financial interest identifies the primary beneficiary as the variable interest holder that has both of the following characteristics (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance, and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE. An ongoing reassessment of controlling financial interest is required to be performed based on any substantive changes in facts and circumstances involving the VIE and its variable interests.

MBIA Corp. evaluates issuer-sponsored special purpose entities initially to determine if an entity is a VIE, and is required to reconsider its initial determination if certain events occur. For all entities determined to be VIEs, MBIA Corp. performs an ongoing reassessment to determine whether its guarantee to provide credit protection on obligations issued by VIEs provides MBIA Corp. with a controlling financial interest. Based on its ongoing reassessment of controlling financial interest, MBIA Corp. determines whether a VIE is required to be consolidated or deconsolidated.

MBIA Corp. makes its determination for consolidation based on a qualitative assessment of the purpose and design of a VIE, the terms and characteristics of variable interests of an entity, and the risks a VIE is designed to create and pass through to holders of variable interests. MBIA Corp. generally provides credit protection on obligations issued by VIEs, and holds certain contractual rights according to the purpose and design of a VIE. MBIA Corp. may have the ability to direct certain activities of a VIE depending on facts and circumstances, including the occurrence of certain contingent events, and these activities may be considered the activities of a VIE that most significantly impact the entity’s economic performance. MBIA Corp. generally considers its guarantee of principal and interest payments of insured obligations, given nonperformance by a VIE, to be an obligation to absorb losses of the entity that could potentially be significant to the VIE. At the time MBIA Corp. determines it has the ability to direct the activities of a VIE that most significantly impact the economic performance of the entity based on facts and circumstances, MBIA Corp. is deemed to have a controlling financial interest in the VIE and is required to consolidate the entity as primary beneficiary. MBIA Corp. performs an ongoing reassessment of controlling financial interest that may result in consolidation or deconsolidation of any VIE.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Variable Interest Entities (continued)

Nonconsolidated VIEs

The following tables present the total assets of nonconsolidated VIEs in which MBIA Corp. holds a variable interest as of December 31, 2011 and December 31, 2010. The following tables present MBIA Corp.’s maximum exposure to loss for nonconsolidated VIEs as well as the value of the assets and liabilities MBIA Corp. has recorded for its interest in these VIEs as of December 31, 2011 and December 31, 2010. MBIA Corp. has aggregated nonconsolidated VIEs based on the underlying credit exposure of the insured obligation. The nature of MBIA Corp.’s variable interests in nonconsolidated VIEs is related to financial guarantees, CDSs and any investments in obligations issued by nonconsolidated VIEs.

	December 31, 2011
In millions	VIE Assets	Maximum Exposure to Loss	Carrying Value of Assets			Carrying Value of Liabilities
			Investments(1)	Premiums Receivable(2)	Insurance Loss Recoverable(3)	Unearned Premium Revenue(4)	Loss and Loss Adjustment Expense Reserves(5)	Derivative Liabilities(6)
Insurance:
Global structured finance:
Collateralized debt obligations	$26,507	$15,466	$42	$67	$—	$58	$3	$113
Mortgage-backed residential	47,669	16,379	25	87	2,773	86	428	5
Mortgage-backed commercial	5,001	2,644	—	2	—	2	—	—
Consumer asset-backed	8,015	4,563	16	26	—	25	23	—
Corporate asset-backed	29,855	15,577	241	192	22	205	—	1

Total global structured finance	117,047	54,629	324	374	2,795	376	454	119
Global public finance	42,106	21,774	—	215	—	270	—	—

Total insurance	$159,153	$76,403	$324	$589	$2,795	$646	$454	$119

(1)—Reported within “Investments” on MBIA Corp.’s consolidated balance sheets.

(2)—Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.

(3)—Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.

(4)—Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.

(5)—Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.

(6)—Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

The following table presents information related to nonconsolidated VIEs as of December 31, 2010:

	December 31, 2010
In millions	VIE Assets	Maximum Exposure to Loss	Carrying Value of Assets			Carrying Value of Liabilities
			Investments(1)	Premiums Receivable(2)	Insurance Loss Recoverable(3)	Unearned Premium Revenue(4)	Loss and Loss Adjustment Expense Reserves(5)	Derivative Liabilities(6)
Insurance:
Global structured finance:
Collateralized debt obligations	$30,628	$18,068	$126	$78	$—	$68	$—	$360
Mortgage-backed residential	56,828	18,494	71	95	2,270	93	598	3
Mortgage-backed commercial	5,547	3,138	—	2	—	2	—	—
Consumer asset-backed	11,709	6,780	19	30	—	29	—	—
Corporate asset-backed	42,380	22,468	246	325	5	340	—	—

Total global structured finance	147,092	68,948	462	530	2,275	532	598	363
Global public finance	42,370	21,201	—	225	—	280	—	—

Total insurance	$189,462	$90,149	$462	$755	$2,275	$812	$598	$363

(1)—Reported within “Investments” on MBIA Corp.’s consolidated balance sheets.

(2)—Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.

(3)—Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.

(4)—Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.

(5)—Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.

(6)—Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Variable Interest Entities (continued)

The maximum exposure to losses as a result of MBIA Corp.’s variable interest in the VIE is represented by insurance in force. Insurance in force is the maximum future payments of principal and interest, net of cessions to reinsurers, which may be required under commitments to make payments on insured obligations issued by nonconsolidated VIEs.

Consolidated VIEs

The carrying amounts of assets and liabilities of consolidated VIEs were $9.5 billion and $8.5 billion, respectively, as of December 31, 2011, and $12.6 billion and $11.6 billion, respectively, as of December 31, 2010. The carrying amounts of assets and liabilities are presented separately in “Assets of consolidated variable interest entities” and “Liabilities of consolidated variable interest entities” on MBIA Corp.’s balance sheet. Additional VIEs are consolidated or deconsolidated based on an ongoing reassessment of controlling financial interest, when events occur or circumstances arise, and whether the ability to exercise rights that constitute power to direct activities of any VIEs are present according to the design and characteristics of these entities. Net realized losses related to the initial consolidation of additional VIEs were $16 million for the year ended December 31, 2011 and $76 million for the year ended December 31, 2010. Net realized gains related to the deconsolidation of VIEs were immaterial for the years ended December 31, 2011 and 2010.

Holders of insured obligations of issuer-sponsored VIEs related to MBIA Corp. do not have recourse to the general assets of MBIA Corp. except to the extent of the insurance provided. In the event of nonpayment of an insured obligation issued by a consolidated VIE, MBIA Corp. is obligated to pay principal and interest, when due, on the respective insured obligation only. MBIA Corp.’s exposure to consolidated VIEs is limited to the credit protection provided on insured obligations and any additional variable interests held by MBIA Corp.

Note 5: Insurance Premiums

MBIA Corp. recognizes and measures premiums related to financial guarantee (non-derivative) insurance and reinsurance contracts in accordance with the accounting principles for financial guarantee insurance contracts.

As of December 31, 2011 and 2010, MBIA Corp. reported premiums receivable of $1.4 billion and $1.6 billion, respectively, primarily related to installment policies for which premiums will be collected over the estimated term of the contracts. Premiums receivable for an installment policy are initially measured at the present value of premiums expected to be collected over the expected period or contract period of the policy using a risk-free discount rate. Premiums receivable for policies that use the expected period of risk due to expected prepayments are adjusted in subsequent measurement periods when prepayment assumptions change using the risk-free discount rate as of the remeasurement date. As of December 31, 2011 and 2010, the weighted average risk-free rate used to discount future installment premiums was 2.8% and 3.1%, respectively, and the weighted average expected collection term of the premiums receivable was 9.13 years and 9.16 years, respectively.

MBIA Corp. evaluates whether any premiums receivable are uncollectible at each balance sheet date. If MBIA Corp. determines that premiums are uncollectible, it records a write-off of such amounts in current earnings. The majority of MBIA Corp.’s premiums receivable consists of the present values of future installment premiums that are not yet billed or due. Given that premiums due to MBIA Corp. typically have priority over most other payment obligations, MBIA Corp. determined that the amount of uncollectible premiums as of December 31, 2011 and 2010 was insignificant.

As of December 31, 2011 and 2010, MBIA Corp. reported reinsurance premiums payable of $352 million and $390 million, respectively which represents the portion of MBIA Corp.’s premiums receivable that is due to reinsurers. The reinsurance premiums payable is accreted and paid to reinsurers as premiums due to MBIA Corp. are accreted and collected.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Insurance Premiums (continued)

The following tables present a roll forward of MBIA Corp.’s premiums receivable for the year ended December 31, 2011 and 2010:

In millions						Premiums Receivable as of December 31, 2011	Reinsurance Premiums Payable as of December 31, 2011
Premiums Receivable as of December 31, 2010	Premium Payments Received	Premiums from New Business Written	Adjustments
			Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other(1)
$ 1,589	$(212)	$—	$(76)	$40	$19	$1,360	$352

(1)—Primarily consists of unrealized gains (losses) due to foreign currency exchange rates.

In millions							Premiums Receivable as of December 31, 2010	Reinsurance Premiums Payable as of December 31, 2010
Premiums Receivable as of December 31, 2009	Accounting Transition Adjustment(1)	Premium Payments Received	Premiums from New Business Written	Adjustments
				Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other(2)
$ 2,021	$(150)	$(253)	$12	$(42)	$48	$(47)	$1,589	$390

(1)—Reflects the adoption on January 1, 2010 of the amended accounting guidance for the consolidation of VIEs.

(2)—Primarily consists of unrealized gains (losses) due to foreign currency exchange rates.

The following table presents the undiscounted future amount of premiums expected to be collected and the period in which those collections are expected to occur:

In millions	Expected Collection of Premiums
Three months ended:
March 31, 2012	$38
June 30, 2012	57
September 30, 2012	34
December 31, 2012	43

Twelve months ended:
December 31, 2013	146
December 31, 2014	129
December 31, 2015	120
December 31, 2016	111

Five years ended:
December 31, 2021	419
December 31, 2026	283
December 31, 2031 and thereafter	351

Total	$1,731

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Insurance Premiums (continued)

The following table presents the expected unearned premium revenue balance and the future expected premiums earned revenue as of and for the periods presented:

In millions	Unearned Premium Revenue	Expected Future Premium Earnings		Accretion	Total Expected Future Premium Earnings
		Upfront	Installments
December 31, 2011	$2,953

Three months ended:
March 31, 2012	2,874	$39	$40	$9	$88
June 30, 2012	2,798	38	38	9	85
September 30, 2012	2,726	37	35	9	81
December 31, 2012	2,656	37	33	8	78

Twelve months ended:
December 31, 2013	2,390	140	126	32	298
December 31, 2014	2,148	130	112	30	272
December 31, 2015	1,925	120	103	28	251
December 31, 2016	1,721	109	95	26	230

Five years ended:
December 31, 2021	945	426	350	100	876
December 31, 2026	468	257	220	61	538
December 31, 2031 and thereafter	—	231	237	62	530

Total		$1,564	$1,389	$374	$3,327

Note 6: Loss and Loss Adjustment Expense Reserves

Loss and Loss Adjustment Expense Process

MBIA Corp.’s insured portfolio management division (“IPM”) monitors MBIA Corp.’s outstanding insured obligations with the objective of minimizing losses. IPM meets this objective by identifying issuers that, because of deterioration in credit quality or changes in the economic, regulatory or political environment, are at a heightened risk of defaulting on debt service of obligations insured by MBIA Corp. In such cases, IPM works with the issuer, trustee, bond counsel, servicer, underwriter and other interested parties in an attempt to alleviate or remedy the problem and avoid defaults on debt service payments. Once an obligation is insured, MBIA Corp. typically requires the issuer, servicer (if applicable) and the trustee to furnish periodic financial and asset-related information, including audited financial statements, to IPM for review. IPM also monitors publicly available information related to insured obligations. Potential problems uncovered through this review, such as poor financial results, low fund balances, covenant or trigger violations and trustee or servicer problems, or other events that could have an adverse impact on the insured obligation, could result in an immediate surveillance review and an evaluation of possible remedial actions. IPM also monitors and evaluates the impact on issuers of general economic conditions, current and proposed legislation and regulations, as well as state and municipal finances and budget developments.

Insured obligations are monitored periodically. The frequency and extent of such monitoring is based on the criteria and categories described below. Insured obligations that are judged to merit more frequent and extensive monitoring or remediation activities due to a deterioration in the underlying credit quality of the insured obligation or the occurrence of adverse events related to the underlying credit of the issuer are assigned to a surveillance category (“Caution List—Low,” “Caution List—Medium,” “Caution List—High” or “Classified List”) depending on the extent of credit deterioration or the nature of the adverse events. IPM monitors insured obligations assigned to a surveillance category more frequently and, if needed, develops a remediation plan to address any credit deterioration.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp. does not establish any case basis reserves for insured obligations that are assigned to “Caution List—Low,” “Caution List—Medium” or “Caution List—High.” In the event MBIA Corp. expects to pay a claim as determined by probability-weighted cash flow analysis with respect to an insured transaction, it places the insured transaction on its “Classified List” and establishes a case basis reserve. The following provides a description of each surveillance category:

“Caution List—Low”—Includes issuers where debt service protection is adequate under current and anticipated circumstances. However, debt service protection and other measures of credit support and stability may have declined since the transaction was underwritten and the issuer is less able to withstand further adverse events. Transactions in this category generally require more frequent monitoring than transactions that do not appear within a surveillance category. IPM subjects issuers in this category to heightened scrutiny.

“Caution List—Medium”—Includes issuers where debt service protection is adequate under current and anticipated circumstances, although adverse trends have developed and are more pronounced than for “Caution List – Low.” Issuers in this category may have breached one or more covenants or triggers. These issuers are more closely monitored by IPM but generally take remedial action on their own.

“Caution List—High”—Includes issuers where more proactive remedial action is needed but where no defaults on debt service payments are expected. Issuers in this category exhibit more significant weaknesses, such as low debt service coverage, reduced or insufficient collateral protection or inadequate liquidity, which could lead to debt service defaults in the future. Issuers in this category may have breached one or more covenants or triggers and have not taken conclusive remedial action. Therefore, IPM adopts a remediation plan and takes more proactive remedial actions.

“Classified List”—Includes all insured obligations where MBIA Corp. has paid a claim or where a claim payment is expected. It also includes insured obligations where a significant LAE payment has been made, or is expected to be made, to mitigate a claim payment. This may include property improvements, bond purchases and commutation payments. Generally, IPM is actively remediating these credits where possible, including restructurings through legal proceedings, usually with the assistance of specialist counsel and advisors.

In establishing case basis loss reserves, MBIA Corp. calculates the present value of probability-weighted estimated loss payments, net of estimated recoveries, using a discount rate equal to the risk-free rate applicable to the currency and the weighted average remaining life of the insurance contract as required by accounting principles for financial guarantee contracts. Yields on U.S. Treasury offerings are used to discount loss reserves denominated in U.S. dollars, which represent the majority of the loss reserves. Similarly, yields on foreign government offerings are used to discount loss reserves denominated in currencies other than the U.S. dollar. If MBIA Corp. were to apply different discount rates, its case basis reserves may have been higher or lower than those established as of December 31, 2011. For example, a higher discount rate applied to expected future payments would have decreased the amount of a case basis reserve established by MBIA Corp. and a lower rate would have increased the amount of a reserve established by MBIA Corp. Similarly, a higher discount rate applied to the potential future recoveries would have decreased the amount of a loss recoverable established by MBIA Corp. and a lower rate would have increased the amount of a loss recoverable established by MBIA Corp.

As of December 31, 2011, the majority of MBIA Corp.’s case basis reserves and insurance loss recoveries recorded in accordance with GAAP were related to insured first and second-lien RMBS transactions. These reserves and recoveries do not include estimates for policies insuring credit derivatives. Policies insuring credit derivative contracts are accounted for as derivatives and carried at fair value under GAAP. The fair values of insured derivative contracts are influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments under MBIA Corp.’s insurance policies. In the absence of credit impairments on insured derivative contracts, or the early termination of such contracts at a loss, the cumulative unrealized losses recorded from fair valuing these contracts should reverse before or at the maturity of the contracts.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

Notwithstanding the difference in accounting under GAAP for financial guarantee policies and MBIA Corp.’s insured derivatives, insured derivatives have similar terms, conditions, risks, and economic profiles to financial guarantee insurance policies, and, therefore, are evaluated by MBIA Corp. for loss (referred to as credit impairment herein) and LAE periodically in the same way that loss and LAE reserves are estimated for financial guarantee insurance policies. Credit impairments represent actual payments and collections plus the present value of estimated expected future claim payments, net of recoveries. MBIA Corp.’s expected future claim payments were discounted using a rate of 5.59%, the same rate it used to calculate its statutory loss reserves as of December 31, 2011. These credit impairments, calculated in accordance with U.S. STAT, differ from the fair values recorded in MBIA Corp.’s consolidated financial statements. MBIA Corp. regards its credit impairment estimates as critical information for investors as they provide information about loss payments MBIA Corp. expects to make on insured derivative contracts. As a result, the following loss and LAE process discussion includes information about loss and LAE activity recorded in accordance with GAAP for financial guarantee insurance policies and credit impairments estimated in accordance with U.S. STAT for insured derivative contracts. Refer to “Note 7: Fair Value of Financial Instruments” included herein for additional information about MBIA Corp.’s insured credit derivative contracts.

RMBS Case Basis Reserves and Recoveries

MBIA Corp.’s RMBS reserves and recoveries relate to financial guarantee insurance policies. MBIA Corp. calculated RMBS case basis reserves as of December 31, 2011 for both first-lien and second-lien RMBS transactions using a process called the “Roll Rate Methodology.” The Roll Rate Methodology is a multi-step process using a database of loan level information, a proprietary internal cash flow model, and a commercially available model to estimate expected ultimate cumulative losses on insured bonds. “Roll Rate” is defined as the probability that current loans become delinquent and that loans in the delinquent pipeline are charged-off or liquidated. Generally, Roll Rates are calculated for the previous three months and averaged. The loss reserve estimates are based on a probability-weighted average of three scenarios of loan losses (base case, stress case, and an additional stress case).

In calculating ultimate cumulative losses for RMBS, MBIA Corp. estimates the amount of loans that are expected to be charged-off (deemed uncollectible by servicers of the transactions) or liquidated in the future. MBIA Corp. assumes that such charged-off loans have zero recovery values.

First-lien RMBS Reserves

MBIA Corp.’s first-lien RMBS case basis reserves as of December 31, 2011, which relate to RMBS backed by alternative A-paper (“Alt-A”) and subprime mortgage loans, were determined using the Roll Rate Methodology. MBIA Corp. assumes that the Roll Rate for loans in foreclosure, Real Estate Owned (“REO”) and bankruptcy are 90%, 90% and 75%, respectively. Roll Rates for current, 30-59 day delinquent loans, 60-89 day delinquent loans and 90+ day delinquent loans are calculated on a transaction-specific basis. Roll Rates for loans that were current as of November 30, 2011 (“Current Roll to Loss”) stay at the November 30, 2011 level for two months before declining to 25% of this level over a 24-month period. Additionally, MBIA Corp. runs scenarios where the 90+ day roll rate to loss is set at 90%. The Roll Rates are applied to the amounts in the respective delinquency buckets based on delinquencies as of November 30, 2011 to estimate future losses from loans that are delinquent as of the current reporting period.

In calculating ultimate cumulative losses for first-lien RMBS, MBIA Corp. estimates the amount of loans that are expected to be liquidated through foreclosure or short sale. The time to liquidation for a defaulted loan is specific to the loan’s delinquency bucket with the latest three-month average loss severities generally used to calculate losses at loan liquidation. The loss severities are reduced over time to account for reductions in the amount of foreclosure inventory, future increases in home prices, and principal amortization of the loan.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

Second-lien RMBS Reserves

MBIA Corp.’s second-lien RMBS case basis reserves as of December 31, 2011 relate to RMBS backed by home equity lines of credit (“HELOCs”) and closed-end second mortgages (“CES”).

The Roll Rates for 30-59 day delinquent loans and 60-89 day delinquent loans are calculated on a transaction-specific basis. MBIA Corp. assumes that the Roll Rate for 90+ day delinquent loans excluding foreclosures, REO and bankruptcies is 95%. The Roll Rates are applied to the amounts in the respective delinquency buckets based on delinquencies as of November 30, 2011 to estimate future losses from loans that are delinquent as of the current reporting period.

Current Roll to Loss is calculated on a transaction-specific basis. A proportion of loans reported current as of November 30, 2011 is assumed to become delinquent every month, at a Current Roll to Loss rate that persists at a high level for a time and subsequently starts to decline. A key assumption in the model is the period of time for which MBIA Corp. projects high levels of Current Roll to Loss to persist. In the base case, MBIA Corp. assumes that the Current Roll to Loss begins to decline immediately and continues to decline over the next six months to 25% of their levels as of November 30, 2011. In the stress case, the period of elevated delinquency and loss is extended by six months. In the additional stress case, MBIA Corp. assumes that the current trends in losses will remain through mid-2013, after which time they will revert to the base case. For example, in the base case, as of November 30, 2011, if the amount of current loans which become 30-59 days delinquent is 10%, and recent performance suggests that 30% of those loans will be charged-off, the Current Roll to Loss for the transaction is 3%. In the base case, it is then assumed that the Current Roll to Loss will reduce linearly to 25% of its original value over the next six months (i.e., 3% will linearly reduce to 0.75% over the six months from December 2011 to May 2012). After that six-month period, MBIA Corp. further reduces the Current Roll to Loss to 0% by early 2014 with the expectation that the performing seasoned loans will eventually result in loan performance reverting to historically low levels of default. In the model, MBIA Corp. assumes that all current loans that become delinquent are charged-off.

In addition, in MBIA Corp.’s loss reserve models for transactions secured by HELOCs, MBIA Corp. considers borrower draw and prepayment rates and factors that could reduce the excess spread generated by current loans which offset losses and reduce claim payments. For HELOCs, the current three-month average draw rate is generally used to project future draws on the lines of credit. For HELOCs and transactions secured by fixed-rate CES, the three-month average conditional prepayment rate is generally used to start the projection for trends in voluntary principal prepayments. Projected cash flows are also based on an assumed constant basis spread between floating rate assets and floating rate insured debt obligations (the difference between Prime and London Interbank Offered Rate (“LIBOR”) interest rates, minus any applicable fees). For all transactions, cash flow models consider allocations and other structural aspects of the transactions, including managed amortization periods, rapid amortization periods and claims against MBIA Corp.’s insurance policy consistent with such policy’s terms and conditions. In developing multiple loss scenarios, stress is applied by elongating the Current Roll to Loss rate for various periods, simulating a slower improvement in the transaction performance. The estimated net claims from the procedure above are then discounted using a risk-free rate to a net present value reflecting MBIA Corp.’s general obligation to pay claims over time and not on an accelerated basis. The above assumptions represent MBIA Corp.’s best estimates of how transactions will perform over time.

MBIA Corp. monitors portfolio performance on a monthly basis against projected performance, reviewing delinquencies, Roll Rates, and prepayment rates (both voluntary and involuntary). However, given the large percentage of mortgage loans that were not underwritten by the sellers/servicers in accordance with applicable underwriting guidelines, performance remains difficult to predict and losses may exceed expectations. In the event of a material deviation in actual performance from projected performance, MBIA Corp. would increase or decrease the case basis reserves accordingly. If actual performance were to remain at the peak levels MBIA Corp. is modeling for six months longer than in the probability-weighted outcome, the addition to the case basis reserves before considering potential recoveries would be approximately $120 million.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

Second-lien RMBS Recoveries

As of December 31, 2011, MBIA Corp. recorded estimated recoveries of $3.1 billion, gross of income taxes, related to second-lien RMBS put-back claims on ineligible loans, consisting of $2.0 billion included in “Insurance loss recoverable” and $1.1 billion included in “Loan repurchase commitments” presented under the heading “Assets of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets. As of December 31, 2011 and 2010, MBIA Corp.’s estimated recoveries after income taxes calculated at the federal statutory rate of 35%, were $2.0 billion and $1.6 billion, respectively, which was negative 556% of the consolidated shareholders’ deficit and 128% of the consolidated total shareholders’ equity of MBIA Corp., respectively. The negative percentage as of December 31, 2011 was a result of shareholders’ deficit of $364 million recorded on MBIA Corp.’s consolidated balance sheets. The percentage change was principally driven by losses on insured derivatives as a result of MBIA Corp.’s nonperformance risk on the derivative liabilities partially offset by an increase in recorded estimated recoveries related to put-back claims of ineligible loans. These estimated recoveries relate to MBIA Corp.’s put-back claims of ineligible loans, which have been disputed by the loan sellers/servicers and are currently subject to litigation initiated by MBIA Corp. to pursue recovery. While MBIA Corp. believes that it will prevail in enforcing its contractual rights, there is uncertainty with respect to the ultimate outcome. Furthermore, there is a risk that sellers/servicers or other responsible parties might not be able to satisfy their put-back obligations.

Beginning in 2008, MBIA Corp. utilized loan level forensic review consultants to re-underwrite/review mortgage loan files underlying certain first and second-lien RMBS transactions insured by MBIA Corp. The consultants graded the individual mortgages that were sampled into an industry standard three level grading scale, defined as (i) Level 1—loans complied with specific underwriting guidelines, (ii) Level 2—loans contained some deviation from underwriting guidelines but also contained sufficient compensating factors and (iii) Level 3—loans contained material deviation from the underwriting guidelines without any compensating factors. MBIA Corp.’s forensic review consultants utilized the same underwriting guidelines that the originators were to have used to qualify borrowers when originally underwriting the loans and determined that more than 80% of the loans reviewed were considered to be ineligible mortgage loans. MBIA Corp. has developed estimates of breach rates primarily based upon loans with credit breaches or credit and compliance breaches because MBIA Corp. believes that loans with these types of breaches are not judgmental and cannot be cured. Breach rates were determined by dividing the number of loans that contained credit and/or credit and compliance breaches by the total number of loans reviewed for a particular transaction.

Recent legal decisions have led MBIA Corp. to conclude that the practice of reviewing individual loans for the purpose of assessing put-back recoveries is no longer necessary. MBIA Corp. determined in the context of the favorable decision on its motion in limine addressing the use of sampling to establish breach-of-contract claims in the Countrywide litigation (MBIA Insurance Corp. v. Countrywide Home Loans, Inc., et al, Index No. 602825/08 (N.Y. Sup. Ct.)) that a sufficient number of loans in each securitization have already been reviewed to demonstrate widespread breaches of the contractual provisions of the agreements with the sponsors. Furthermore, MBIA Corp. has received subsequent opinions which have confirmed that MBIA Corp. is not limited to a loan-by-loan put-back remedy and can seek a pool-wide remedy based on sampling and extrapolation as well as decisions in MBIA Corp.’s favor related to causation and rescissory damages.

The above-referenced developments have led MBIA Corp. to utilize probability-weighted scenarios primarily based on the percentage of incurred losses MBIA Corp. would collect as opposed to recoveries based primarily on loan file reviews. MBIA Corp.’s recovery estimates incorporate five scenarios that include full recovery of its incurred losses and limited/reduced recoveries due to litigation delays and risks and/or potential financial distress of the sellers/servicers. Probabilities were assigned across these scenarios, with most of the probability weight on partial recovery scenarios. However, based on MBIA Corp.’s assessment of the strength of its contract claims, MBIA Corp. believes it is entitled to collect the full amount of its incurred losses on these transactions, which totaled $4.6 billion through December 31, 2011.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp. has not recognized potential recoveries related to sellers/servicers that MBIA Corp. has determined did not have sufficient capital and resources to honor their obligations. MBIA Corp. assesses the financial abilities of the sellers/servicers using external credit ratings and other factors. The impact of such factors on cash flows related to expected recoveries is incorporated into MBIA Corp.’s probability-weighted scenarios. The indicative scenarios and related probabilities assigned to each scenario based on MBIA Corp.’s judgment about their relative likelihoods of being realized are used to develop a distribution of possible outcomes. The sum of the probabilities assigned to all scenarios is 100%. Expected cash inflows from recoveries are discounted using the current risk-free rate associated with the underlying transaction, which ranged from 0.92% to 1.92%, depending upon the transaction’s expected average life.

MBIA Corp.’s potential recoveries are typically based on either salvage rights, the rights conferred to MBIA Corp. through the transactional documents (inclusive of the insurance agreement), or subrogation rights embedded within financial guarantee insurance policies. The second-lien RMBS transactions with respect to which MBIA Corp. has estimated put-back recoveries provide MBIA Corp. with such rights. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce MBIA Corp.’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and MBIA Corp.’s right to recovery is no longer considered an offset to future expected claim payments, these recoveries are reclassified from loss and LAE reserves to insurance loss recoverable. The amount of recoveries recorded by MBIA Corp. is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of the claim liability for a given policy.

To date, sellers/servicers have not substituted new loans for those which MBIA Corp. has put-back, and the amount of loans repurchased has been insignificant. The unsatisfactory resolution of these put-backs led MBIA Corp. to initiate litigation against five of the sellers/servicers to enforce their obligations. MBIA Corp. has alleged several causes of action in its complaints, including breach of contract, fraudulent inducement and indemnification. MBIA Corp.’s aggregate $3.1 billion of estimated potential recoveries does not include damages from causes of action other than breach of contract. Irrespective of amounts recorded in its financial statements, MBIA Corp. is seeking to recover the full amount of its incurred losses and other damages on these transactions. MBIA Corp. has not collected any material amounts of cash related to these recoveries. Additional information on the status of these litigations can be found in the “Recovery Litigation” discussion within “Note 19: Commitments and Contingencies.”

MBIA Corp. has received five decisions with regard to the respective defendants’ motions to dismiss MBIA Corp.’s claims. In each instance, the respective court denied the motion, allowing MBIA Corp. to proceed on, at minimum, its fraud and breach-of-contract claims. In December 2011, MBIA Corp. reached an agreement with one of the five sellers/servicers with whom it had initiated litigation and that litigation has been dismissed.

MBIA Corp.’s assessment of the recovery outlook for insured second-lien RMBS issues is principally based on the following factors:

1.	the strength of MBIA Corp.’s existing contract claims related to ineligible loan substitution/repurchase obligations;

2.	the settlement for $1.1 billion of Assured Guaranty’s put-back related claims with Bank of America in April 2011;

3.	the improvement in the financial strength of the sellers/servicers due to mergers and acquisitions and/or government assistance, which should facilitate their ability to comply with required loan repurchase/substitution obligations. MBIA Corp. is not aware of any provisions that explicitly preclude or limit the successors’ obligations to honor the obligations of the original sponsor. MBIA Corp.’s assessment of any credit risk associated with these sponsors (or their successors) is reflected in MBIA Corp.’s probability-weighted potential recovery scenarios;

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

4.	evidence of loan repurchase/substitution compliance by sellers/servicers for put-back requests made by other harmed parties with respect to ineligible loans; this factor is further enhanced by (i) Bank of America’s disclosure that it has resolved $8.0 billion of repurchase requests in the fourth quarter of 2010; (ii) the Fannie Mae settlements with Ally Bank announced on December 23, 2010 and with Bank of America (which also involved Freddie Mac) announced on December 31, 2010, and (iii) MBIA Corp.’s settlement agreements entered into on July 16, 2010 and December 13, 2011 respectively, between MBIA Corp. and sponsors of certain MBIA Corp.-insured mortgage loan securitizations in which MBIA Corp. received consideration in exchange for a release relating to its representation and warranty claims against the sponsor. These settlements resolved all of MBIA Corp.’s representation and warranty claims against the sponsors on mutually beneficial terms and in aggregate were slightly more than the recoveries previously recorded by MBIA Corp. related to these exposures;

5.	the favorable outcome for MBIA Corp. on defendants’ motions to dismiss in the litigations discussed above, where the respective courts allowed MBIA Corp.’s contract and fraud claims against the defendants to proceed;

6.	the favorable outcome in the Countrywide litigation on MBIA Corp.’s motion to present evidence of liability and damages through the introduction of statistically valid random samples of loans rather than on a loan-by-loan basis;

7.	the favorable outcome in the Countrywide litigation denying Bank of America’s motion to dismiss MBIA Corp.’s claims for successor liability;

8.	the favorable outcome in the Countrywide litigation on MBIA Corp.’s motion regarding causation and MBIA Corp.’s right to rescissory damages;

9.	the unanimous ruling from the New York Supreme Court Appellate Division, First Department, in the Countrywide litigation allowing MBIA Corp. to pursue its fraud claims; and

10.	loan repurchase reserves and/or settlements which have been publicly disclosed by certain sellers/servicers to cover such obligations.

MBIA Corp. continues to consider all relevant facts and circumstances, including the factors described above, in developing its assumptions for expected cash inflows, probability of potential recoveries (including the outcome of litigation) and recovery period. The estimated amount and likelihood of potential recoveries are expected to be revised and supplemented as developments in the pending litigation proceedings occur or new litigation is initiated. While MBIA Corp. believes it will be successful in realizing recoveries from contractual and other claims, the ultimate amounts recovered may be materially different from those recorded by MBIA Corp. given the inherent uncertainty of the manner of resolving the claims (e.g., litigation) and the assumptions used in the required estimation process for accounting purposes which are based, in part, on judgments and other information that are not easily corroborated by historical data or other relevant benchmarks.

All of MBIA Corp.’s policies insuring second-lien RMBS for which litigation has been initiated against sellers/servicers are in the form of financial guarantee insurance contracts. MBIA Corp. has not recorded a gain contingency with respect to pending litigation.

ABS CDOs (Financial Guarantees and Insured Derivatives)

MBIA Corp.’s insured ABS CDOs are transactions that include a variety of collateral ranging from corporate bonds to structured finance assets (which include but are not limited to RMBS related collateral, CDOs of ABS, corporate CDOs and collateralized loan obligations). These transactions were insured as either financial guarantee insurance policies or credit derivatives with the majority insured in the form of credit derivatives. Since the fourth quarter of 2007, MBIA Corp.’s insured par exposure within the ABS CDO portfolio has been substantially reduced through a combination of terminations and commutations. Accordingly, as of December 31, 2011, the insured par exposure of the ABS CDO financial guarantee and insured credit derivative portfolios have declined by approximately 83% of the insured amount as of December 31, 2007.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp.’s ABS CDOs originally benefited from two sources of credit enhancement. First, the subordination in the underlying securities collateralizing the transaction must be fully eroded and second, the subordination below the insured tranche in the CDO transaction must be fully eroded before the insured tranche is subject to a claim. MBIA Corp.’s payment obligations after a default vary by transaction and by insurance type.

The primary factor in estimating reserves on insured ABS CDO policies written as financial guarantees and in estimating impairments on insured ABS CDO credit derivatives is the losses associated with the underlying collateral in the transactions. MBIA Corp.’s approach to establishing reserves or impairments in this portfolio employs a methodology which is similar to other structured finance asset classes insured by MBIA Corp. MBIA Corp. uses multiple probability-weighted scenarios (which range from commutation-based scenarios to a lengthened RMBS liquidation scenario) in order to estimate its reserves or impairments for ABS CDOs.

As of December 31, 2011, MBIA Corp. had loss and LAE reserves totaling $171 million related to ABS CDO financial guarantee insurance policies. For the year ended December 31, 2011, MBIA Corp. incurred $32 million of losses and LAE related to ABS CDO financial guarantee insurance policies after the elimination of $44 million as a result of consolidating VIEs. In addition, as of December 31, 2011, MBIA Corp. estimated insured ABS CDO credit derivative impairments and LAE reserves, net of reinsurance and recoveries, totaling $444 million. For the year ended December 31, 2011, estimated impairments and LAE related to insured ABS CDO credit derivatives were a benefit of $551 million, which was primarily due to commutations of credit derivative exposures at less than previously estimated impairments. In the event of further deteriorating performance of the collateral referenced or held in ABS CDO transactions, the amount of losses estimated by MBIA Corp. could increase.

Credit Impairments Related to Structured CMBS Pools and CRE CDOs Accounted for as Derivatives

Most of the structured CMBS pools and CRE CDOs insured by MBIA Corp. are accounted for as insured credit derivatives and are carried at fair value in MBIA Corp.’s consolidated financial statements. The following discussion provides information about MBIA Corp.’s process for estimating credit impairments on these contracts using its statutory loss reserve methodology, determined as the present value of the probability-weighted potential future losses, net of estimated recoveries, across multiple scenarios as described below, plus actual payments and collections. For the year ended December 31, 2011, additional credit impairments and LAE on structured CMBS pools and CRE CDO portfolios were estimated to be $1.6 billion as a result of additional delinquencies and loan level liquidations, as well as continued refinements to MBIA Corp.’s assessment of various commutation possibilities. The cumulative credit impairments and LAE on structured CMBS pools and CRE CDO portfolios were estimated to be $2.8 billion through December 31, 2011. Although the pace of increases in the delinquency rate has slowed and many loans are being modified, liquidations have taken place. Some loans were liquidated with minimal losses of 1% to 2%, others experienced near complete losses, and in some cases severities exceeded 100%. These liquidations have led to losses in the CMBS market, and in many cases, have resulted in reductions of enhancement to the individual CMBS bonds referenced by the insured structured CMBS pools. In certain insured transactions, these losses have resulted in deductible erosion. Bond level enhancement and pool level deductibles are structural features intended to mitigate losses to MBIA Corp. However, some of the transactions reference similarly rated subordinate tranches of CMBS bonds. When there are broad-based declines in property performance, this leverage can result in rapid deterioration in pool performance.

In the CRE CDO portfolio, transaction specific structures require managers to report reduced enhancement according to certain guidelines which often include downgrades even when the bond is still performing. As a result, as well as due to additional collateral defaults, reported enhancement has been reduced significantly in some CRE CDOs. Moreover, many of the CRE CDO positions are amortizing more quickly than originally expected as most or all interest that would have been allocated to more junior classes within the CDO have been diverted and redirected to pay down the senior-most classes insured by MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp. has developed multiple scenarios to consider the range of potential outcomes in the CRE market and their impact on MBIA Corp. The approaches require substantial judgments about the future performance of the underlying loans, and include the following:

•

The first approach considers the range of commutation agreements achieved in 2010 and 2011, which included 54 structured CMBS pools, CRE CDO and CRE loan pools policies totaling $28.7 billion of gross insured exposure. MBIA Corp. considers the range of commutations achieved over the past several years with multiple counterparties. This approach results in an estimated price to commute the remaining policies with price estimates, based on this experience. It is customized by counterparty and is dependent on the level of dialogue with the counterparty, and the credit quality and payment profile of the underlying exposure.

•

The second approach considers current delinquency rates and uses current and projected net operating income (“NOI”) and capitalization rates (“Cap Rates”) to project losses under three scenarios. In the first scenario, NOI and Cap Rates remain flat with no improvement over the remaining life of the loans (often four to five more years). In the second and third scenarios, loans are stratified by size with larger loans being valued utilizing lower Cap Rates than for smaller loans. These scenarios also assume that Cap Rates and NOIs remain flat for the near term and then begin to improve gradually. Additionally, in these scenarios, any loan with a balance greater than $75 million with a debt service coverage ratio less than 1.0x or that was reported as being in any stage of delinquency, was reviewed individually so that performance and loss severity could be more accurately determined. Specific loan level assumptions for this large loan subset were then incorporated into this scenario, as well as certain smaller loans when there appeared to be a material change in the asset’s financial or delinquency performance over the preceding six months. The second and third scenarios project different levels of additional defaults with respect to loans that are current. This approach relies heavily on year-end financial statements at the property level. In modeling these scenarios, MBIA Corp. has received financial statements for year-end 2010 for 82% of the properties in the pools. MBIA Corp. expects to start receiving financial statements for year-end 2011 in the first and second quarters of 2012.

•

The third approach stratifies loans into debt service coverage buckets and projects defaults by using probabilities implied by a third-party default study for each bucket and relies on year-end financial statements at the property level. The implied defaults are converted into losses using a loss severity assumption. As MBIA Corp. continues to see more current market performance statistics regarding modifications and liquidations in this cycle, it will continue to de-emphasize this more actuarial-based approach and focus more on those scenarios which best reflect current market observations.

•

The fourth approach stratifies loans into buckets based on delinquency status (including a “current” bucket) and utilizes recent Roll Rates actually experienced within each of the commercial mortgage-backed index (“CMBX”) series in order to formulate an assumption to predict future delinquencies. Ultimately, this generates losses over a projected time horizon based on the assumption that loss severities will begin to decline from the high levels seen in 2010 and 2011. MBIA Corp. further examines those loans referenced in the CMBX indices which were categorized as 90+ days delinquent or in the process of foreclosure and determined the monthly ratio of such loans which were cured versus those which were liquidated or still delinquent over the past 32 months. MBIA Corp. then applies the most recent rolling six-month average of this cure ratio to all loans in the 90+ day delinquent bucket or in the foreclosure process (and those projected to roll into late stage delinquency from the current and lesser stage levels of delinquency) and assumes all other loans are liquidated. MBIA Corp. assumes all loans in the REO category liquidate over the next twelve months.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

The loss severities projected by these scenarios vary widely, from moderate to substantial losses. Actual losses will be a function of the proportion of loans in the pools that are foreclosed and liquidated and the loss severities associated with those liquidations. If the deductibles in MBIA Corp.’s insured transactions and underlying referenced CMBS transactions are fully eroded, additional property level losses upon foreclosures and liquidations could result in substantial losses for MBIA Corp. Since foreclosures and liquidations have only begun to take place during this economic cycle, particularly for larger properties, ultimate loss rates remain uncertain. Whether CMBS collateral is included in a structured pool or in a CRE CDO, MBIA Corp. believes the modeling related to the underlying bond should be the same. MBIA Corp. assigns a wide range of probabilities to these scenarios, with lower severity scenarios being weighted more heavily than higher severity scenarios. This reflects the view that liquidations will continue to be mitigated by loan extensions and modifications, and that property values and NOIs have bottomed for many sectors and markets in the U.S. The weightings are also customized to each counterparty. If macroeconomic stress were to increase or the U.S. goes into a recession, higher delinquencies, liquidations and/or higher severities of loss upon liquidation, may result and MBIA Corp. may incur substantial additional losses. Relatively little liquidation have taken place to date, so the range of possible outcomes is wider than those for MBIA Corp.’s exposures to ABS CDOs and second-lien RMBS.

Loss and LAE Activity

Financial Guarantee Insurance Losses (Non-Derivative)

MBIA Corp.’s financial guarantee insurance losses and LAE for the year ended December 31, 2011 are presented in the following table:

Losses and LAE	Year Ended December 31, 2011
In millions	Second-lien RMBS	Other	Total
Losses and LAE related to actual and expected payments	$163	$67	$230
Recoveries of actual and expected payments	(380)	72	(308)

Gross losses incurred	(217)	139	(78)
Reinsurance	0	(6)	(6)

Losses and LAE	$(217)	$133	$(84)

The second-lien RMBS losses and LAE related to actual and expected payments included in the preceding table comprise net increases of previously established reserves. The second-lien RMBS recoveries of actual and expected payments comprise $448 million in recoveries resulting from ineligible mortgage loans included in insured exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages, offset by a $68 million reduction in excess spread. Other losses and LAE were primarily driven by first-lien RMBS mortgage and ABS CDO transactions as a result of continued credit deterioration within those sectors. Additionally, the reversal of loss and LAE reserves related to lower expected future claim payments from an insured tax-backed transaction were offset by the reversal of the corresponding recoveries of such payments.

Current period changes in MBIA Corp.’s estimate of potential recoveries may impact the amount recorded as an insurance loss recoverable asset, the amount of expected recoveries on unpaid losses netted against the gross loss and LAE reserve liability, or both. Total paid losses and LAE, net of reinsurance and collections, for the year ended December 31, 2011 was $584 million, including $507 million related to insured second-lien RMBS transactions. For the year ended December 31, 2011, the increase in insurance loss recoverable related to paid losses totaled $427 million, and primarily related to insured second-lien RMBS transactions.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of December 31, 2011:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	54	28	14	200	296
Number of issues(1)	32	18	11	130	191
Remaining weighted average contract period (in years)	8.2	5.6	6.0	9.6	8.8
Gross insured contractual payments outstanding(2):
Principal	$4,310	$1,213	$561	$10,420	$16,504
Interest	2,653	351	144	5,836	8,984

Total	$6,963	$1,564	$705	$16,256	$25,488

Gross claim liability	$—	$—	$—	$1,812	$1,812
Less:
Gross potential recoveries	—	—	—	3,813	3,813
Discount, net	—	—	—	177	177

Net claim liability (recoverable)	$—	$—	$—	$(2,178)	$(2,178)

Unearned premium revenue	$155	$16	$3	$134	$308

(1)—	An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.
(2)—	Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA Corp.

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of December 31, 2010:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	199	43	12	179	433
Number of issues(1)	40	26	12	110	188
Remaining weighted average contract period (in years)	9.4	6.9	9.1	9.4	9.2
Gross insured contractual payments outstanding(2):
Principal	$5,041	$1,419	$1,446	$11,190	$19,096
Interest	3,439	536	746	6,132	10,853

Total	$8,480	$1,955	$2,192	$17,322	$29,949

Gross claim liability	$—	$—	$—	$2,692	$2,692
Less:
Gross potential recoveries	—	—	—	4,045	4,045
Discount, net	—	—	—	27	27

Net claim liability (recoverable)	$—	$—	$—	$(1,380)	$(1,380)

Unearned premium revenue	$148	$16	$72	$141	$377

(1)—An	“issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.
(2)—Represents	contractual principal and interest payments due by the issuer of the obligations insured by MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

The gross claim liability as of December 31, 2011 and 2010 in the preceding tables represents MBIA Corp.’s estimate of undiscounted probability-weighted future claim payments, which principally relate to insured first and second-lien RMBS transactions and U.S. public finance transactions. The gross potential recoveries represent MBIA Corp.’s estimate of undiscounted probability-weighted recoveries of actual claim payments and recoveries of estimated future claim payments and principally relate to insured second-lien RMBS transactions. Both amounts reflect the elimination of claim liabilities and potential recoveries related to VIEs consolidated by MBIA Corp.

The following table presents the components of MBIA Corp.’s loss and LAE reserves and insurance loss recoverable for insured obligations within MBIA Corp.’s Classified List as reported on MBIA Corp.’s consolidated balance sheets as of December 31, 2011 and 2010. The loss reserves (claim liability) and insurance claim loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries reported in the preceding tables.

	As of December 31,
In millions	2011	2010
Loss reserves (claim liability)	$781	$1,059
LAE reserves	55	70

Loss and LAE reserves	$836	$1,129

Insurance claim loss recoverable	$(3,032)	$(2,531)
LAE insurance loss recoverable	(14)	—

Insurance loss recoverable	$(3,046)	$(2,531)

Reinsurance recoverable on unpaid losses	$174	$224
Reinsurance recoverable on LAE reserves	3	6
Reinsurance recoverable on paid losses	1	0

Reinsurance recoverable on paid and unpaid losses	$178	$230

As of December 31, 2011, loss and LAE reserves include $1.4 billion of reserves for expected future payments offset by expected recoveries of such future payments of $562 million. As of December 31, 2010, loss and LAE reserves included $2.0 billion of reserves for expected future payments offset by expected recoveries of such future payments of $896 million. As of December 31, 2011 and 2010, the insurance loss recoverable primarily related to estimated recoveries of payments made by MBIA Corp. resulting from ineligible mortgage loans in certain insured second-lien residential mortgage loan securitizations that are subject to a contractual obligation by the sellers/servicers to repurchase or replace the ineligible mortgage loans and expected future recoveries on second-lien RMBS transactions resulting from expected excess spread generated by performing loans in such transactions. MBIA Corp. expects to collect the majority of its potential recoveries related to ineligible mortgage loans by the second quarter of 2013.

The following table presents MBIA Corp.’s second-lien RMBS exposure, gross undiscounted claim liability and potential recoveries, before the elimination of amounts related to consolidated VIEs, as of December 31, 2011. All loan files reviewed with potential recoveries are included within the “Classified List.”

Second-lien RMBS Exposure		Outstanding		Gross Undiscounted
$ in billions	Issues	Gross Principal	Gross Interest	Claim Liability	Potential Recoveries
Insured issues designated as “Classified List”	34	$7.5	$2.8	$0.6	$4.6
Loan files reviewed with potential recoveries	26	$7.1	$2.7	$0.6	$4.5

MBIA Corp. has performed loan file reviews on 29 of the 34 issues and recorded potential recoveries on 26 of those 29 issues, primarily related to four issuers (Countrywide, RFC, GMAC and Credit Suisse). The gross potential recoveries include estimated recoveries based on MBIA Corp.’s incurred loss to date. In addition, MBIA Corp. has received consideration on two transactions which have been excluded from the loan files reviewed with potential recoveries in the preceding table.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

The following tables present changes in MBIA Corp.’s loss and LAE reserves for the years ended December 31, 2011 and 2010. Changes in the loss and LAE reserves attributable to the accretion of the claim liability discount, changes in discount rates, changes in the timing and amounts of estimated payments and recoveries, changes in assumptions and changes in LAE reserves are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated statements of operations. As of December 31, 2011 and 2010, the weighted average risk-free rate used to discount MBIA Corp.’s loss reserves (claim liability) was 1.53% and 2.73%, respectively. LAE reserves are expected to be settled within a one year period and are not discounted.

In millions	Changes in Loss and LAE Reserves for the Year Ended December 31, 2011								Gross Loss and LAE Reserves as of December 31, 2011
Gross Loss and LAE Reserves as of December 31, 2010	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves
$1,129	$(523)	$14	$(20)	$38	$—	$193	$20	$(15)	$836

The decrease in MBIA Corp.’s gross loss and LAE reserves reflected in the preceding table was primarily due to a decrease in reserves related to loss payments. Offsetting these decreases were changes in assumptions due to additional defaults and charge-offs of ineligible mortgage loans on insured second-lien RMBS issues outstanding as of December 31, 2010 and changes in the timing of payments.

In millions	Changes in Loss and LAE Reserves for the Year Ended December 31, 2010									Gross Loss and LAE Reserves as of December 31, 2010
Gross Loss and LAE Reserves as of December 31, 2009	Accounting Transition Adjustment(1)	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves
$1,580	$(364)	$(1,046)	$8	$28	$39	$(3)	$914	$(28)	$1	$1,129

(1)—Reflects	the adoption of the accounting principles for the consolidation of VIEs.

The decrease in gross loss and LAE reserves reflected in the preceding table was primarily due to a decrease in reserves related to payment activity and an accounting transition adjustment related to the adoption of the amended accounting principles for the consolidation of VIEs. Partially offsetting the decrease were changes in assumptions due to additional defaults and charge-offs of ineligible mortgage loans in insured second-lien RMBS issues outstanding as of December 31, 2009.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

The following table presents changes in MBIA Corp.’s insurance loss recoverable and changes in recoveries on unpaid losses reported within MBIA Corp.’s claim liability for the year ended December 31, 2011. Changes in insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections, changes in assumptions and changes in LAE recoveries are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated statements of operations.

In millions	Gross Reserve as of December 31, 2010	Changes in Insurance Loss Recoverable and Recoveries on Unpaid Losses for the Year Ended December 31, 2011							Gross Reserve as of December 31, 2011
		Collections for Cases with Recoveries	Accretion of Recoveries	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amount of Collections	Changes in Assumptions	Change in LAE Recoveries
Insurance Loss Recoverable	$2,531	$(101)	$57	$49	$—	$(227)	$723	$14	$3,046
Recoveries on Unpaid Losses	896	—	16	68	—	—	(416)	(2)	562

Total	$3,427	$(101)	$73	$117	$—	$(227)	$307	$12	$3,608

MBIA Corp.’s insurance loss recoverable increased during 2011 primarily due to changes in assumptions associated with estimates of potential recoveries on issues outstanding as of December 31, 2010, and relate to ineligible mortgage loans included in insured second-lien residential mortgage securitization exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages, partially offset by changes in the amount of collections. Recoveries on unpaid losses decreased primarily due to changes in assumptions as a result of reduced expectations of future claim payments on U.S. public finance transactions, which resulted in a corresponding reduction in future expected recoveries. In addition, a reduction of excess spread related to first and second-lien RMBS transactions reported in recoveries on unpaid losses was offset by an increase in excess spread on paid losses reported in insurance loss recoverable.

The following table presents changes in MBIA Corp.’s insurance loss recoverable and changes in recoveries on unpaid losses reported within MBIA Corp.’s claim liability for the year ended December 31, 2010. Changes in insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections, changes in assumptions and changes in LAE recoveries are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated statements of operations.

In millions	Gross Reserve as of December 31, 2009	Changes in Insurance Loss Recoverable and Recoveries on Unpaid Losses for the Year Ended December 31, 2010								Gross Reserve as of December 31, 2010
		Accounting Transition Adjustment(1)	Collections for Cases with Recoveries	Accretion of Recoveries	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amount of Collections	Changes in Assumptions	Change in LAE Recoveries
Insurance Loss Recoverable	$2,455	$(594)	$(81)	$36	$(10)	$33	$(56)	$780	$(32)	$2,531
Recoveries on Unpaid Losses	831	(215)	—	15	(1)	—	(8)	259	15	896

Total	$3,286	$(809)	$(81)	$51	$(11)	$33	$(64)	$1,039	$(17)	$3,427

(1)—Reflects	the adoption of the accounting principles for the consolidation of variable interest entities.

MBIA Corp.’s insurance loss recoverable increased during 2010 primarily due to changes in assumptions associated with estimates of potential recoveries on issues outstanding as of December 31, 2009 resulting from ineligible mortgages included in insured second-lien residential mortgage securitization exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages, offset by a decrease due to the adoption of the amended accounting principles for the consolidation of VIEs and collection activity. Recoveries on unpaid losses increased primarily due to changes in assumptions offset by a decrease due to the adoption of the amended accounting principles for the consolidation of VIEs.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

The following table presents MBIA Corp.’s total estimated recoveries from ineligible mortgage loans included in certain insured second-lien mortgage loan securitizations as of December 31, 2011. The total estimated recoveries from ineligible loans of $3.1 billion include $2.0 billion recorded as “Insurance loss recoverable” and $1.1 billion recorded as “Loan repurchase commitments” presented under the heading “Assets of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets.

In millions

Total Estimated Recoveries from Ineligible Loans as of December 31, 2010	Accretion of Future Collections	Changes in Discount Rates	Recoveries (Collections)	Changes in Amount of Collections	Changes in Assumptions	Total Estimated Recoveries from Ineligible Loans as of December 31, 2011
$ 2,517	$65	$35	$(86)	$29	$559	$3,119

The following table presents MBIA Corp.’s total estimated recoveries from ineligible mortgage loans included in certain insured second-lien mortgage loan securitizations as of December 31, 2010. The total estimated recoveries from ineligible loans of $2.5 billion as of December 31, 2010 include $1.7 billion recorded as “Insurance loss recoverable” and $835 million recorded as “Loan repurchase commitments” presented under the heading “Assets of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets.

In millions	Accretion of Future Collections	Changes in Discount Rates	Recoveries (Collections)	Changes in Assumptions	Total Estimated Recoveries from Ineligible Loans as of December 31, 2010
Total Estimated Recoveries from Ineligible Loans as of December 31, 2009
$ 1,575	$51	$21	$(67)	$937	$2,517

MBIA Corp.’s total estimated recoveries from ineligible loans in the preceding tables increased primarily as a result of the probability-weighted scenarios as described within the preceding “Second-lien RMBS Recoveries” section.

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, MBIA Corp. seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of an MBIA-insured obligation may, with the consent of MBIA Corp., restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with MBIA Corp. insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to MBIA Corp.’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is primarily recorded as part of MBIA Corp.’s provision for its loss reserves and included in “Losses and loss adjustment” expense on MBIA Corp.’s consolidated statements of operations. The following table presents the expenses (gross and net of reinsurance) related to remedial actions for insured obligations:

	Years ended December 31,
In millions	2011	2010	2009
Loss adjustment expense incurred, gross	$120	$91	$270
Loss adjustment expense incurred, net	$116	$65	$173

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments

Financial Instruments

The following table presents the carrying value and fair value of financial instruments reported on MBIA Corp.’s consolidated balance sheets as of December 31, 2011 and December 31, 2010:

	As of December 31,
	2011		2010
In millions	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:
Fixed-maturity securities (including short-term investments) held as available-for-sale and investments carried at fair value	$1,328	$1,328	$2,179	$2,179
Other investments	36	36	11	11
Cash and cash equivalents	136	136	229	229
Secured loan to Parent	300	168	975	591
Receivable for investments sold	16	16	2	2
Derivative assets	8	8	10	10
Assets of consolidated VIEs:
Cash	160	160	764	764
Investments held-to-maturity	2,840	2,469	2,840	2,636
Fixed maturity securities at fair value	2,884	2,884	5,113	5,113
Loans receivable	2,046	2,046	2,183	2,183
Loan repurchase commitments	1,077	1,077	835	835
Derivative assets	450	450	829	829
Liabilities:
Long-term debt	2,083	1,663	953	512
Derivative liabilities	4,808	4,808	4,501	4,501
Liabilities of consolidated VIEs:
Variable interest entity notes	7,627	7,256	9,511	9,340
Derivative liabilities	825	825	2,104	2,104
Financial Guarantees:
Gross	744	1,451	2,068	2,225
Ceded	1,877	1,849	2,219	2,509

Valuation Techniques

Valuation techniques for financial instruments measured at fair value and included in the preceding table are described below. MBIA Corp.’s assets and liabilities recorded at fair value have been categorized according to the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale, and Investments Carried at Fair Value

U.S. Treasury and government agency—U.S. Treasury securities are valued based on quoted market prices in active markets. Fair value of U.S. Treasuries is based on live trading feeds. U.S. Treasury securities are categorized in Level 1 of the fair value hierarchy. Government agency securities include debentures and other agency mortgage pass-through certificates as well as to-be-announced (“TBA”) securities. TBA securities are liquid and have quoted market prices based on live data feeds. Fair value of mortgage pass-through certificates is obtained via a simulation model, which considers different rate scenarios and historical activity to calculate a spread to the comparable TBA security. Government agency securities generally use market-based and observable inputs. As such, these securities are classified as Level 2 of the fair value hierarchy.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

Foreign governments—Foreign government obligations are generally valued based on quoted market prices in active markets and are categorized in Level 1 of the fair value hierarchy. When quoted market prices are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, cross-currency basis index spreads, and country credit spreads for structures similar to the financial instrument in terms of issuer, maturity and seniority. These financial instruments are generally categorized in Level 2 of the fair value hierarchy. Bonds that contain significant inputs that are not observable are categorized as Level 3.

Corporate obligations—Corporate obligations are valued using recently executed transaction prices or quoted market prices where observable. When observable price quotations are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, CDS spreads for similar instruments, and diversity scores. Corporate obligations are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable. Corporate obligations are classified as Level 1 of the fair value hierarchy when quoted market prices in an active market for identical financial instruments are available.

Mortgage-backed securities and asset-backed securities —MBS and ABS are valued using recently executed transaction prices. When position-specific quoted prices are not available, MBS and ABS are valued based on quoted prices for similar securities. If quoted prices are not available, MBS and ABS are valued using a valuation model based on observable inputs including interest rate yield curves, spreads, prepayments and volatilities, and categorized in Level 2 of the fair value hierarchy. MBS and ABS are categorized in Level 3 of the fair value hierarchy when significant inputs are unobservable.

State and municipal bonds—State and municipal bonds are valued using recently executed transaction prices, quoted prices or valuation models based on observable inputs including interest rate yield curves, bond or CDS spreads and volatility. State and municipal bonds are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable.

Investments Held-To-Maturity

The fair values of investments held-to-maturity are determined using recently executed transaction prices or quoted prices when available. When position-specific quoted prices are not available, fair values of investments held-to-maturity are based on quoted prices of similar securities. When quoted prices for similar investments are not available, fair values are based on valuation models using observable inputs including interest rate yield curves and bond spreads of similar securities.

Other Investments

Other investments include MBIA Corp.’s interest in equity securities and loans receivable from an affiliated company. Fair value of other investments is determined by using quoted prices, or valuation models that use market-based and observable inputs. Other investments are categorized in Level 1 or Level 2 of the fair value hierarchy.

Cash and Cash Equivalents, Receivable for Investments Sold and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold and payable for investments purchased approximates fair values due to the short maturities of these instruments.

Secured Loan to Parent

The fair value of the secured loan to Parent is determined based on the underlying securities pledged as collateral. The underlying securities are generally corporate bonds. The fair value of these corporate bonds is obtained using recently executed transactions or market price quotations where observable. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name CDS spreads and diversity scores as key inputs.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

Loans Receivable at Fair Value

Loans receivable at fair value comprise loans held by consolidated VIEs consisting of residential mortgage loans, commercial mortgage loans and other whole business loans. Fair values of residential mortgage loans are determined using quoted prices for MBS with similar characteristics and adjusted for the fair values of the financial guarantee obligations provided by MBIA Corp. on the related MBS. Fair values of commercial mortgage loans and other whole business loans are valued based on quoted prices of similar collateralized MBS. Loans receivable at fair value are categorized in Level 3 of the fair value hierarchy.

Loan Repurchase Commitments

Loan repurchase commitments are obligations owed by the sellers/servicers of mortgage loans to either MBIA Corp. as reimbursement of paid claims or to the RMBS trusts as defined in the transaction documents. Loan repurchase commitments are consolidated under the amended accounting principles for the consolidation of VIEs. This asset represents the rights of MBIA Corp. against the sellers/servicers for representations and warranties that the securitized residential mortgage loans sold to the trust comply with stated underwriting guidelines and for the sellers/servicers to cure, replace, or repurchase mortgage loans that fail to comply. Fair value measurements of loan repurchase commitments represent the amounts owed by the sellers/servicers to either MBIA Corp. as reimbursement of paid claims or to the RMBS trusts as defined in the transaction documents. Loan repurchase commitments are not securities and no quoted prices or comparable market transaction information are observable or available. Loan repurchase commitments at fair value are categorized in Level 3 of the fair value hierarchy. Fair values of loan repurchase commitments are determined using discounted cash flow techniques based on observable inputs including:

•	estimates of future cash flows for the asset;

•	expectations about possible variations in the amount and/or timing of the cash flows representing the uncertainty inherent in the cash flows;

•	time value of money, represented by the rate on risk-free monetary assets;

•	the price for bearing the uncertainty inherent in the cash flows (risk premium); and

•	other case-specific factors that would be considered by market participants.

Refer to the discussion of “Second-lien RMBS Recoveries” within “Note 6: Loss and Loss Adjustment Expense Reserves” for a further description of how these estimates of future cash flows for the assets are determined, as well as the additional risk margins and discounts applied.

Variable Interest Entity Notes

The fair values of VIE notes are determined based on recently executed transaction prices or quoted prices where observable. When position-specific quoted prices are not observable, fair values are based on quoted prices of similar securities. Fair values based on quoted prices of similar securities may be adjusted for factors unique to the securities, including any credit enhancement. When observable quoted prices are not available, fair value is determined based on discounted cash flow techniques of the underlying collateral using observable inputs including interest rate yield curves and bond spreads of similar securities. VIE notes are categorized in Level 2 or Level 3 of the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Long-term Debt

Long-term debt consists of surplus notes and a secured loan from an affiliated company. The fair value of the surplus notes is estimated based on quoted market prices for the same or similar securities. The fair value of the secured loan is determined as the net present value of expected cash flows from the loan. The discount rate is the yield to maturity of a comparable corporate bond index.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

Insured Credit Derivatives

Derivative contracts of MBIA Corp. primarily consist of insured credit derivatives which cannot be legally traded and generally do not have observable market prices. MBIA Corp. determines the fair values of insured credit derivatives using valuation models. These models include the Binomial Expansion Technique (“BET”) model and an internally developed model referred to as the “Direct Price Model.” For a limited number of other insured credit derivatives, fair values are determined using a dual-default model. The valuation of insured derivatives includes the impact of MBIA Corp.’s own credit standing. All of these derivatives are categorized as Level 3 of the fair value hierarchy as their fair value is derived using significant unobservable inputs.

Description of MBIA Corp.’s Insured Credit Derivatives

As of December 31, 2011, MBIA Corp. had $72.7 billion of gross par outstanding on insured credit derivatives. The majority of MBIA Corp.’s insured derivatives are “credit derivatives” that reference structured pools of cash securities and CDS. MBIA Corp. generally insured the most senior liabilities of such transactions, and at transaction closing MBIA Corp.’s exposure generally had more subordination than needed to achieve triple-A ratings from credit rating agencies (referred to as “Super Triple-A” exposure). The collateral underlying MBIA Corp.’s insured derivatives consists of cash securities and CDS referencing primarily corporate, asset-backed, residential mortgage- backed, commercial mortgage-backed, CRE loans, and CDO securities. As of December 31, 2011, the gross par outstanding of MBIA Corp.’s insured credit derivatives totaled $67.1 billion. The remaining $5.6 billion of gross par outstanding on insured derivatives as of December 31, 2011 primarily related to insured “interest rate” and “inflation-linked” swaps for which MBIA Corp. has insured counterparty credit risk.

Most of MBIA Corp.’s insured CDS contracts require that MBIA Corp. make payments for losses of the principal outstanding under the contracts when losses on the underlying referenced collateral exceed a predetermined deductible. MBIA Corp.’s gross par outstanding and maximum payment obligation under these contracts as of December 31, 2011 was $50.2 billion. The underlying referenced collateral for contracts executed in this manner largely consists of investment grade corporate debt and structured CMBS pools and, to a lesser extent, corporate and multi-sector CDOs. MBIA Corp.’s multi-sector CDOs are classified into CDOs of high-grade U.S. ABS, including one CDO-squared transaction, and CDOs of mezzanine U.S. ABS. As of December 31, 2011, gross par outstanding on MBIA Corp.-insured CDOs of high-grade U.S. ABS totaled $3.8 billion. The majority of the collateral contained within MBIA Corp.’s ABS multi-sector CDOs comprised of RMBS. As of December 31, 2011, MBIA Corp. also had $16.9 billion of gross par outstanding on insured CDS contracts that require MBIA Corp. to make timely interest and ultimate principal payments.

Considerations Regarding an Observable Market for MBIA Corp.’s Insured Derivatives

MBIA Corp.’s insured derivatives are not transferable and quoted prices or market transactions are generally not available for identical or similar contracts. While market prices are generally available for traded securities and market standard CDS contracts, MBIA Corp.’s insured derivatives are unique which make comparisons to market standard CDS contracts unreliable. Market standard CDS contracts are instruments that reference securities such as corporate bonds, in which quoted prices are observable for the underlying reference obligation. Market standard CDS contracts also include provisions requiring collateral posting, and cash settlement upon default of the underlying reference obligation.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

MBIA Corp.’s insured CDS contracts are designed to replicate MBIA Corp.’s financial guarantee insurance policies, and do not contain typical CDS market standard features for collateral posting or cash settlement upon default of the underlying reference obligation. MBIA Corp.’s insured CDS contracts provide credit protection on collateralized securities or reference portfolios of securities, and benefit from credit enhancement, including a stated deductible or subordination. MBIA Corp. is not required to post collateral in any circumstance. MBIA Corp.’s payments under an insured derivative contract are due after an aggregate amount of losses are incurred on the underlying reference obligations in excess of the deductible or subordination amounts. Once such losses exceed the deductible or subordination amounts, MBIA Corp. is generally obligated to pay the losses, net of recoveries, on any subsequent defaults on the reference obligations. Certain insured CDS contracts also provide for further deferrals of payment at the option of MBIA Corp. In the event of MBIA Corp.’s failure to pay an amount due under the insured CDS or the insolvency of MBIA Corp., the counterparty may terminate the insured CDS and make a claim for the amount due, which would be based on the fair value of the insured CDS at such time. An additional difference between MBIA Corp.’s insured derivatives and typical market standard CDS contracts is that MBIA Corp.’s contract, like its financial guarantee contracts, generally cannot be accelerated by the counterparty in the ordinary course of business but only upon the occurrence of certain events including the failure to pay an amount due under the CDS or the insolvency of the financial guarantee insurer of the CDS, MBIA Insurance Corporation or MBIA UK. Similar to MBIA Corp.’s financial guarantee insurance contracts, all insured CDS policies are unconditional and irrevocable obligations and are not transferable unless the transferees are also licensed to write financial guarantee insurance policies. Since insured CDS contracts are accounted for as derivatives under relevant accounting guidance for derivative instruments and hedging activities, MBIA Corp. did not defer the charges associated with underwriting the CDS policies and they were expensed at origination.

Occasionally, insured CDS contracts are terminated by agreement between MBIA Corp. and the counterparty. When these contracts are terminated, any settlement amounts paid are evaluated and considered as a data point in pricing other similar insured derivative contracts whenever possible.

Valuation Models Used

Approximately 76% of the balance sheet fair value of insured credit derivatives as of December 31, 2011 was valued using the BET Model. Approximately 24% of the balance sheet fair value of insured credit derivatives as of December 31, 2011 was valued using the internally developed Direct Price Model. An immaterial amount of insured credit derivatives was valued using other methods, including a dual default model.

A. Description of the BET Model

1. Valuation Model Overview

The BET model was originally developed by Moody’s to estimate the loss distribution on a diverse pool of assets. MBIA Corp. has modified this technique in an effort to incorporate more market information and provide more flexibility in handling pools of non-homogeneous assets. The modifications are (a) MBIA Corp. uses market credit spreads to determine default probability instead of using historical loss experience, and (b) for collateral pools where the spread distribution is characterized by extremes, MBIA Corp. models each segment of the pool individually instead of using an overall pool average.

The BET model estimates what a bond insurer would charge to guarantee a transaction at the measurement date, based on the market-implied default risk of the underlying collateral and the remaining structural protection in a deductible or subordination. This approach assumes that bond insurers would be willing to accept these contracts from MBIA Corp. at a price equal to what MBIA Corp. could issue them for in the current market. While the premium charged by financial guarantors is not a direct input into MBIA Corp.’s model, the model estimates such premium and this premium increases as the probability of loss increases, driven by various factors including rising credit spreads, negative credit migration, lower recovery rates, lower diversity score and erosion of deductible or subordination.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

Inputs to the process of determining fair value for structured transactions using the BET model includes estimates of collateral loss, allocation of loss to separate tranches of the capital structure and calculation of the change in value.

•	Estimates of aggregated collateral losses are calculated by reference to the following (described in further detail under “BET Model Inputs” below):

•

credit spreads of the underlying collateral based on actual spreads or spreads on similar collateral with similar ratings, or in some cases is benchmarked; for collateral pools where the spread distribution is characterized by extremes, each segment of the pool is modeled separately instead of using an overall pool average;

•	diversity score of the collateral pool as an indication of correlation of collateral defaults; and

•	recovery rate for all defaulted collateral.

•	Allocation of losses to separate tranches of the capital structure according to priority of payments in a transaction.

•

The unrealized gain or loss on a transaction inception to date is the difference between the original price of the risk (the original market-implied expected loss) and the current price of the risk based on the assumed market-implied expected losses derived from the model.

Additional structural assumptions of the BET model are:

•	Default probabilities are determined by three factors: credit spread, recovery rate after default and the time period under risk.

•	Frequencies of defaults are modeled evenly over time.

•	Collateral assets are generally considered on an average basis rather than being modeled on an individual basis.

•

Collateral asset correlation is modeled using a diversity score, which is calculated based on industry or sector concentrations. Recovery rates are based on historical averages and updated based on market evidence.

2. Model Strengths and Weaknesses

The primary strengths of the BET model are:

•

The model takes account of transaction structure and key drivers of fair value. Transaction structure includes par insured, weighted average life, level of deductible or subordination (if any) and composition of collateral.

•

The model is a consistent approach to marking positions that minimizes the level of subjectivity. MBIA Corp. has also developed a hierarchy for usage of various market-based spread inputs that reduces the level of subjectivity, especially during periods of high illiquidity.

•

The model uses market-based inputs including credit spreads for underlying reference collateral, recovery rates specific to the type and credit rating of referenced collateral, diversity score of the entire collateral pool, MBIA Corp.’s CDS and derivative recovery rate level.

The primary weaknesses of the BET Model:

•	As of December 31, 2011, some of the model inputs were either unobservable or derived from illiquid markets which might adversely impact the model’s reliability.

•

The BET Model requires an input for collateral spreads. However, some securities are quoted only in price terms. For securities that trade substantially below par, the calculation of spreads from price to spread can be subjective.

•	Results may be affected by using average spreads and a single diversity factor, rather than using specific spreads for each piece of underlying collateral and collateral-specific correlations.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

3. BET Model Inputs

a. Credit spreads

The average spread of collateral is a key input as MBIA Corp. assumes credit spreads reflect the market’s assessment of default probability for each piece of collateral. Spreads are obtained from market data sources published by third parties (e.g., dealer spread tables for assets most closely resembling collateral within MBIA Corp.’s transactions) as well as collateral-specific spreads on the underlying reference obligations provided by trustees or market sources. Also, when these sources are not available, MBIA Corp. benchmarks spreads for collateral against market spreads or prices. This data is reviewed on an ongoing basis for reasonableness and applicability to MBIA Corp.’s derivative portfolio. MBIA Corp. also calculates spreads based on quoted prices and on internal assumptions about expected life when pricing information is available and spread information is not.

The actual calculation of pool average spread varies depending on whether MBIA Corp. is able to use collateral-specific credit spreads or generic spreads as an input.

•

If collateral-specific spreads are available, the spread for each individual piece of collateral is identified and a weighted average is calculated by weighting each spread by the corresponding par exposure.

•

If collateral-specific credit spreads are not available, MBIA Corp. uses generic spread tables based on asset class and average rating of the collateral pool. Average credit rating for the collateral is calculated from the weighted average rating factor (“WARF”) for the collateral portfolio and then mapped to an appropriate spread. WARF is based on a 10,000 point scale designed by Moody’s where lower numbers indicate better credit quality. Ratings are not spaced equally on this scale because the marginal difference in default probability at higher rating quality is much less than at lower rating levels. MBIA Corp. obtains WARF from the most recent trustee’s report or MBIA Corp. calculates it based on the collateral credit ratings. For a WARF calculation, MBIA Corp. identifies the credit ratings of all collateral (using, in order of preference as available, Moody’s, S&P or Fitch ratings), then converts those credit ratings into a rating factor on the WARF scale, averages those factors (weighted by par) to create a portfolio WARF, and then maps the portfolio WARF back into an average credit rating for the pool. MBIA Corp. then applies this pool rating to a market spread table or index appropriate for the collateral type to determine the generic spread for the pool, which becomes the market-implied default input into the BET model.

•	If there is a high dispersion of ratings within a collateral pool, the collateral is segmented into different rating groups and each group is used in calculating the overall average.

•

When spreads are not available on either a collateral-specific basis or ratings-based generic basis, MBIA Corp. uses its hierarchy of spread sources (discussed below) to identify the most appropriate spread for that asset class to be used in the model.

MBIA Corp. uses the spread hierarchy listed below in determining which source of spread information to use, with the rule being to use CDS spreads where available and cash security spreads as the next alternative. Cash security spreads reflect trading activity in funded fixed-income instruments while CDS spreads reflect trading levels for non-funded derivative instruments. While both markets are driven in part by an assessment of the credit quality of the referenced security, there are factors which create significant differences. These factors include CDS spreads driven by speculative activity as the CDS market facilitates both long and short positions without ownership of the underlying security, allowing for significant leverage.

Spread Hierarchy:

•	Collateral-specific credit spreads when observable.

•	Sector-specific spread tables by asset class and rating.

•	Corporate spreads, including Bloomberg and Risk Metrics spread tables based on rating.

•	Benchmark from most relevant market source when corporate spreads are not directly relevant.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

If current market-based spreads are not available, then MBIA Corp. applies either sector-specific spreads from spread tables provided by dealers or corporate spread tables. The sector-specific spread applied depends on the nature of the underlying collateral. Transactions with corporate collateral use the corporate spread table. Transactions with asset-backed collateral use one or more of the dealer asset-backed tables. If there are no observable market spreads for the specific collateral, and sector-specific and corporate spread tables are not appropriate to estimate the spread for a specific type of collateral, MBIA Corp. uses the fourth alternative in its hierarchy. This includes using tranched corporate collateral, where MBIA Corp. applies corporate spreads as an input with an adjustment for its tranched exposure.

As of December 31, 2011, sector-specific spreads were used in 7% of the transactions valued using the BET model. Corporate spreads were used in 51% of the transactions and spreads benchmarked from the most relevant spread source were used for 42% of the transactions. When determining the percentages above, there were some transactions where MBIA Corp. incorporated multiple levels within the hierarchy, including using actual collateral-specific credit spreads in combination with a calculated spread based on an assumed relationship. In those cases, MBIA Corp. classified the transaction as being benchmarked from the most relevant spread source even though the majority of the average spread was from actual collateral-specific spreads. The spread source can also be identified by whether or not it is based on collateral WARF. No collateral-specific spreads are based on WARF, sector-specific spreads and corporate spreads are based on WARF and some benchmarked spreads are based on WARF. WARF-sourced and/or ratings-sourced credit spreads were used for 80% of the transactions.

Over time the data inputs change as new sources become available, existing sources are discontinued or are no longer considered to be reliable, or the most appropriate. It is always MBIA Corp.’s objective to move to higher levels on the spread hierarchy table defined above. However, MBIA Corp. may on occasion move to lower priority inputs due to the discontinuation of data sources or due to MBIA Corp. considering higher priority inputs no longer representative of market spreads.

b. Diversity Scores

Diversity scores are a means of estimating the diversification in a portfolio. The diversity score estimates the number of uncorrelated assets that are assumed to have the same loss distribution as the actual portfolio of correlated assets. A lower diversity score represents higher assumed correlation, increasing the chances of a large number of defaults, and thereby increasing the risk of loss in the senior tranche. A lower diversity score will generally have a negative impact on the valuation for MBIA Corp.’s senior tranche. The calculation methodology for a diversity score includes the extent to which a portfolio is diversified by industry or asset class, which is either calculated internally or reported by the trustee on a regular basis. Diversity scores are calculated at transaction origination, and adjusted as the collateral pool changes over time. MBIA Corp.’s internal modeling of the diversity score is based on Moody’s methodology.

c. Recovery Rate

The recovery rate represents the percentage of par expected to be recovered after an asset defaults, indicating the severity of a potential loss. MBIA Corp. generally uses rating agency recovery assumptions which may be adjusted to account for differences between the characteristics and performance of the collateral used by the rating agencies and the actual collateral in MBIA Corp.-insured transactions. MBIA Corp. may also adjust rating agency assumptions based on the performance of the collateral manager and on empirical market data.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

d. Input Adjustments for Insured CMBS Derivatives in the Current Market

Approximately $22.9 billion gross par of MBIA Corp.’s insured derivative transactions as of December 31, 2011 includes substantial amounts of CMBS and commercial mortgage collateral. Since the CMBX is now quoted in price terms and the BET model requires a spread input, it is necessary to convert CMBX prices to spreads. Through the third quarter of 2010, MBIA Corp. assumed that a portion of the CMBX price reflected market illiquidity. MBIA Corp. assumed this illiquidity component was the difference between par and the price of the highest priced CMBX triple-A series. MBIA Corp. assumed that the price of each CMBX index had two components: an illiquidity component and a loss component. The market implied losses were assumed to be the difference of par less the liquidity adjusted price. These loss estimates were converted to spreads using an internal estimate of duration. Beginning in the fourth quarter of 2010, MBIA Corp. determined that it would not be appropriate to continue to use a CMBS illiquidity component in the models due to the increased liquidity in the marketplace.

e. Nonperformance Risk

MBIA Corp.’s valuation methodology for insured credit derivative liabilities incorporates MBIA Corp.’s own nonperformance risk. MBIA Corp. calculates the fair value by discounting the market value loss estimated through the BET model at discount rates which include MBIA Corp.’s CDS spreads as of December 31, 2011. The CDS spreads assigned to each deal are based on the weighted average life of the deal. MBIA Corp. limits the nonperformance impact so that the derivative liability could not be lower than MBIA Corp.’s recovery derivative price multiplied by the unadjusted derivative liability.

B. Description of Direct Price Model

1. Valuation Model Overview

The Direct Price Model was developed internally to address weaknesses in MBIA Corp.’s BET model specific to valuing insured multi-sector CDOs, as previously discussed. There are three significant model inputs used in determining fair value using the Direct Price Model. Significant inputs include market prices obtained or estimated for all collateral within a transaction, the present value of the market-implied potential losses calculated for the transaction, and the impact of nonperformance risk.

2. Model Strengths and Weaknesses

The primary strengths of the Direct Price Model are:

•

The model takes account of transaction structure and key drivers of market value. The transaction structure includes par insured, legal final maturity, level of deductible or subordination (if any) and composition of collateral.

•

The model is a consistent approach to marking positions that minimizes the level of subjectivity. Model structure, inputs and operation are well documented by MBIA Corp.’s internal controls, creating a strong controls process in execution of the model.

•

The model uses market inputs for each transaction with the most relevant being market prices for collateral, MBIA Corp.’s CDS and derivative recovery rate level and interest rates. Most of the market inputs are observable.

The primary weaknesses of the Direct Price Model are:

•	There is no market in which to test and verify the fair values generated by MBIA Corp.’s model.

•

The model does not take into account potential future volatility of collateral prices. When the market value of collateral is substantially lower than insured par and there is no or little subordination left in a transaction, which is the case for most of the transactions marked with this model, MBIA Corp. believes this assumption still allows a reasonable estimate of fair value.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

3. Model Inputs

•	Collateral prices

Fair value of collateral is based on quoted prices when available. When quoted prices are not available, a matrix pricing grid is used based on security type and rating to determine the fair value of collateral, which applies an average based on securities with the same rating and security type categories.

•	Interest rates

The present value of the market-implied potential losses was calculated assuming that MBIA Corp. deferred all principal losses to the legal final maturity. This was done through a cash flow model that calculates potential interest payments in each period and the potential principal loss at the legal final maturity date. These cash flows were discounted using the LIBOR flat swap curve.

•	Nonperformance risk

The methodology for calculating MBIA Corp.’s nonperformance risk is the same as used for the BET model. Due to the current level of MBIA Corp. CDS spread rates and the long tenure of these transactions, the derivative recovery rate was used to estimate nonperformance risk for all transactions marked by this model.

Overall Model Results

As of December 31, 2011 and 2010, MBIA Corp.’s net insured derivative liability was $4.8 billion and $4.5 billion, respectively, and was primarily related to the fair values of insured credit derivatives based on the results of the aforementioned pricing models. In the current environment the most significant driver of changes in fair value is nonperformance risk. In aggregate, the nonperformance calculation resulted in a pre-tax net insured derivative liability that was $5.7 billion and $12.1 billion lower than the net liability that would have been estimated if MBIA Corp. excluded nonperformance risk in its valuation as of December 31, 2011 and 2010, respectively. Nonperformance risk is a fair value concept and does not contradict MBIA Corp.’s internal view, based on fundamental credit analysis of MBIA Corp.’s economic condition, that MBIA Corp. will be able to pay all claims when due.

MBIA Corp. reviews the model results on a quarterly basis to assess the appropriateness of the assumptions and results in light of current market activity and conditions. This review is performed by internal staff with relevant expertise. If live market spreads are observable for similar transactions, those spreads are an integral part of the analysis. For example, new insured transactions that resemble existing (previously insured) transactions are considered, as well as negotiated settlements of existing transactions. MBIA Corp. negotiated settlements of insured CDS transactions in 2011 and 2010. In assessing the reasonableness of the fair value estimate for insured CDS, MBIA Corp. considered the executed prices for those transactions as well as a review of internal consistency with its methodology.

Financial Guarantees

Gross Financial Guarantees—The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) the amount of losses expected on financial guarantee policies where loss reserves have been established, net of expected recoveries, (iii) the cost of capital reserves required to support the financial guarantee liability, (iv) operating expenses, and (v) discount rates. MBIA Corp.’s CDS spread and recovery rate are used as its discount rate. MBIA Corp.’s discount rates are adjusted to reflect its nonperformance risk.

The carrying value of MBIA Corp.’s gross financial guarantees consists of unearned premium revenue and loss and LAE reserves net of insurance loss recoverable as reported on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

Ceded Financial Guarantees—The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of ceded financial guarantees consists of prepaid reinsurance premiums and reinsurance recoverable on paid and unpaid losses as reported on MBIA Corp.’s consolidated balance sheets.

Fair Value Measurements

The following fair value hierarchy tables present information about MBIA Corp.’s assets (including short-term investments) and liabilities measured at fair value on a recurring basis as of December 31, 2011 and December 31, 2010:

In millions	Fair Value Measurements at Reporting Date Using			Balance as of December 31, 2011
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$485	$—	$—	$485
Foreign governments	277	62	11	350
Corporate obligations	—	324	4	328
Mortgage-backed securities:
Residential mortgage-backed agency	—	6	—	6
Residential mortgage-backed non-agency	—	41	7	48
Commercial mortgage-backed	—	1	—	1
Asset-backed securities:
Collateralized debt obligations	—	2	—	2
Other asset-backed	—	17	42	59
State and municipal bonds	—	21	—	21

Total taxable bonds	762	474	64	1,300
Tax-exempt bonds:
State and municipal bonds	—	1	—	1

Total tax exempt bonds	—	1	—	1
Other fixed-maturity investments:
Total fixed-maturity investments	762	475	64	1,301
Other investments:
Money market securities	28	—	—	28
Other	7	—	—	7

Total	797	475	64	1,336
Derivative assets:
Credit derivatives	—	8	—	8

Total derivative assets	—	8	—	8

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

In millions	Fair Value Measurements at Reporting Date Using			Balance as of December 31, 2011
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets of consolidated VIEs:
Corporate obligations	—	170	67	237
Mortgage-backed securities:
Residential mortgage-backed agency	—	3	—	3
Residential mortgage-backed non-agency	—	1,344	21	1,365
Commercial mortgage-backed	—	559	22	581
Asset-backed securities:
Collateralized debt obligations	—	286	149	435
Other asset backed	—	196	67	263

Total fixed maturity securities held at fair value:	—	2,558	326	2,884
Loans receivable	—	—	2,046	2,046
Loan repurchase commitments	—	—	1,077	1,077
Derivative assets:
Credit derivatives	—	—	447	447
Interest rate derivatives	—	3	—	3

Total derivative assets	—	3	447	450

Total assets	$797	$3,044	$3,960	$7,801

Liabilities:
Derivative liabilities:
Credit derivatives	$—	$18	$4,790	$4,808

Total derivative liabilities	—	18	4,790	4,808
Liabilities of consolidated VIEs:
Variable interest entity notes	—	1,865	2,922	4,787
Derivative liabilities:
Credit derivatives	—	—	527	527
Interest rate derivatives	—	281	—	281
Currency rate derivatives	—	—	17	17

Total derivative liabilities	—	281	544	825

Total liabilities	$—	$2,164	$8,256	$10,420

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

In millions	Fair Value Measurements at Reporting Date Using			Balance as of December 31, 2010
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$425	$25	$—	$450
Foreign governments	409	48	11	468
Corporate obligations	—	732	4	736
Mortgage-backed securities:
Residential mortgage-backed agency	—	84	—	84
Residential mortgage-backed non-agency	—	97	5	102
Commercial mortgage-backed	—	105	3	108
Asset-backed securities:
Collateralized debt obligations	—	2	13	15
Other asset-backed	—	21	70	91
State and municipal bonds	—	17	14	31

Total taxable bonds	834	1,131	120	2,085
Tax-exempt bonds:
State and municipal bonds	—	44	1	45

Total fixed maturity investments	834	1,175	121	2,130
Money market securities	49	—	—	49
Other investments	8	2	—	10

Total investments	891	1,177	121	2,189
Derivative assets:
Credit derivatives	—	10	—	10

Total derivative assets	—	10	—	10

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

In millions	Fair Value Measurements at Reporting Date Using			Balance as of December 31, 2010
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observale Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets of consolidated VIEs:
U.S. Treasury and government agency	4	—	—	4
Corporate obligations	7	360	80	447
Mortgage-backed securities:
Residential mortgage-backed agency	—	37	—	37
Residential mortgage-backed non-agency	—	2,600	22	2,622
Commercial mortgage-backed	—	904	23	927
Asset-backed securities:
Collateralized debt obligations	—	548	189	737
Other asset backed	—	254	81	335
State and municipal taxable and tax-exempt bonds	—	4	—	4

Total fixed maturity securities held at fair value:	11	4,707	395	5,113
Loans receivable	—	—	2,183	2,183
Loan repurchase commitments	—	—	835	835
Derivative assets:
Credit derivatives	—	—	817	817
Interest rate derivatives	—	12	—	12

Total derivative assets	—	12	817	829

Total assets	$902	$5,906	$4,351	$11,159

Liabilities:
Derivative liabilities:
Credit derivatives	$—	$25	$4,476	$4,501

Total derivative liabilities	—	25	4,476	4,501
Liabilities of consolidated VIEs:
Variable interest entity notes	—	2,006	4,698	6,704
Derivative liabilities:
Credit derivatives	—	—	1,455	1,455
Interest rate derivatives	—	635	—	635
Currency rate derivatives	—	—	14	14

Total derivative liabilities	—	635	1,469	2,104

Total liabilities	$—	$2,666	$10,643	$13,309

Level 3 assets at fair value as of December 31, 2011 and 2010 represented approximately 51% and 39%, of total assets measured at fair value, respectively. Level 3 liabilities as of December 31, 2011 and 2010, represented approximately 79% and 80% of total liabilities measured at fair value, respectively.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the years ended December 31, 2011 and 2010:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2011

In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purch- ases	Issua- nces	Settle- ments	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of December 31, 2011
Assets:
Foreign governments	$11	$—	$—	$—	$(2)	$13	$—	$(10)	$(1)	$7	$(7)	$11	$—
Corporate obligations	4	(3)	—	1	5	2	—	(89)	(37)	178	(57)	4	—
Residential mortgage-backed non-agency	5	—	—	—	2	5	—	(1)	(4)	1	(1)	7	—
Commercial mortgage-backed	3	—	—	(1)	—	—	—	—	(1)	—	(1)	—	—
Collateralized debt obligations	13	1	—	(1)	2	—	—	(10)	(5)	1	(1)	—	—
Other asset-backed	70	—	—	(38)	—	—	—	13	(2)	5	(6)	42	—
State and municipal taxable bonds	14	1	—	—	—	—	—	(15)	—	—	—	—	—
State and municipal tax-exempt bonds	1	—	—	—	—	—	—	—	(1)	—	—	—	—
Assets of consolidated VIEs:												—
Corporate obligations	80	—	(17)	—	—	—	—	(6)	—	17	(7)	67	(2)
Residential mortgage-backed non-agency	22	—	(3)	—	—	—	—	(5)	(6)	13	—	21	—
Commercial mortgage-backed	23	—	9	—	—	—	—	(2)	(13)	7	(2)	22	3
Collateralized debt obligations	189	—	(25)	—	—	—	—	(6)	(39)	41	(11)	149	5
Other asset-backed	81	—	(10)	—	—	—	—	(2)	(19)	19	(2)	67	(4)
Loans receivable	2,183	—	132	—	—	24	—	(291)	(2)	—	—	2,046	132
Loan repurchase commitments	835	—	230	—	—	—	12	—	—	—	—	1,077	230

Total assets	$3,534	$(1)	$316	$(39)	$7	$44	$12	$(424)	$(130)	$289	$(95)	$3,513	$364

In millions	Balance, Beginning of Year	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purch- ases	Issua- nces	Settle- ments	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities Still Held as of December 31, 2011
Liabilities:
Credit derivative, net	$4,476	$2,477	$314	$—	$—	$(8)	$—	$(2,477)	$—	$8	$—	$4,790	$2,702
Interest derivative, net	—	—	—	—	—	—	—	—	—	—	—	—	—
Currency derivative, net	—	—	—	—	—	—	—	—	—	—	—	—	—
Liabilities of consolidated VIEs:
VIE notes	4,698	—	105	—	—	—	—	(554)	(1,327)	—	—	2,922	105
Credit derivative, net	638	—	(153)	—	—	—	—	—	(405)	—	—	80	(80)
Currency derivative, net	14	—	3	—	—	—	—	—	—	—	—	17	3

Total liabilities	$9,826	$2,477	$269	$—	$—	$(8)	$—	$(3,031)	$(1,732)	$8	$—	$7,809	$2,730

(1)—Transferred in and out at the end of the period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2010

In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of December 31, 2010
Assets:
Foreign governments	$12	$—	$—	$—	$1	$5	$—	$(7)	$11	$—
Corporate obligations	70	(1)	—	7	(2)	10	—	(80)	4	—
Residential mortgage-backed non-agency	—	—	—	—	—	5	—	—	5	—
Commercial mortgage-backed	—	—	—	—	—	2	2	(1)	3	—
Collateralized debt obligations	14	—	—	1	—	(1)	—	(1)	13	—
Other asset-backed	34	—	—	(63)	—	93	12	(6)	70	—
State and municipal taxable bonds	—	—	—	—	—	14	—	—	14	—
State and municipal tax-exempt bonds	50	—	—	2	—	(51)	—	—	1	—
Assets of consolidated VIEs:
Corporate obligations	—	—	6	—	—	81	3	(10)	80	(19)
Residential mortgage-backed non-agency	151	—	(2)	—	—	(118)	2	(11)	22	4
Commercial mortgage-backed	3	—	19	—	—	23	2	(24)	23	(1)
Collateralized debt obligations	42	—	(71)	—	—	216	9	(7)	189	8
Other asset-backed	193	—	97	—	—	(150)	—	(59)	81	3
Loans receivable	—	—	36	—	21	2,126	—	—	2,183	36
Loan repurchase commitments	—	—	120	—	—	715	—	—	835	120

Total assets	$569	$(1)	$205	$(53)	$20	$2,970	$30	$(206)	$3,534	$151

In millions	Balance, Beginning of Year	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities Still Held as of December 31, 2010
Liabilities:
Credit derivative, net	$3,773	$282	$703	$—	$—	$(282)	$—	$—	$4,476	$1,431
Liabilities of consolidated VIEs:
VIE notes	—	—	547	—	39	4,112	—	—	4,698	547
Credit derivative, net	—	—	(47)	—	—	685	—	—	638	(47)
Currency derivative, net	—	—	—	—	—	14	—	—	14	—

Total liabilities	$3,773	$282	$1,203	$—	$39	$4,529	$—	$—	$9,826	$1,931

(1)—Transferred	in and out at the end of the period.

Transfers into and out of Level 3 were $297 million and $95 million, respectively, for the year ended December 31, 2011. Transfers into and out of Level 2 were $95 million and $297 million, respectively, for the year ended December 31, 2011. Transfers into Level 3 were principally for corporate obligations and collateralized debt obligations where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for corporate obligations, collateralized debt obligations and foreign governments. These Level 2 inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1. For the year ended December 31, 2011, net unrealized gains related to transfers into Level 3 were $3 million and net unrealized losses related to transfers out of Level 3 were $1 million.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

Transfers into and out of Level 3 were $30 million and $206 million, respectively, for the year ended December 31, 2010. Transfers into and out of Level 2 were $206 million and $30 million, respectively, for the year ended December 31, 2010. Transfers into Level 3 were principally for other asset-backed securities and collateralized debt obligations where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for corporate obligations and other asset backed securities. These Level 2 inputs included spreads, prepayment speeds, default speeds, defaulted severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1. For the year ended December 31, 2010, the net unrealized loss related to the transfers into Level 3 was not significant and the net unrealized loss related to the transfers out of Level 3 was $3 million.

All Level 1, 2 and 3 designations are made at the end of each accounting period.

Gains and losses (realized and unrealized) included in earnings pertaining to Level 3 assets and liabilities for the twelve months ended December 31, 2011, 2010 and 2009 are reported on the consolidated statements of operations as follows:

In millions	December 31, 2011
	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Consolidated VIEs
				Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$(314)	$(2,477)	$(1)	$—	$361

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of December 31, 2011	$(2,702)	$—	$—	$—	$336

In millions	December 31, 2010
	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Consolidated VIEs
				Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$(703)	$(282)	$(1)	$—	$(295)

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of December 31, 2010	$(1,431)	$—	$—	$—	$(349)

In millions	December 31, 2009
	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Consolidated VIEs
				Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$1,360	$283	$—	$—	$—

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of December 31, 2010	$1,140	$—	$—	$—	$—

Fair Value Option

MBIA Corp. elected to record at fair value certain financial instruments of the VIEs that have been consolidated in connection with the adoption of the accounting guidance for consolidation of VIEs, among others.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

The following table presents the net gains and losses included in MBIA Corp.’s consolidated statements of operations for the years ended December 31, 2011 and 2010, for all financial instruments for which the fair value option was elected:

	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
In millions	2011	2010
Fixed-maturity securities held at fair value	$(339)	$374
Loans receivable at fair value:
Residential mortgage loans	(143)	295
Other loans	(19)	(26)
Loan repurchase commitments	242	336
Other assets	—	26
Long-term debt	562	(599)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding as of December 31, 2011 and 2010, for loans and long-term debt for which the fair value option was elected.

	As of December 31, 2011			As of December 31, 2010
In millions	Contractual Outstanding Principal	Fair Value	Difference	Contractual Outstanding Principal	Fair Value	Difference
Loans receivable at fair value:
Residential mortgage loans	$2,769	$1,895	$874	$3,334	$2,014	$1,320
Residential mortgage loans (90 days or more past due)	259	—	259	243	—	243
Other loans	129	43	86	412	124	288
Other loans (90 days or more past due)	324	108	216	149	45	104

Total loans receivable at fair value	$3,481	$2,046	$1,435	$4,138	$2,183	$1,955
Long-term debt	$13,684	$4,787	$8,897	$17,619	$6,714	$10,905

Substantially all gains and losses included in earnings during the years ended December 31, 2011 and 2010 on loans receivable and long-term debt reported in the preceding table are attributable to credit risk. This is primarily due to the high rate of defaults on loans and the collateral supporting the long-term debt, resulting in depressed pricing of the financial instruments.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Investments

MBIA Corp.’s fixed-maturity portfolio consists of high-quality (average rating Aaa) taxable and tax-exempt investments of diversified maturities. Other investments primarily comprised equity investments and a loan receivable due from an affiliate. The following tables present the amortized cost, fair value of available-for-sale fixed-maturity and other investments included in the consolidated investment portfolio of MBIA Corp. as of December 31, 2011 and December 31, 2010:

In millions	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments(1)
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$484	$1	$—	$485	$—
Foreign governments	327	23	—	350	—
Corporate obligations	325	4	(1)	328	—
Mortgage-backed securities:
Residential mortgage-backed agency	6	—	—	6	—
Residential mortgage-backed non-agency	41	8	(1)	48	—
Commercial mortgage-backed	2	—	(1)	1	—
Asset-backed securities:
Collateralized debt obligations	2	—	—	2	—
Other asset-backed	97	—	(38)	59	(37)
State and municipal	19	2	—	21	—

Total taxable bonds	1,303	38	(41)	1,300	(37)
Tax-exempt bonds:
State and municipal	1	—	—	1	—

Total tax-exempt bonds	1	—	—	1	—

Total fixed-maturity investments	1,304	38	(41)	1,301	(37)
Other investments:
Other investments	6	1	—	7	—
Money market securities	28	—	—	28	—

Total other investments	34	1	—	35	—

Total available-for-sale investments	$1,338	$39	$(41)	$1,336	$(37)

(1)—Represents the amount of other-than-temporary losses recognized in accumulated other comprehensive income (loss).

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Investments (continued)

	December 31, 2010
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$452	$1	$(3)	$450
Foreign governments	450	18	—	468
Corporate obligations	737	3	(4)	736
Mortgage-backed securities:
Residential mortgage-backed agency	84	—	—	84
Residential mortgage-backed non-agency	74	30	(2)	102
Commercial mortgage-backed	84	24	—	108
Asset-backed securities:
Collateralized debt obligations	13	1	—	14
Other asset-backed	153	1	(63)	91
State and municipal	31	—	—	31

Total taxable bonds	2,078	78	(72)	2,084
Tax-exempt bonds:
State and municipal	43	2	—	45

Total tax-exempt bonds	43	2	—	45

Total fixed-maturity investments	2,121	80	(72)	2,129
Other investments:
Other investments	9	1	—	10
Money market securities	49	—	—	49

Total other investments	58	1	—	59

Total available-for-sale investments	$2,179	$81	$(72)	$2,188

Fixed-maturity investments carried at fair value of $5 million as of December 31, 2011 and 2010 were on deposit with various regulatory authorities to comply with state insurance laws.

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of December 31, 2011. Contractual maturity may differ from expected maturity because borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$190	$191
Due after one year through five years	855	873
Due after five years through ten years	89	97
Due after ten years through fifteen years	12	14
Due after fifteen years	10	10
Mortgage-backed	49	55
Asset-backed	99	61

Total fixed-maturity investments	$1,304	$1,301

Investments that are held-to-maturity are reported on MBIA Corp.’s consolidated balance sheets at amortized cost. These investments, which primarily relate to MBIA Corp.’s consolidated VIEs, primarily consist of ABS and loans issued by major national and international corporations and other structured finance clients. There were no unrecognized gross gains as of December 31, 2011 and 2010. Unrealized gross losses were $371 million and $204 million, respectively, as of December 31, 2011 and 2010.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Investments (continued)

The following table presents the distribution of held-to-maturity investments by contractual maturity at amortized cost and fair value as of December 31, 2011:

In millions	Amortized Cost	Fair Value	Consolidated VIEs
			Amortized Cost	Fair Value
Due in one year or less(1)	$—	$—	$—	$—
Due after one year through five years	1	1	—	—
Due after five years through ten years	—	—	—	—
Due after ten years through fifteen years	—	—	—	—
Due after fifteen years	—	—	—	—
Mortgage-backed	—	—	—	—
Asset-backed	—	—	2,840	2,469

Total held-to-maturity investments	$1	$1	$2,840	$2,469

(1)—Relates to a tax credit investment reported in “Other investments” on the balance sheet.

The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of December 31, 2011 and December 31, 2010 related to available-for-sale fixed-maturity and other investments. These tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	December 31, 2011
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
Foreign governments	$20	$—	$—	$—	$20	$—
Corporate obligations	90	(1)	10	—	100	(1)
Mortgage-backed securities:
Residential mortgage-backed agency	1	—	—	—	1	—
Residential mortgage-backed non-agency	24	(1)	10	—	34	(1)
Commercial mortgage-backed	—	(1)	—	—	—	(1)
Asset-backed securities:
Other asset-backed	—	—	40	(38)	40	(38)

Total taxable bonds	135	(3)	60	(38)	195	(41)
Tax-exempt bonds:
State and municipal	1	—	—	—	1	—

Total tax-exempt bonds	1	—	—	—	1	—

Total	$136	$(3)	$60	$(38)	$196	$(41)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Investments (continued)

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$330	$(3)	$—	$—	$330	$(3)
Foreign governments	32	—	—	—	32	—
Corporate obligations	250	(1)	7	(3)	257	(4)
Mortgage-backed securities:
Residential mortgage-backed agency	60	—	—	—	60	—
Residential mortgage-backed non-agency	16	(1)	8	(1)	24	(2)
Commercial mortgage-backed	7	—	—	—	7	—
Asset-backed securities:
Collateralized debt obligations	2	—	—	—	2	—
Other asset-backed	16	(1)	48	(62)	64	(63)
State and municipal	21	—	—	—	21	—

Total taxable bonds	734	(6)	63	(66)	797	(72)
Tax-exempt bonds:
State and municipal	5	—	—	—	5	—

Total tax-exempt bonds	5	—	—	—	5	—

Total	$739	$(6)	$63	$(66)	$802	$(72)

The following table presents the gross unrealized losses of held-to-maturity investments as of December 31, 2011 and December 31, 2010. Held-to-maturity investments are reported at amortized cost on MBIA Corp.’s consolidated balance sheets. The table segregates investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	December 31, 2011
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Assets of Consolidated VIEs:
Other asset-backed	$284	$(31)	$2,185	$(340)	$2,469	$(371)

Total	$284	$(31)	$2,185	$(340)	$2,469	$(371)

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Assets of Consolidated VIEs:
Other asset-backed	$—	$—	$2,635	$(204)	$2,635	$(204)

Total	$—	$—	$2,635	$(204)	$2,635	$(204)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Investments (continued)

As of December 31, 2011 and December 31, 2010, MBIA Corp.’s available-for-sale fixed-maturity investment, other investment and held-to-maturity investment portfolios’ gross unrealized losses totaled $412 million and $276 million, respectively. The weighted average contractual maturity of securities in an unrealized loss position as of December 31, 2011 and 2010 was 26 and 24 years, respectively. As of December 31, 2011, there were 43 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $378 million. Within these securities, the book value of 14 securities exceeded market value by more than 5%. As of December 31, 2010, there were 34 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $270 million. Within these securities, the book value of 31 securities exceeded market value by more than 5%.

MBIA Corp. has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolios were other-than-temporary considering duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether MBIA Corp. has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recovery. Based on its evaluation, MBIA Corp. determined that the unrealized losses on the remaining securities were temporary in nature because its impairment analysis, including projected future cash flows, indicated that MBIA Corp. would be able to recover the amortized cost of impaired assets. MBIA Corp. also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it will not have to sell these securities before recovery of their cost basis. In making this conclusion, MBIA Corp. examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of December 31, 2011 that would require the sale of impaired securities. On a quarterly basis, MBIA Corp. re-evaluates the unrealized losses in its investment portfolios to determine whether an impairment loss should be realized in current earnings. Refer to “Note 9: Investment Income and Gains and Losses” for information on realized losses due to other-than-temporary impairments.

Note 9: Investment Income and Gains and Losses

The following table includes MBIA Corp.’s total investment income:

	Years Ended December 31,
In millions	2011	2010	2009
Gross investment income:
Fixed-maturity	$60	$83	$154
Held-to-maturity	—	—	1
Short-term investments	5	16	7
Other investments	14	30	62
Consolidated VIEs	52	52	67

Gross investment income	131	181	291
Investment expenses	7	9	7

Net investment income	124	172	284
Realized gains and losses:
Fixed-maturity:
Gains	88	8	41
Losses	(66)	(1)	(18)

Net	22	7	23
Other investments:
Gains	—	—	2
Losses	(1)	—	(2)

Net	(1)	—	—
Consolidated VIEs:
Gains	—	—	12
Losses	—	—	(95)

Net	—	—	(83)
Total net realized gains (losses)(1)	21	7	(60)

Total investment income	$145	$179	$224

(1)	—These balances are included in the “Net gains (losses) on financial instruments at fair value and foreign exchange” and “Net investment losses related to other-than-temporary impairments” line items on MBIA Corp.’s consolidated statements of operations.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Investment Income and Gains and Losses (continued)

Net realized gains (losses) from fixed-maturity investments are generated as a result of the ongoing management of all of MBIA Corp.’s investment portfolios in 2011, 2010 and 2009. The increase in net realized gains was primarily driven by asset sales to finance commutation payments and to improve MBIA Corp.’s liquidity position.

The portion of other-than-temporary impairment losses on fixed-maturity securities that does not represent credit losses is recognized in accumulated other comprehensive income (loss). The following table presents the amount of credit loss impairments recognized in earnings on fixed-maturity securities held by MBIA Corp. as of the dates indicated, for which a portion of the other-than-temporary impairment losses was recognized in accumulated other comprehensive income (loss), and the corresponding changes in such amounts.

In millions	Years Ended December 31,
Credit Losses Recognized in Earnings Related to Other-Than-Temporary Impairments	2011	2010	2009
Beginning Balance	$—	$93	$—
Accounting Transition Adjustment(1)	—	(93)	—
Additions for credit loss impairments recognized in the current period on securities not previously impaired	57	—	93

Ending Balance	$57	$—	$93

(1)—Reflects the adoption of the accounting principles for the consolidation of VIEs.

For ABS (e.g., RMBS and CDOs), MBIA Corp. estimated expected future cash flows of each security by estimating the expected future cash flows of the underlying collateral and applying those collateral cash flows, together with any credit enhancements such as subordination interests owned by third parties, to the security. The expected future cash flows of the underlying collateral are determined using the remaining contractual cash flows adjusted for future expected credit losses (which consider current delinquencies and nonperforming assets, future expected default rates and collateral value by vintage and geographic region) and prepayments. The expected cash flows of the security are then discounted at the interest rate used to recognize interest income on the security to arrive at a present value amount. The following table presents a summary of the significant inputs considered in determining the measurement of the credit loss component recognized in earnings for each significant class of ABS for the years ended December 31, 2011 and 2009. There were no credit loss impairments in 2010.

	Years Ended December 31,
Asset-backed Securities	2011	2009
Expected size of losses(1):
Range(2)	47.07%	10.83% to 41.03%
Weighted average(3)	47.07%	29.04%
Current subordination levels(4):
Range(2)	n/a	0.00% to 78.92%
Weighted average(3)	n/a	10.89%
Prepayment speed (annual CPR)(5):
Range(2)	n/a	3.00 to 15.00
Weighted average(3)	n/a	13.65

(1)—Represents	future expected credit losses on impaired assets expressed as a percentage of total outstanding balance.
(2)—Represents	the range of inputs/assumptions based upon the individual securities within each category.
(3)—Calculated	by weighting the relevant input/assumption for each individual security by outstanding notional of the security.
(4)—Represents	current level of credit protection (subordination) for the securities, expressed as a percentage of the balance of the collateral group backing the bond.
(5)—Values	represent high and low points of lifetime vectors of constant prepayment rates.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Investment Income and Gains and Losses (continued)

Net unrealized gains (losses), including related deferred income taxes, reported in accumulated other comprehensive income (loss) within shareholders’ equity consisted of:

	As of December 31,
In millions	2011	2010
Fixed-maturity:
Gains	$38	$80
Losses	(41)	(72)
Foreign exchange	(9)	(28)

Net	(12)	(20)
Other investments:
Gains	1	1

Net	1	1

Total	(11)	(19)
Deferred income taxes (benefit) provision	(13)	(5)

Unrealized gains (losses), net	$2	$(14)

The change in net unrealized gains (losses), including the portion of other-than-temporary impairments included in accumulated other comprehensive loss, consisted of:

	As of December 31,
In millions	2011	2010
Fixed-maturity(1)	$8	$160
Other investments	—	1

Total	8	161
Deferred income tax (credited) charged	(8)	(10)

Change in unrealized gains (losses), net	$16	$171

(1)—The	12 month change as of December 31, 2010 included $134 million of net unrealized gains due to the transition adjustment for the adoption of the accounting principles for consolidation of VIEs.

Note 10: Derivative Instruments

MBIA Corp. accounts for derivative transactions in accordance with the accounting principles for derivative and hedging activities, as amended, which requires that all such transactions be recorded on MBIA Corp.’s consolidated balance sheets at fair value. Refer to “Note 7: Fair Value of Financial Instruments” for the definition of fair value of derivative instruments.

Changes in the fair value of derivatives, excluding insured derivatives, are recorded each period in current earnings within “Net gains (losses) on financial instruments at fair value and foreign exchange.” Changes in the fair value of insured derivatives are recorded each period in current earnings within “Net change in fair value of insured derivatives.” The net change in the fair value of MBIA Corp.’s insured derivatives has two primary components: (i) realized gains (losses) and other settlements on insured derivatives and (ii) unrealized gains (losses) on insured derivatives. “Realized gains (losses) and other settlements on insured derivatives” include (i) premiums received and receivable on written CDS contracts, (ii) premiums paid and payable to reinsurers in respect of CDS contracts, (iii) net amounts received or paid on reinsurance commutations, (iv) losses paid and payable to CDS contract counterparties due to the occurrence of a credit event or settlement agreement, (v) losses recovered and recoverable on purchased CDS contracts due to the occurrence of a credit event or settlement agreement and (vi) fees relating to CDS contracts. The “Unrealized gains (losses) on insured derivatives” include all other changes in fair value of the insured derivative contracts.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Derivative Instruments (continued)

MBIA Corp. has entered into derivative transactions that it viewed as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception and, therefore, must be recorded at fair value in MBIA Corp.’s consolidated balance sheets. MBIA Corp. insures CDS contracts, primarily referencing corporate, asset-backed, residential mortgage-backed, commercial mortgage-backed, CRE loans, and CDO securities that MBIA Corp. intends to hold for the entire term of the contract absent a negotiated settlement with the counterparty.

Variable Interest Entities

The consolidated variable interest entities have entered into derivative transactions primarily consisting of interest rate swaps and CDS contracts. Interest rate swaps are entered into to hedge the risks associated with fluctuations in interest rates or fair values of certain contracts. CDS contracts are entered into to hedge credit risk or to replicate investments in cash assets.

Credit Derivatives Sold

The following table presents information about credit derivatives sold by MBIA Corp. that were outstanding as of December 31, 2011. Credit ratings represent the lowest of underlying ratings currently assigned by Moody’s, S&P or MBIA.

In millions	Weighted Average Remaining Expected Maturity	Notional Value
Credit Derivatives Sold		AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	5.6 Years	$15,475	$12,065	$6,336	$14,042	$17,639	$65,557	$(4,716)
Non-insured credit default swaps-VIE	3.6 Years	—	—	—	—	643	643	(527)
Insured swaps	20.6 Years	—	133	3,140	2,227	133	5,633	(9)
All others (insured)	2.8 Years	—	—	—	—	195	195	(91)

Total notional		$15,475	$12,198	$9,476	$16,269	$18,610	$72,028

Total fair value		$(114)	$(116)	$(205)	$(1,355)	$(3,553)		$(5,343)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Derivative Instruments (continued)

The following table presents information about credit derivatives sold by MBIA Corp. that were outstanding as of December 31, 2010. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P or MBIA.

In millions	Weighted Average Remaining Expected Maturity	Notional Value
Credit Derivatives Sold		AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	7.5 Years	$20,721	$18,530	$11,323	$15,356	$34,341	$100,271	$(4,453)
Non-insured credit default swaps-VIE	4.8 Years	—	—	—	—	2,612	2,612	(1,455)
Insured swaps	16.4 Years	—	290	3,403	4,372	676	8,741	(11)
All others (insured)	8.5 Years	—	—	113	—	195	308	(37)

Total notional		$20,721	$18,820	$14,839	$19,728	$37,824	$111,932

Total fair value		$(33)	$(82)	$(307)	$(545)	$(4,989)		$(5,956)

Referenced credit ratings assigned by MBIA Corp. to insured credit derivatives are derived by MBIA Corp.’s surveillance group. In assigning an internal rating, current status reports from issuers and trustees, as well as publicly available transaction-specific information, are reviewed. Also, where appropriate, cash flow analyses and collateral valuations are considered. The maximum potential amount of future payments (undiscounted) on CDS contracts is estimated as the notional value plus any additional debt service costs, such as interest or other amounts owing on CDS contracts. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees is $71.0 billion. This amount is net of $1.4 billion of insured derivatives ceded under reinsurance agreements in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured derivatives and offsetting agreements with a counterparty. The maximum potential amount of future payments (undiscounted) on insured swaps are estimated as the notional value of such contracts.

MBIA Corp. may hold recourse provisions with third parties in derivative transactions through both reinsurance and subrogation rights. MBIA Corp.’s reinsurance arrangements provide that in the event MBIA Corp. pays a claim under a guarantee of a derivative contract, then MBIA Corp. has the right to collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis, depending upon the underlying reinsurance agreement. MBIA Corp. may also have recourse through subrogation rights whereby if MBIA Corp. makes a claim payment, it is entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Derivative Instruments (continued)

Financial Statement Impact

As of December 31, 2011 and December 31, 2010, MBIA Corp. reported derivative assets of $458 million and $839 million, respectively, and derivative liabilities of $5.6 billion and $6.6 billion, respectively, which are shown separately on the consolidated balance sheets. The following table presents the amount of derivative assets and liabilities by instrument as of December 31, 2011:

In millions	Notional Amount Outstanding	Derivative Assets		Derivative Liabilities
Derivative Instruments		Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$66,851	Derivative assets	$—	Derivative liabilities	$(4,708)
Non-insured credit default swaps-VIE	1,272	Derivative assets-VIE	447	Derivative liabilities-VIE	(527)
Insured swaps	9,811	Derivative assets	8	Derivative liabilities	(9)
Interest rate swaps-VIE	4,878	Derivative assets-VIE	—	Derivative liabilities-VIE	(281)
Cross Currency Swaps-VIE	123	Derivative assets-VIE	—	Derivative liabilities-VIE	(17)
All other	195	Derivative assets	—	Derivative liabilities	(91)
All other-VIE	472	Derivative assets-VIE	3	Derivative liabilities-VIE	—

Total derivatives	$83,602		$458		$(5,633)

The following table presents the amount of derivative assets and liabilities by instrument as of December 31, 2010:

In millions	Notional Amount Outstanding	Derivative Assets		Derivative Liabilities
Derivative Instruments		Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$100,296	Derivative assets	$—	Derivative liabilities	$(4,453)
Non-insured credit default swaps-VIE	3,973	Derivative assets-VIE	817	Derivative liabilities-VIE	(1,455)
Insured swaps	13,501	Derivative assets	10	Derivative liabilities	(11)
Interest rate swaps-VIE	14,054	Derivative assets-VIE	2	Derivative liabilities-VIE	(635)
Cross Currency Swaps-VIE	137	Derivative assets-VIE	—	Derivative liabilities-VIE	(14)
All other	420	Derivative assets	—	Derivative liabilities	(37)
All other-VIE	592	Derivative assets-VIE	10	Derivative liabilities-VIE	—

Total derivatives	$132,973		$839		$(6,605)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Derivative Instruments (continued)

The following table shows the effect of derivative instruments on the consolidated statements of operations for the year ended December 31, 2011:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$(261)
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(2,372)
Non-insured credit default swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	153
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	52
Currency swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(3)
All other	Unrealized gains (losses) on insured derivatives	(53)
All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(8)

Total		$(2,492)

The following table shows the effect of derivative instruments on the consolidated statements of operations for the year ended December 31, 2010:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$(691)
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(162)
Non-insured credit default swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	48
Insured swaps	Unrealized gains (losses) on insured derivatives	2
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	5
All other	Unrealized gains (losses) on insured derivatives	(11)
All other	Net gains (losses) on financial instruments at fair value and foreign exchange	(10)
All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(16)

Total		$(835)

The following table shows the effect of derivative instruments on the consolidated statements of operations for the year ended December 31, 2009:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$1,685
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(167)
Insured swaps	Unrealized gains (losses) on insured derivatives	1
All other	Unrealized gains (losses) on insured derivatives	(13)

Total		$1,506

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Debt

Long-Term Debt

On January 16, 2008, MBIA Corp. issued $1.0 billion of 14% fixed-to-floating rate surplus notes due January 15, 2033. As of December 31, 2011 and 2010, the par amount outstanding was $953 million. The surplus notes have an initial interest rate of 14% until January 15, 2013 and thereafter at an interest rate of three-month LIBOR plus 11.26%. Interest and principal payments on the surplus notes are subject to prior approval by the Superintendent of the NYSDFS. The surplus notes are callable at par at MBIA Corp.’s option on the fifth anniversary of the date of issuance and every fifth anniversary thereafter, subject to prior approval by the Superintendent and other restrictions. The cash received from the issuance of surplus notes was used for general business purposes and the deferred debt issuance costs are being amortized over the term of the surplus notes. To date, MBIA Corp. has repurchased a total of $47 million par value outstanding of its surplus notes at a weighted average price of $77.08.

In December 2011, MBIA Insurance Corporation entered into a secured loan with an affiliate, National, under which MBIA Insurance Corporation borrowed from National $1.1 billion at a fixed annual interest rate of 7% and with a maturity date of December 2016. MBIA Insurance Corporation has the option to defer payments of interest when due by capitalizing interest amounts to the loan balance, subject to the collateral value exceeding certain thresholds. MBIA Insurance Corporation’s obligation to repay the loan is fully secured by a pledge of collateral, primarily representing certain receivables, having a value in excess of the notional amount of the loan. Additionally, MBIA Insurance Corporation’s ability to repay the loan will primarily be predicated on MBIA Corp.’s ability to collect on these receivables, including its ability to successfully enforce its rights to have mortgage sellers/servicers cure, replace or repurchase ineligible mortgage loans from securitizations it insured. The principal and accrued but unpaid interest are subject to a mandatory prepayment upon the collection of certain receivables securing repayment of the loan. The secured loan was approved by the NYSDFS. As of December 31, 2011, the outstanding loan balance was $1.1 billion. The first interest payment is due on April 1, 2012, on which date the interest will be deferred and capitalized to the loan balance.

The aggregate maturity of long-term debt obligations, excluding accrued interest and premiums or discounts, as of December 31, 2011 for each of the next five years and thereafter commencing in 2012 was:

In millions	2012	2013	2014	2015	2016	After 2016	Total
14% Surplus Notes due 2033(1)	$—	$953	$—	$—	$—	$—	$953
Secured Loan due 2016	—	—	—	—	1,130	—	1,130

Total debt obligations due	$—	$953	$—	$—	$1,130	$—	$2,083

(1)—Callable	on January 15, 2013 and every fifth anniversary thereafter at 100.00.

Debt of Consolidated Variable Interest Entities

Variable Interest Entity Notes

Variable interest entity notes are variable interest rate debt instruments denominated in U.S. dollars issued by consolidated VIEs. Variable interest entity notes are collateralized by assets held by the consolidated VIEs, and are non-recourse to the general credit of MBIA. As of December 31, 2011, variable interest entity notes consisting of debt instruments issued by issuer-sponsored consolidated VIEs totaled $7.6 billion. Variable interest entity notes of issuer-sponsored consolidated VIEs by maturity are as follows:

In millions	Principal Amount(1)
Maturity date:
2012	$422
2013	384
2014	305
2015	764
2016	562
Thereafter	5,190

Total	$7,627

(1)—Included $4.8 billion of variable interest entity notes accounted for at fair value as of December 31, 2011.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Income Taxes

Income tax expense (benefit) on income (loss) and shareholders’ equity consisted of:

	Years ended December 31,
In millions	2011	2010	2009
Current taxes:
Federal	$1	$23	$(283)
Foreign	15	—	(25)
Deferred taxes:
Federal	(813)	(186)	581
Foreign	(18)	15	37

Provision for income tax (benefit) expense	(815)	(148)	310

Income taxes (credited) charged to shareholders’ equity:
Total adjustments due to the adoption of new accounting standards	—	(59)	(27)
Change in unrealized gains/losses on investments	(9)	(9)	(70)
Change in foreign currency translation	(3)	(43)	(1)
Exercise of stock options and vested restricted stock	3	(1)	(4)

Total income taxes (credited) charged to shareholders’ equity	(9)	(112)	(102)

Total effect of income taxes	$(824)	$(260)	$208

A reconciliation of the U.S. federal statutory tax rate of 35% to MBIA Corp.’s effective tax rate for the years ended December 31, 2011, 2010 and 2009 on continuing operations is presented in the following table:

	Years ended December 31,
	2011	2010	2009
Federal income tax computed at the statutory rate	35.0%	35.0%	35.0%
Impact to taxes resulting from:
Tax-exempt interest	0.0%	0.4%	(1.0)%
Valuation allowance	(1.5)%	2.5%	2.9%
Other	(0.1)%	(3.4)%	1.0%

Effective tax rate	33.4%	34.5%	37.9%

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31, 2011 and 2010 are presented in the following table:

	As of December 31,
In millions	2011	2010
Deferred tax liabilities:
Unearned premium revenue	64	79
Loss and loss adjustment expense reserves	31	493
Deferred acquisition costs	41	55
Investments on VIEs	154	173
Other	—	51

Total gross deferred tax liabilities	290	851

Deferred tax assets:
Net operating loss and tax credit carryforwards	161	99
Capital gain income adjustments	53	28
Net unrealized losses on insured derivatives	1,684	1,577
Net deferred taxes on VIEs	73	43
Other	83	3

Total gross deferred tax assets:	2,054	1,750

Valuation allowance	53	28

Net deferred tax asset	$1,711	$871

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Income Taxes (continued)

Deferred Tax Asset, Net of Valuation Allowance

MBIA Corp. recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on tax assets and liabilities is recognized in income in the period that includes the enactment date.

MBIA Corp. establishes a valuation allowance against its deferred tax asset when it is more likely than not that all or a portion of the deferred tax asset will not be realized. All evidence, both positive and negative, needs to be identified and considered in making the determination. Future realization of the existing deferred tax asset ultimately depends, in part, on the existence of sufficient taxable income of appropriate character (for example, ordinary income versus capital gains) within the carryforward period available under the tax law.

As of December 31, 2011, MBIA Corp. reported a net deferred tax asset of $1.7 billion. The $1.7 billion deferred tax asset is net of a $53 million valuation allowance. As of December 31, 2011, MBIA Corp. had a full valuation allowance against the deferred tax asset related to losses from asset impairments as these losses are considered capital losses, have a five year carryforward period, and can only be used to offset capital gain income.

MBIA Corp. has concluded that it is more likely than not that the remaining deferred tax assets will be realized. In arriving at its conclusion, MBIA Corp. relied on the assurance by its parent, MBIA Inc., that it was MBIA Inc’s intention that no net operating loss generated by MBIA Corp. would be allowed to expire without compensation.

Treatment of Undistributed Earnings of Certain Foreign Subsidiaries—“Accounting for Income Taxes—Special Areas”

No U.S. deferred income taxes have been provided on the differences in the book and tax basis in MBIA Corp.’s carrying value of MBIA UK and other entities because of MBIA Corp.’s practice and intent to permanently reinvest these earnings. The cumulative amounts of such differences were $15 million, $3 million and $57 million as of December 31, 2011, 2010 and 2009, respectively. The estimated tax liability with respect to this difference was $5 million as of December 31, 2011.

Accounting for Uncertainty in Income Taxes

It is MBIA Corp.’s policy to record and disclose interest and penalties related to income taxes as a component of income taxes in the consolidated statements of operations. For the years ended December 31, 2011, 2010 and 2009, interest and penalties related to unrecognized tax benefits recorded in the tax provision were not material.

The following table presents the change in the UTB during 2009, 2010 and 2011:

In millions
Unrecognized tax benefit as of January 1, 2009	$17
The gross amount of the increase (decrease) in UTB as a result of tax positions taken:
During a prior year	1
The amounts of decreases in the UTB related to settlements with taxing authorities	(12)

Unrecognized tax benefit as of December 31, 2009	6
The reduction to UTB as a result of the applicable statute of limitation	(5)

Unrecognized tax benefit as of December 31, 2010	$1
No change	—

Unrecognized tax benefit as of December 31, 2011	$1

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Income Taxes (continued)

For the year ended December 31, 2011 and 2010, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was approximately $1 million for 2011, $1 million for 2010 and $6 million for 2009. As of December 31, 2011 and 2010, the amounts related to interest and penalties included in the consolidated balance sheets were not material.

MBIA Corp.’s major tax jurisdictions include the U.S. and the U.K. MBIA and its U.S. subsidiaries file a U.S. consolidated federal income tax return. The Internal Revenue Service (“IRS”) has concluded its field work with respect to the examination of tax years 2004 through 2009. On January 12, 2012, the Joint Committee on Taxation notified MBIA Inc. that the results of the IRS field examination were reviewed and accepted. The impact of tax as a result of the examination will be accounted for in the first quarter of 2012 and is not anticipated to be material.

The U.K. tax authorities are currently auditing tax years 2005 through 2009.

As of December 31, 2011, MBIA Corp. has a cumulative net operating loss carryforward of $460 million, which will expire in tax year 2031.

It is reasonably possible that the total amount of unrecognized tax benefit will increase or decrease within the next 12 months due to the possibility of finalizing adjustments and concluding all significant tax examinations. The range of this possible change to the amount of the uncertain tax benefit is approximately $1 million.

Tax Sharing Arrangement

MBIA Corp. files its U.S. Corporation Income Tax Return as a member of the MBIA Inc. consolidated group and participates in a tax sharing agreement between MBIA Corp. and MBIA Inc. under which MBIA Corp. is allocated its share of consolidated tax liability or tax benefit as determined under the tax sharing agreement.

As of December 31, 2011, MBIA Corp. has not made tax payments under this tax sharing agreement for 2011 and 2010. If tax payments had been made, all funds would be placed in escrow by MBIA, Inc. and would remain in escrow until the expiration of a two year carryback period which would allow MBIA Corp. to carryback a separate company tax loss and recover all or a portion of the escrowed funds.

Note 13: Insurance in Force

MBIA Corp. guarantees the payment of principal of, and interest or other amounts owing on, municipal, asset-backed, mortgage-backed and other non-municipal securities. Additionally, MBIA Corp. has insured CDS primarily on pools of collateral, which it previously considered part of its core financial guarantee business. The pools of collateral are made up of corporate obligations, but also include commercial and residential mortgage-backed securities-related assets. MBIA Corp.’s insurance in force represents the aggregate amount of the insured principal of, and interest or other amounts owing on insured obligations. MBIA Corp.’s ultimate exposure to credit loss in the event of nonperformance by the issuer of the insured obligation is represented by the insurance in force in the tables that follow.

The financial guarantees issued by MBIA Corp. provide unconditional and irrevocable guarantees of the payment of the principal, and interest or other amounts owing on, insured obligations when due. The obligations are generally not subject to acceleration, except that MBIA Corp. may have the right, at its discretion, to accelerate insured obligations upon default or otherwise. Certain guaranteed investment contracts written by MBIA Inc. and guaranteed by MBIA Corp. are terminable based upon the credit ratings downgrades of MBIA Corp., and if MBIA Inc. were to have insufficient assets to pay the termination payments, MBIA Corp.’s insurance coverage would be drawn on to make such payments. These amounts have been excluded in the tables that follow.

The creditworthiness of each insured obligation is evaluated prior to the issuance of insurance, and each insured obligation must comply with MBIA Corp.’s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such funds or collateral would typically become MBIA Corp.’s upon the payment of a claim by MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Insurance in Force (continued)

MBIA Corp. maintains underwriting guidelines based on those aspects of credit quality that it deems important for each category of obligation considered for insurance.

In February 2009, MBIA Corp. entered into a quota share reinsurance agreement effective January 1, 2009 pursuant to which MBIA Corp. ceded all of its U.S. public finance exposure to National. The reinsurance enables covered policyholders and certain ceding reinsurers to make claims for payment directly against National in accordance with the terms of the cut-through provisions of the reinsurance agreement. As of December 31, 2011, the aggregate amount of insurance in force ceded by MBIA Corp. to National under the above reinsurance agreement was $431.4 billion. As a result of the cut-through provision of the above reinsurance agreement, amounts related to U.S. public finance have been excluded from the following tables and disclosures.

As of December 31, 2011, insurance in force, which represents principal and interest or other amounts owing on insured obligations, had an expected maturity range of 1 to 46 years. The distribution of insurance in force by geographic location, excluding $4.4 billion and $4.9 billion relating to transactions guaranteed by MBIA Corp. on behalf of various investment management services affiliated companies as of December 31, 2011 and 2010, respectively, is presented in the following table:

	As of December 31,
In billions	2011		2010
Geographic Location	Insurance in Force	% of Insurance in Force	Insurance in Force	% of Insurance in Force
United States	$95.8	52.2%	$141.8	57.3%
United Kingdom	26.2	14.3%	28.4	11.5%
Australia	8.8	4.8%	10.4	4.2%
Chile	4.2	2.3%	4.6	1.9%
France	3.3	1.8%	3.3	1.3%
Canada	3.2	1.7%	3.4	1.4%
Germany	3.0	1.6%	6.0	2.4%
Mexico	2.7	1.5%	3.0	1.2%
Spain	1.5	0.8%	1.9	0.7%
Portugal	0.9	0.5%	1.0	0.4%

Subtotal	149.6	81.5%	203.8	82.3%
Internationally diversified	28.9	15.8%	36.9	14.9%
Other Country specific	5.0	2.7%	6.9	2.8%

Total	$183.5	100%	$247.6	100%

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Insurance in Force (continued)

The insurance in force by bond type, excluding $4.4 billion and $4.9 billion relating to transactions guaranteed by MBIA Corp. on behalf of various investment management services affiliated companies as of December 31, 2011 and 2010, respectively, is presented in the following table:

	As of December 31,
In billions	2011		2010
Bond Type	Insurance in Force	% of Insurance in Force	Insurance in Force	% of Insurance in Force
Global public finance—non-United States:
International utilities	$16.2	8.8%	$18.6	7.5%
Sovereign-related and sub-sovereign(1)	18.6	10.1%	20.3	8.2%
Transportation	15.0	8.2%	15.9	6.4%
Local governments(2)	0.5	0.3%	0.6	0.2%
Health care	0.1	0.1%	0.0	0.0%
Tax backed	0.2	0.1%	0.2	0.1%

Total non-United States	50.6	27.6%	55.6	22.4%

Global structured finance:
Collateralized debt obligations(3)	78.7	42.9%	123.5	49.9%
Mortgage-backed residential	21.1	11.5%	24.1	9.7%
Mortgage-backed commercial	4.4	2.4%	5.4	2.2%
Consumer asset-backed:
Auto loans	0.7	0.4%	2.2	0.9%
Student loans	1.7	0.9%	1.9	0.8%
Manufactured housing	2.2	1.2%	2.5	1.0%
Other consumer asset-backed	0.2	0.1%	0.4	0.2%
Corporate asset-backed:
Operating assets:
Aircraft portfolio lease securitizations	3.2	1.8%	4.5	1.8%
Rental car fleets	—	0.0%	0.3	0.1%
Secured airline equipment securitization (EETC)	3.2	1.7%	3.5	1.4%
Other operating assets	0.7	0.4%	0.9	0.4%
Structured insurance securitizations	7.5	4.1%	9.2	3.7%
Franchise assets	1.3	0.7%	1.6	0.6%
Intellectual property	1.9	1.0%	3.7	1.5%
Future flow	0.4	0.2%	1.2	0.5%
Other corporate asset-backed	5.7	3.1%	7.1	2.9%

Total global structured finance	132.9	72.4%	192.0	77.6%

Total	$183.5	100.0%	$247.6	100.0%

(1)—Includes	regions, departments or their equivalent in each jurisdiction as well as sovereign owned entities that are supported by a sovereign state, region or department.
(2)—Includes	municipal owned entities backed by sponsoring local government.
(3)—Includes	transactions (represented by structured pools of primarily investment grade corporate credit risks or commercial real estate assets) that do not include typical collateralized debt obligation structuring characteristics, such as tranched credit risk, cash flow waterfalls, or interest and over-collateralization coverage tests.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Insurance in Force (continued)

MBIA Corp. has entered into certain guarantees of derivative contracts, included in the preceding tables, which are accounted for as derivative instruments. MBIA Corp. generally guarantees the timely payment of principal and interest related to these derivatives upon the occurrence of a credit event with respect to a referenced obligation. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees is $73.1 billion. MBIA Corp.’s guarantees of derivative contracts have a legal maximum maturity range of 1 to 71 years. A small number of insured credit derivative contracts have long-dated maturities, which comprise the longest maturity dates of the underlying collateral. However, the expected maturities of such contracts are much shorter due to amortization and prepayments in the underlying collateral pools. The fair values of these guarantees as of December 31, 2011 and 2010 are recorded on the consolidated balance sheets as derivative assets and liabilities, representing gross gains and losses, of $7.9 million and $4.8 billion, and $10 million and $4.5 billion, respectively.

In the fourth quarter of 2011, MBIA Corp. entered into credit derivative contracts to economically hedge $1.3 billion of gross insurance in force related to two insured CDS transactions referencing CRE CDOs and one structured CMBS pool. These credit derivative contracts were entered into in connection with commutations agreed to in the fourth quarter of 2011 and are expected to be settled during 2012, at which time the credit derivatives will terminate and the hedged exposure will be eliminated. These derivative contracts are discussed further in “Note 10: Derivative Instruments.”

Investment agreement contracts and medium-term notes issued by MBIA Inc. and certain of its subsidiaries are insured by MBIA Corp. and are not included in the previous tables. If MBIA Inc. or these subsidiaries were to have insufficient assets to pay amounts due, MBIA Corp. would be called upon to make such payments under its insurance policies. As of December 31, 2011, the maximum amount of future payments that MBIA Corp. could be required to make under these guarantees is $4.0 billion. These guarantees, which have a maximum maturity range of 1 to 36 years, were entered into on an arm’s length basis and are fully collateralized by marketable securities. MBIA Corp. has both direct recourse provisions and subrogation rights in these transactions. If MBIA Corp. is required to make a payment under any of these affiliate guarantees, it would have the right to seek reimbursement from such affiliate and to liquidate any collateral to recover amounts paid under the guarantee.

Ceded Exposure

Reinsurance enables MBIA Corp. to cede exposure for purposes of syndicating risk and increasing its capacity to write new business while complying with its single risk and credit guidelines. When a reinsurer is downgraded by one or more of the rating agencies, less capital credit is given to MBIA under rating agency models and the overall value of the reinsurance to MBIA is reduced. MBIA Corp. generally retains the right to reassume the business ceded to reinsurers under certain circumstances, including a reinsurer’s rating downgrade below specified thresholds. As of December 31, 2011, MBIA Corp.’s use of reinsurance was immaterial to the insurance operations and MBIA Corp. expects that it will continue to be immaterial in the future.

MBIA Corp. requires certain unauthorized reinsurers to maintain bank letters of credit or establish trust accounts to cover liabilities ceded to such reinsurers under reinsurance contracts. As of December 31, 2011, the total amount available under these letters of credit and trust arrangements was $7 million. MBIA Corp. remains liable on a primary basis for all reinsured risk, and although MBIA Corp. believes that its reinsurers remain capable of meeting their obligations, there can be no assurance of such in the future.

As of December 31, 2011, the aggregate amount of insured par outstanding ceded by MBIA Corp. to third party reinsurers under reinsurance agreements was $4.3 billion, compared with $5.7 billion as of December 31, 2010. The aggregate amount of insurance in force ceded by MBIA Corp. to third-party reinsurers under reinsurance agreements was $7.5 billion and $9.8 billion as of December 31, 2011 and 2010, respectively.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Insurance in Force (continued)

The following table presents information about MBIA Corp.’s reinsurance agreements as of December 31, 2011.

In millions
Reinsurers	Standard & Poor’s Rating (Status)	Moody’s Rating (Status)	Ceded Par Outstanding	LOC /Trust Accounts	Reinsurance Recoverable(1)
Assured Guaranty Corp.	AA- (Stable Outlook)	Aa3 (Negative Outlook)	$3,235	$—	$16
Assured Guaranty Re Ltd.	AA- (Stable Outlook)	A1 (Negative Outlook)	542	5	0
Overseas Private Investment Corporation	AA+ (Negative Outlook)	Aaa (Negative Outlook)	320	—	—
Export Development Canada	AAA (Stable)	Aaa (Stable)	77	1	—
Others	A+ or above	A1 or above	95	1	0

Total			$4,269	$7	$16

(1)—Total	reinsurance recoverable of $16 million comprised recoverables on paid and unpaid losses of $1 million and $15 million, respectively.

Since December 2007, several of MBIA Corp.’s other financial guarantee reinsurers, including Assured Guaranty Corp., Assured Guaranty Re Ltd., and Old Republic Insurance Co. have had their credit ratings either downgraded or put on negative watch by one or more of the major rating agencies. Although there was no material impact on MBIA Corp. from any of these rating agency actions relating to these reinsurers, a further deterioration in the financial condition of one or more of these reinsurers could require the establishment of reserves against any receivables due from the reinsurers.

Premium Summary

The components of financial guarantee net premiums earned, including premiums assumed from and ceded to other companies, are presented in the following tables:

	Years Ended December 31,
In millions	2011	2010	2009
Net premiums earned:
Direct	$513	$528	$734
Assumed	2	2	3

Gross	515	530	737
Ceded	(255)	(262)	(334)

Net	$260	$268	$403

For the years ended December 31, 2011, 2010 and 2009, recoveries received on claims for financial guarantee policies under reinsurance contracts totaled $155 million, $123 million and $180 million, respectively. Ceding commissions from reinsurance, before deferrals and net of returned ceding commissions, were expense of $25 million and revenue of $32 million and $771 million for the years ended December 31, 2011, 2010 and 2009, respectively.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14: Insurance Regulations and Dividends

MBIA Corp. is subject to insurance regulations and supervision of the State of New York (their state of incorporation) and all U.S. and non-U.S. jurisdictions in which it is licensed to conduct insurance business. The extent of insurance regulation and supervision varies by jurisdiction, but New York and most other jurisdictions have laws and regulations prescribing minimum standards of solvency and business conduct, which must be maintained by insurance companies. Among other things, these laws prescribe permitted classes and concentrations of investments and limit both the aggregate and individual securities risks that MBIA Corp. may insure on a net basis based on the type of obligations insured. In addition, some insurance laws and regulations require the approval or filing of policy forms and rates. MBIA Corp. is required to file detailed annual financial statements with the NYSDFS and similar supervisory agencies in other jurisdictions in which it is licensed. The operations and accounts of MBIA Corp. are subject to examination by regulatory agencies at regular intervals.

NYIL regulates the payment of dividends by financial guarantee insurance companies and provides that such companies may not declare or distribute dividends except out of statutory earned surplus. Under NYIL, the sum of (i) the amount of dividends declared or distributed during the preceding 12-month period and (ii) the dividend to be declared may not exceed the lesser of (a) 10% of policyholders’ surplus, as reported in the latest statutory financial statements and (b) 100% of adjusted net investment income for such 12-month period (the net investment income for such 12-month period plus the excess, if any, of net investment income over dividends declared or distributed during the two-year period preceding such 12-month period), unless the Superintendent of the NYSDFS approves a greater dividend distribution based upon a finding that the insurer will retain sufficient surplus to support its obligations.

In 2011, MBIA Corp. did not declare or pay any dividends to MBIA Inc. or the holders of its preferred stock. MBIA Corp. is currently unable to pay dividends, including those related to its preferred stock, as a result of its earned surplus deficit as of December 31, 2011 and is not expected to have any statutory capacity to pay any dividends in the near term. In connection with MBIA Corp. obtaining approval from the NYSDFS to release excessive contingency reserves as of September 30, 2011 and December 31, 2011, as described below, MBIA Corp. agreed that it would not pay any dividends without prior approval from the NYSDFS.

As a result of the establishment of National and the reinsurance of the MBIA Corp. and FGIC portfolios by National, MBIA Corp. exceeded as of the closing date certain single and aggregate risk limits under NYIL. MBIA Corp. obtained waivers from the NYSDFS of such limits. In connection with the waivers, MBIA Corp. submitted a plan to the NYSDFS to achieve compliance with the applicable regulatory limits. Under the plan, MBIA Corp. agreed not to write new financial guarantee insurance for certain issuers and in certain categories of business until it was in compliance with its single risk limits and agreed to take commercially reasonable steps, including considering reinsurance, the addition of capital and other risk mitigation strategies, in order to comply with the regulatory single and aggregate risk limits. As a condition to granting the waiver, the NYSDFS required that, in addition to complying with these plans, upon written notice from the NYSDFS, MBIA Corp. as applicable, would cease writing new financial guarantee insurance if it was not in compliance with the risk limitation requirements by December 31, 2009. In 2010, MBIA Corp. was in compliance with its aggregate but not its single risk limits requirements. As of December 31, 2011, MBIA Corp. satisfied its aggregate risk limits requirement but not its single-risk limits requirements. In 2011 and 2010, MBIA Corp. reported a de minimis number of additional overages to the NYSDFS due to changes in its statutory capital.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14: Insurance Regulations and Dividends (continued)

Under NYIL, MBIA Insurance Corporation is also required to establish a contingency reserve to provide protection to policyholders in the event of extreme losses in adverse economic events. The amount of the reserve is based on the percentage of principal insured or premiums earned, depending on the type of obligation (net of collateral, reinsurance, refunding, refinancings and certain insured securities). Under NYIL, MBIA Insurance Corporation is required to invest its minimum surplus and contingency reserves, and 50% of its loss reserves and unearned premium reserves, in certain qualifying assets. Reductions in the contingency reserve may be recognized based on excess reserves and under certain stipulated conditions, subject to the approval of the Superintendent of the NYSDFS. Pursuant to approval granted by the NYSDFS in accordance with NYIL, and subject to the conditions of the approval as noted above, as of December 31, 2011, MBIA Insurance Corporation released to surplus an aggregate of $582 million of contingency reserves. Absent this release, MBIA Insurance Corporation would have had a short-fall of $582 million of qualifying assets used to meet its requirement as a result of its use of cash to pay claims and to effect commutations, and as a result of the failure of certain mortgage originators to honor contractual obligations to repurchase ineligible mortgages from securitizations MBIA Corp. had insured. Including the above release, pursuant to approvals granted by the NYSDFS in accordance with NYIL, during 2011, MBIA Insurance Corporation released to surplus an aggregate of $900 million of excessive contingency reserves.

Note 15: Statutory Accounting Practices

The financial statements have been prepared on a GAAP basis, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of MBIA Corp. Statutory accounting practices differ from GAAP in the following respects:

•

Upfront premiums are earned on a U.S. STAT basis proportionate to the scheduled periodic maturity of principal and payment of interest (“debt service”) to the original total principal and interest insured. Additionally, under U.S. STAT, installment premiums are earned on a straight-line basis over each installment period generally one year or less. Under GAAP, MBIA Corp. recognizes and measures premium revenue over the period of the contract in proportion to the amount of insurance protection provided. Upfront and installment premium revenue is measured by applying a constant rate to the insured principal amount outstanding in a given period to recognize a proportionate share of the premium received or expected to be received on a financial guarantee insurance contract. Additionally, under GAAP, installment premiums receivable are recorded at the present value of the premiums due or expected to be collected over the period of the insurance contract using a discount rate which reflects the risk-free rate at the inception of the contract;

•	acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;

•	fixed-maturity investments are generally reported at amortized cost rather than fair value;

•	surplus notes are recorded as a component of policyholders surplus, while under GAAP, surplus notes are treated as a long-term debt obligation;

•	a contingency reserve is computed on the basis of statutory requirements, and is not permitted under GAAP;

•

reserves for losses and LAE for financial guarantee and insured derivatives are established at present value for specific insured issues that are identified as currently or likely to be in default net of insurance loss recoverables. Incurred losses and LAE are discounted by applying a discount rate equal to the yield-to-maturity of MBIA Corp.’s fixed-income portfolio, excluding cash and cash equivalents and other investments not intended to defease long-term liabilities. Under GAAP, a claim liability (loss reserve) is recognized for financial guarantees on a contract-by-contract basis when the present value of expected net cash outflows to be paid under the contract using a risk-free rate as of the measurement date exceeds the unearned premium revenue and are shown gross of insurance loss recoverables on paid losses which are reported as an asset;

•

guarantees of derivatives are not recorded at fair value, while under GAAP, guarantees that do not qualify for the financial guarantee scope exception under accounting principles for derivative instruments and hedging activities are recorded at fair value;

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 15: Statutory Accounting Practices (continued)

•

changes in net deferred income taxes are recognized as a separate component of gains and losses in surplus. Under GAAP, changes in MBIA Corp.’s net deferred income tax balances are either recognized as a component of net income or other comprehensive income depending on how the underlying pre-tax impact is reflected;

•	VIEs are not consolidated by the primary beneficiary under statutory requirements; and

•	certain assets designated as “non-admitted assets” are charged directly against surplus but are reflected as assets under GAAP.

The net loss for MBIA Corp. determined in accordance with statutory accounting practices for the years ended December 31, 2011, 2010 and 2009 was $477 million, $434 million, and $681 million, respectively. Statutory policyholders’ surplus of MBIA Corp. determined in accordance with statutory accounting practices as of December 31, 2011 and 2010 was $1.6 billion and $1.0 billion, respectively.

The following is a reconciliation of the consolidated shareholders’ equity of MBIA Corp., presented on a GAAP basis, to the statutory policyholders’ surplus of MBIA Corp. and its subsidiaries:

	As of December 31,
In millions	2011	2010
MBIA Corp.’s GAAP shareholders’ equity	$(364)	$1,275
Premium revenue recognition (financial guarantee)	(226)	(282)
Deferral of acquisition costs, net of ceding commission	(116)	(156)
Investments, including unrealized gains (losses)	(439)	(493)
Surplus notes	953	953
Contingency reserve	(706)	(1,656)
Loss reserves	(903)	(2,309)
Income tax liabilities, net	(1,645)	107
Derivative assets and liabilities	4,810	4,507
VIE assets and liabilities, net	209	124
Non-admitted assets and other items	24	(995)

Statutory policyholders’ surplus	$1,597	$1,075

The statutory financial statements of MBIA Corp. are presented on the basis of accounting practices prescribed or permitted by the NAIC Accounting Practices and Procedures Manual in its entirety subject to any conflicts with state regulations, or where the state statutes or regulations are silent.

Note 16: Employee Benefits

MBIA Corp. participates in MBIA Inc.’s pension plan, which covers substantially all employees. The pension plan is a qualified non-contributory defined contribution pension plan to which MBIA Corp. contributes 10% of each eligible employee’s annual compensation. Annual compensation for determining such contributions consists of base salary, bonus and commissions, as applicable. Pension benefits vest over a five-year period with 20% vested after two years, 60% vested after three years, 80% vested after four years and 100% vested after five years. MBIA Corp. funds the annual pension contribution by the following February of each applicable year. Pension expense related to the qualified pension plan for the years ended December 31, 2011, 2010 and 2009 was $1 million, $1 million and $4 million, respectively.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 16: Employee Benefits (continued)

MBIA Inc. also maintains a qualified profit sharing/401(k) plan in which MBIA Corp. participates. The plan is a voluntary contributory plan that allows eligible employees to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986, as amended. Employees may contribute, through payroll deductions, up to 25% of eligible compensation. MBIA Corp. matches employee contributions up to the first 5% of such compensation. The 401(k) matching contributions are made in the form of cash, whereby participants may direct the MBIA Inc. match to an investment of their choice. MBIA Corp.’s contributions vest over a five-year period with 20% vested after two years, 60% vested after three years, 80% vested after four years and 100% vested after five years. Generally, a participating employee is entitled to distributions from the plan upon termination of employment, retirement, death or disability. Participants who qualify for distribution may receive a single lump sum, transfer the assets to another qualified plan or individual retirement account, or receive a series of specified installment payments. Profit sharing/401(k) expense related to the qualified profit sharing/401(k) plan for the years ended December 31, 2011, 2010 and 2009 was $947 thousand, $587 thousand and $2 million, respectively.

In addition to the above two plans, MBIA Corp. also participates in MBIA Inc.’s non-qualified deferred compensation plan. Contributions to the above qualified plans that exceed limitations established by federal regulations are then contributed to the non-qualified deferred compensation plan. The non-qualified pension expense for the years ended December 31, 2011, 2010 and 2009 was $678 thousand, $482 thousand and $2 million, respectively. The non-qualified profit sharing/401(k) expense for the years ended December 31, 2011, 2010 and 2009 was $157 thousand, $123 thousand and $1 million, respectively.

MBIA Corp. participates in the MBIA Inc. 2005 Omnibus Incentive Plan (the “Omnibus Plan”), as amended on May 7, 2009. The Omnibus Plan may grant any type of an award including stock options, performance shares, performance units, restricted stock, restricted stock units and dividend equivalents. Following the effective date of the Omnibus Plan, no new options or awards were granted under any of the prior plans authorized by the MBIA Inc. shareholders.

The stock option component of the Omnibus Plan enables key employees to acquire shares of MBIA Inc. common stock. The stock option grants, which may be awarded every year, provide the right to purchase shares of MBIA Inc. common stock at the fair value of the stock on the date of grant. Options granted will either be Incentive Stock Options (“ISOs”), where they qualify under Section 422(a) of the Internal Revenue Code, or Non-Qualified Stock Options (“NQSOs”). ISOs and NQSOs are granted at a price not less than 100% of the fair value, defined as the closing price on the grant date, of MBIA Inc. common stock. Options are exercisable as specified at the time of grant depending on the level of the recipient (generally four or five years) and expire either seven or ten years from the date of grant (or shorter if specified or following termination of employment).

Under the restricted stock component of the Omnibus Plan, certain employees are granted restricted shares of MBIA Inc.’s common stock. These awards have a restriction period lasting three, four or five years depending on the type of award, after which time the awards fully vest. During the vesting period these shares may not be sold. Restricted stock may be granted to all employees. The majority of restricted stock is granted to employees from the vice-president level up to and including the chief executive officer. In February 2009, the shareholders of MBIA Inc. approved a restricted stock grant for the Chief Executive Officer. This grant did not reduce the shares available for grant under the Omnibus Plan, as the grant was separately approved by the shareholders of MBIA Inc. In addition, the vesting schedule is linked to MBIA Inc.’s market value performance.

In accordance with the accounting guidance for share-based payments, MBIA Inc. expenses the fair value of employee stock options and other forms of stock-based compensation. In addition, the guidance classifies share-based payment awards as either liability awards, which are remeasured at fair value at each balance sheet date, or equity awards, which are measured on the grant date and not subsequently remeasured. Generally, awards with cash-based settlement repurchase features or that are settled at a fixed dollar amount are classified as liability awards, and changes in fair value will be reported in earnings. Awards with net-settlement features or that permit a cashless exercise with third-party brokers are classified as equity awards and changes in fair value are not reported in earnings. MBIA Inc.’s long-term incentive plans include features which result in both liability and equity awards. For liability awards, MBIA Inc. remeasures these awards at each balance sheet date. In addition, the guidance requires the use of a forfeiture estimate. MBIA Inc. uses historical employee termination information to estimate the forfeiture rate applied to current stock-based awards.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 16: Employee Benefits (continued)

MBIA Inc. maintains voluntary retirement benefits, which provide certain benefits to eligible employees of MBIA Corp. upon retirement. A description of these benefits is included in MBIA Inc.’s proxy statement. One of the components of the retirement program for those employees that are retirement eligible is to continue to vest all outstanding stock options and restricted share awards linked to growth in modified book value beyond the retirement date in accordance with the original vesting terms and to immediately vest all outstanding time-based restricted share grants. The accounting guidance for share-based payment requires compensation costs for those employees to be recognized from the date of grant through the retirement eligible date, unless there is a risk of forfeiture, in which case the compensation cost is recognized in accordance with the original vesting schedule. Accelerated expense relating to this retirement benefit for both stock option awards and restricted stock awards has been included in the disclosed compensation expense amounts.

In accordance with the accounting guidance for share-based payments, MBIA Inc. valued all stock options granted using an option-pricing model. The value is recognized as an expense over the period in which the options vest. MBIA Corp.’s proportionate share of compensation cost for employee stock options for the years ended December 31, 2011, 2010 and 2009 totaled $1 million, $1 million and $6 million, respectively. MBIA Corp.’s proportionate share of compensation costs for restricted stock awards was $5 million, $5 million and $8 million for the years ended December 31, 2011, 2010 and 2009, respectively.

During 2011, 2010 and 2009, MBIA Corp. granted deferred cash-based long-term incentive awards. These grants have a vesting period of either three or five years, after which time the award fully vests. Payment is generally contingent upon the employee’s continuous employment with MBIA Corp. through the payment date. The deferred cash awards are granted to employees from the vice-president level up. Compensation expense related to the deferred cash awards was $3 million, $2 million and $3 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Note 17: Preferred Stock

In November 2008, through the Money Market Committed Preferred Custodial Trust (“CPCT”) facility issued by eight trusts (the “Trusts”), MBIA Corp. exercised the put option to sell to the Trusts the perpetual preferred stock issued by MBIA Corp. Upon MBIA Corp. exercising the put option, the Trusts transferred proceeds of $400 million to MBIA Corp. in exchange for 4,000 shares of non-cumulative perpetual preferred stock. Once the proceeds were received, MBIA Corp. exercised its right to terminate the CPCT facility by making a fixed-rate election. As a result, the Trusts were terminated and third-party investors received a pro-rata share of MBIA Corp.’s preferred stock. Subsequently, MBIA Corp. purchased 1,241 shares of the preferred stock at $10,000 per share. Preferred stock has preference over common stock upon liquidation.

As of December 31, 2011 and 2010, MBIA Corp. had 2,759 shares of the preferred stock issued and outstanding. The carrying value of the preferred stock was $28 million as of December 31, 2011 and 2010.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 17: Preferred Stock(continued)

In accordance with MBIA Corp.’s fixed-rate election, the dividend rate on the preferred stock was determined using a fixed-rate equivalent of LIBOR plus 200 basis points. Each share of preferred stock has a par value of $1,000 with a liquidation preference of $100,000. The holders of the preferred stock are not entitled to any voting rights as shareholders of MBIA Corp. and their consent is not required for taking any corporate action. Subject to certain requirements, the preferred stock may be redeemed, in whole or in part, at the option of MBIA Corp. at any time or from time to time for cash at a redemption price equal to the liquidation preference per share plus any accrued and unpaid dividends thereon at the date of redemption for the then current dividend period and any previously accumulated dividends payable without interest on such unpaid dividends. As of December 31, 2011 and 2010, there were no dividends declared on the preferred stock. Payment of dividends on MBIA Corp.’s preferred stock is subject to the same restrictions that apply to dividends on common stock under New York State insurance law. The terms of the preferred stock provide that if MBIA Corp. fails to pay dividends in full on the preferred stock for 18 consecutive months, the authorized number of members of the MBIA Corp. board of directors will automatically be increased by two and the holders of the preferred stock will be entitled to fill the vacancies so created at a special meeting of the preferred stockholders of MBIA Corp. Due to its nonpayment of dividends on the preferred stock for 18 consecutive months, MBIA Corp. held a meeting of preferred stockholders on August 12, 2011 to elect the two new directors. The meeting was adjourned because a quorum was not present. MBIA Corp. is currently unable to pay dividends, including dividends on its preferred stock, due to earned surplus deficits per its statutory financial statement filing as of December 31, 2011 and 2010.

Note 18: Related Party Transactions

Related parties are defined as the following:

•

Affiliates of MBIA Corp.: An affiliate is a party that directly or indirectly controls, is controlled by or is under common control with MBIA Corp. Control is defined as having, either directly or indirectly, the power to direct the management and operating policies of a company through ownership, by contract or otherwise.

•	Entities for which investments are accounted for using the equity method by MBIA Corp.

•	Trusts for the benefit of employees, such as pension and profit sharing trusts, that are managed by or under the trusteeship of management.

•	Principal owners of MBIA Corp. defined as owners of record or known beneficial owners of more than 10% of the voting interests of MBIA Corp.

•

Management of MBIA Corp. which includes persons who are responsible for achieving the objectives of MBIA Corp. and who have the authority to establish policies and make decisions by which those objectives are to be pursued. Management normally includes members of the Board of Directors, the Chief Executive Officer, Chief Operating Officer, Vice President in charge of principal business functions and other persons who perform similar policymaking functions.

•

Members of the immediate families of principal owners of MBIA Corp. and its management. This includes family members whom a principal owner or a member of management might control or influence or by whom they may be controlled or influenced because of the family relationship.

•

Other parties with which MBIA Corp. may deal if one party controls or can significantly influence the management or policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

•

Other parties that can significantly influence the management or policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to the extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 18: Related Party Transactions (continued)

Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Municipal Bond Insurance Association (the “Association”), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agents for the member insurance companies that had their S&P claims-paying rating downgraded from AAA on their previously issued Association policies. In the event that the Association does not meet their policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 2011 was $340 million.

MBIA Corp.’s investment portfolio is managed by Cutwater Investors Service Corp. (“Cutwater-CISC”) for domestic investments and by Cutwater Asset Management UK Limited (“Cutwater AM-UK”) for international investments, both wholly-owned subsidiaries of MBIA Inc., which provide fixed-income investment management services for MBIA Inc. and its affiliates, as well as third-party institutional clients. Prior to January 2011, Cutwater Asset Management Corp. (“Cutwater-AMC”) managed MBIA Corp.’s investment portfolio, which was assigned to Cutwater-CISC in January 2011. In 2011, 2010 and 2009, Cutwater-CISC, Cutwater-AMC and Cutwater AM-UK charged fees of $7 million, $9 million and $6 million to MBIA Corp., respectively, based on the performance of its investment portfolio.

MBIA Corp. insures outstanding investment agreement liabilities for MBIA Investment Management, which provides customized investment agreements for bond proceeds and other public funds, as well as for funds which are invested as part of asset-backed or structured product issuance. MBIA Corp. also insures assets and/or liabilities of MBIA-administered conduits that are consolidated in the financial statements of MBIA Inc. and subsidiaries. Refer to “Note 13: Insurance in Force” for further details on insured exposure relating to transactions guaranteed by MBIA Corp.

The outstanding balance of the MBIA Corp. Secured Loan was $300 million and $975 million, as of December 31, 2011 and 2010, respectively. As of December 31, 2011, the MBIA Corp. Secured Loan was extended to mature on May 2012. MBIA Corp. also held and transferred securities under an agreement to repurchase and resell with MBIA Inc. that was terminated in the first quarter of 2009. The interest expense relating to these agreements was $537 thousand for the years ended December 31, 2009. The interest income relating to these agreements was $14 million, $30 million, and $60 million, respectively, for the years ended December 31, 2011, 2010 and 2009.

In December 2011, MBIA Insurance Corporation entered into a secured loan agreement with National under which MBIA Insurance Corporation borrowed $1.1 billion at a fixed annual interest rate of 7% and with a maturity date of December 2016. MBIA Insurance Corporation has the option to defer payments of interest when due by capitalizing interest amounts to the loan balance, subject to certain thresholds. Interest expense attributable to this agreement totaled approximately $4 million for the year ended December 31, 2011. As of December 31, 2011, the amount outstanding under this secured loan was $1.1 billion.

MBIA Corp. provides credit support and issues financial guarantee policies on credit derivative instruments entered into by LaCrosse, an entity previously consolidated by MBIA Corp. under the criteria for variable interest entities. LaCrosse became an affiliate of MBIA Corp. during the fourth quarter of 2009. The outstanding notional amount of insured CDS contracts entered into by LaCrosse was $67.0 billion and $100.3 billion as of December 31, 2011 and 2010, respectively and the gross outstanding notional amount of insured CDS contracts entered into by LaCrosse ceded to other reinsurers was zero as of December 31, 2011 and 2010, respectively. During 2011, 2010 and 2009 premiums from LaCrosse for payments received from the counterparties under the insured CDS contracts amounted to $98 million, $124 million, and $143 million, respectively.

Optinuity Alliance Resources (“Optinuity”), created in the first quarter of 2010, provides support services such as management, legal, accounting, treasury and information technology, among others, to MBIA Inc. and other subsidiaries on a fee-for-service basis including MBIA Corp. In 2009, these support services were provided by MBIA Corp. and charged to MBIA Inc. and other subsidiaries. The services fees charged to MBIA Corp. by Optinuity were $37 million for the years ended December 31, 2011 and 2010. The service fees charged by MBIA Corp. to MBIA Inc. and other subsidiaries were $22 million for the year ended December 31, 2009.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 18: Related Party Transactions (continued)

MBIA Infrastructure LP Limited, a wholly-owned subsidiary of MBIA UK, established in the second quarter of 2011, serves as the limited partner to TIF Infrastructure LP, an affiliated limited partnership. MBIA Infrastructure LP Limited has issued four interest free partner loans to TIF Infrastructure LP during 2011. The loans have termination dates ranging from February 2032 to February 2038. The partner loans have been issued to enable TIF Infrastructure LP to invest in a range of European infrastructure projects. As of December 31, 2011, the amount of loans outstanding was $27 million.

MBIA Inc. or its subsidiaries may repurchase their outstanding debt securities at prices that they deem to be economically advantageous. In 2011 and 2009, MBIA Inc. repurchased $5 million and $7 million par value of surplus notes issued by MBIA Corp. at a cost of approximately 55% and 31% of par value, respectively, while in 2010, MBIA Inc. did not repurchase any surplus notes. The gain of $2 million and $5 million, respectively, on the repurchase of surplus notes by MBIA Inc. is reflected in its consolidated statements of operations for the years ended December 31, 2011 and 2009.

During 2011, MBIA Inc. repurchased 111 shares of the outstanding preferred stock of MBIA Corp. at a weighted average purchase price of $20,200 per share or 20.2% of the face value. During 2010, MBIA Inc. repurchased 251 shares of the outstanding preferred stock of MBIA Corp. at a purchase price of $10,400 per share or 10.4% of the face value. Preferred shares of 1,315 and 1,426 of MBIA Corp. remained outstanding with a carrying value of $12 million and $14 million as of December 31, 2011 and 2010, respectively.

Included in other liabilities and other assets were $16 million of net payable, and $122 million of net receivables from MBIA Inc. and other subsidiaries as of December 31, 2011 and December 31, 2010, respectively.

MBIA Corp. had no loans outstanding to any executive officers or directors during 2011 and 2010.

Note 19: Commitments and Contingencies

In the normal course of operating its business, MBIA Corp. may be involved in various legal proceedings. Additionally, MBIA may be involved in various legal proceedings that directly or indirectly impact MBIA Corp.

MBIA has received subpoenas or informal inquiries from a variety of regulators, regarding a variety of subjects. MBIA has cooperated fully with each of these regulators and has or is in the process of satisfying all such requests. MBIA may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

Corporate Litigation

On July 23, 2008, the City of Los Angeles filed a complaint in the Superior Court of the State of California, County of Los Angeles, against a number of financial guarantee insurers, including MBIA. At the same time and subsequently, additional complaints against MBIA and nearly all of the same co-defendants were filed by the City of Stockton, the Public Financing Authority of the City of Stockton, the City of Oakland, the City and County of San Francisco, the County of San Mateo, the County of Alameda, the City of Los Angeles Department of Water and Power, the Sacramento Municipal Utility District, the City of Sacramento, the City of Riverside, the Los Angeles World Airports, the City of Richmond, Redwood City, the East Bay Municipal Utility District, the Sacramento Suburban Water District, the City of San Jose, the County of Tulare, the Regents of the University of California , Contra Costa County, the Redevelopment Agency of the City of Riverside, and the Public Financing Authority of the City of Riverside, The Olympic Club, the Jewish Community Center of San Francisco and the Redevelopment Agency of San Jose. These cases are part of a coordination proceeding in Superior Court, San Francisco County, before Judge Richard A. Kramer, referred to as the Ambac Bond Insurance Cases, which name as defendants MBIA, Ambac Assurance Corp., Syncora Guarantee, Inc. f/k/a XL Capital Assurance Inc., Financial Security Assurance, Inc., Assured Guaranty Corp., Financial Guaranty Insurance Company, and CIFG Assurance North America, Inc., Fitch Inc., Fitch Ratings, Ltd., Fitch Group, Inc., Moody’s Corporation, Moody’s Investors Service, Inc., The McGraw-Hill Companies, Inc., and Standard & Poor’s Corporation.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 19: Commitments and Contingencies (continued)

In August 2011, plaintiffs filed amended versions of their respective complaints. The claims allege participation by all defendants in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and not-for-profit issuers and thus created market demand for bond insurance. Plaintiffs also allege that the individual bond insurers participated in risky financial transactions in other lines of business that damaged each bond insurer’s financial condition (thereby undermining the value of each of their guaranties), and each failed adequately to disclose the impact of those transactions on their financial condition. In addition to the statutory antitrust claim, plaintiffs assert common law claims of breach of contract and fraud against MBIA Corp. and the other monoline defendants. The non-municipal plaintiffs also allege a California unfair competition cause of action. On October 20, 2011, the court overruled MBIA Corp.’s demurrers to plaintiffs’ amended complaints. On December 2, 2011, MBIA Corp. and the other monoline defendants filed a special motion to strike pursuant to California’s anti-SLAPP statute.

On July 23, 2008, the City of Los Angeles filed a separate complaint in the Superior Court, County of Los Angeles, naming as defendants MBIA and other financial institutions, and alleging fraud and violations of California’s antitrust laws through bid-rigging in the sale of guaranteed investment contracts and what plaintiffs call “municipal derivatives” to municipal bond issuers. The case was removed to federal court and transferred by order dated November 26, 2008, to the Southern District of New York for inclusion in the multidistrict litigation In re Municipal Derivatives Antitrust Litigation, M.D.L. No. 1950. Complaints making the same allegations against MBIA and nearly all of the same co-defendants were then, or subsequently, filed by the County of San Diego, the City of Stockton, the County of San Mateo, the County of Contra Costa, Los Angeles World Airports, the Redevelopment Agency of the City of Stockton, the Public Financing Authority of the City of Stockton, the County of Tulare, the Sacramento Suburban Water District, Sacramento Municipal Utility District, the City of Riverside, the Redevelopment Agency of the City of Riverside, the Public Financing Authority of the City of Riverside, Redwood City, the East Bay Municipal Utility District, the Redevelopment Agency of the City and County of San Francisco, the City of Richmond, the City of San Jose, the San Jose Redevelopment Agency, the State of West Virginia, Los Angeles Unified School District and three not-for-profit retirement community operators, Active Retirement Community, Inc. d/b/a Jefferson’s Ferry, Kendal on Hudson, Inc. and Paconic Landing at Southold Inc. These cases have all been added to the multidistrict litigation. Plaintiffs in all of the cases assert federal and either California or New York state antitrust claims. As of May 31, 2011, MBIA has answered all of the existing complaints.

On March 12, 2010, the City of Phoenix, Arizona filed a complaint in the United States District Court for the District of Arizona against MBIA Corp., Ambac Assurance Corp. and Financial Guaranty Insurance Company relating to insurance premiums charged on municipal bonds issued by the City of Phoenix between 2004 and 2007. Plaintiff’s complaint alleges pricing discrimination under Arizona insurance law and unjust enrichment. MBIA Corp. filed its answer on May 28, 2010.

On April 5, 2010, Tri-City Healthcare District, a California public healthcare legislative district, filed a complaint in the Superior Court of California, County of San Francisco, against MBIA, MBIA Corp., National, certain MBIA employees (collectively for this paragraph, “MBIA”) and various financial institutions and law firms. Tri-City subsequently filed three amended complaints. The Third Amended Complaint, filed on January 26, 2011, purports to state 10 causes of action against MBIA for, among other things, fraud, negligent misrepresentation, breach of contract, breach of the implied covenant of good faith and fair dealing and violation of the California False Claims Act arising from Tri-City Healthcare District’s investment in auction rate securities. On June 13, 2011, Tri-City Healthcare District filed its Fourth Amended Complaint against MBIA Inc., MBIA Corp. and National, which purports to state seven causes of action against MBIA for fraud in the inducement, concealment, negligent misrepresentation, negligence, breach of contract, duress, and breach of the covenant of good faith arising from Tri-City Healthcare District’s investment in auction rate securities. On September 8, 2011, the court granted in part and denied in part MBIA’s demurrer to Tri-City’s Fourth Amended Complaint. On October 4, 2011, MBIA filed its answer to the remaining causes of action.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 19: Commitments and Contingencies (continued)

MBIA Corp. cannot predict the impact, if any, that any of the matters concerning Corporate Litigation, described above, may have a material adverse effect on MBIA Corp.’s ability to implement its strategy and on its business, results of operations, cash flows, and financial condition. At this stage of the litigation, there has not been a determination as to the amount, if any, of damages. Accordingly, MBIA Corp. is not able to estimate any amount of loss or range of loss.

Recovery Litigation

On September 30, 2008, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against Countrywide Home Loans, Inc., Countrywide Securities Corp. and Countrywide Financial Corp. (collectively, “Countrywide”). An amended complaint, adding Bank of America as successor to Countrywide’s liabilities, and Countrywide Home Loans Servicing LP as defendants was filed on August 24, 2009. The amended complaint alleges that Countrywide fraudulently induced MBIA Corp. to provide financial guarantee insurance on securitizations of home equity lines of credit and closed-end second-liens by misrepresenting the true risk profile of the underlying collateral and Countrywide’s adherence to its strict underwriting standards and guidelines. The complaint also alleges that Countrywide breached its representations and warranties and its contractual obligations, including its obligation to cure or repurchase ineligible loans as well as its obligation to service the loans in accordance with industry standards. On April 29, 2010, the court denied Bank of America’s motion to dismiss and allowed MBIA Corp.’s claims for successor and vicarious liability to proceed. On December 22, 2010, the court granted MBIA Corp.’s motion in limine allowing it to offer evidence relating to statistically valid random samples of loans from each of the Countrywide securitizations in support of its contract and fraud cases of action for purposes of determining liability and damages. On June 30, 2011, the Appellate Division of the New York State Supreme Court unanimously affirmed the lower court’s denial of Countrywide’s motion to dismiss MBIA Corp.’s fraud claim. On October 31, 2011, the court denied Bank of America’s motion to consolidate and/or sever the successor liability claims (allowing deposition and expert discovery on the successor liability claim to proceed but reserving decision on whether to sever and consolidate the successor liability claim). Bank of America has appealed this ruling. On January 3, 2012, the court granted in part and denied in part MBIA Corp.’s motion for partial summary judgment regarding proof of causation, holding that MBIA Corp. is not required to establish a direct causal link between Countrywide’s misrepresentations and MBIA Corp.’s claims payments made pursuant to the insurance policies at issue, but reserving judgment on the causation burden for the contractual repurchase claims. On January 25, 2012, Bank of America filed a Notice of Appeal against the January 3 order, and MBIA Corp. filed a Notice of Cross-Appeal on February 6, 2012.

On July 10, 2009, MBIA Corp. commenced an action in Los Angeles Superior Court against Bank of America Corporation, Countrywide Financial Corporation, Countrywide Home Loans, Inc., Countrywide Securities Corporation, Angelo Mozilo, David Sambol, Eric Sieracki, Ranjit Kripalani, Jennifer Sandefur, Stanford Kurland, Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., UBS Securities, LLC, and various Countrywide-affiliated Trusts. The complaint alleges that Countrywide made numerous misrepresentations and omissions of material fact in connection with its sale of certain RMBS, including that the underlying collateral consisting of mortgage loans had been originated in strict compliance with its underwriting standards and guidelines. MBIA commenced this action as subrogee of the purchasers of the RMBS, who incurred severe losses that have been passed on to MBIA as the insurer of the income streams on these securities. On June 21, 2010, MBIA Corp. filed its second amended complaint. The court has allowed limited discovery to proceed while otherwise staying the case pending further developments in the New York Countrywide action described in the prior paragraph.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 19: Commitments and Contingencies (continued)

On October 15, 2008, MBIA Corp. commenced an action in the United States District Court for the Southern District of New York against Residential Funding Company, LLC (“RFC”). On December 5, 2008, a notice of voluntary dismissal without prejudice was filed in the Southern District of New York and the complaint was re-filed in the Supreme Court of the State of New York, New York County. The complaint alleges that RFC fraudulently induced MBIA Corp. to provide financial guarantee policies with respect to five RFC closed-end home equity second-lien and HELOC securitizations, and that RFC breached its contractual representations and warranties, as well as its obligation to repurchase ineligible loans, among other claims. On December 23, 2009, the court denied in part RFC’s motion to dismiss MBIA Corp.’s complaint with respect to MBIA Corp.’s fraud claims. On March 19, 2010, MBIA Corp. filed its amended complaint. On May 14, 2010, RFC filed a motion to dismiss only the renewed negligent misrepresentation claim, which was granted on November 8, 2010. On December 7, 2010, RFC filed its answer to the remaining claims in MBIA Corp.’s amended complaint.

On April 1, 2010, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against GMAC Mortgage, LLC (“GMAC”). The complaint alleges fraud and negligent misrepresentation on the part of GMAC in connection with the procurement of financial guarantee insurance on three RMBS transactions, breach of GMAC’s representations and warranties and its contractual obligation to cure or repurchase ineligible loans and breach of the implied duty of good faith and fair dealing. On December 7, 2010, the court denied in part GMAC’s motion to dismiss allowing MBIA Corp. to proceed on its fraud and breach of contract claims. On January 5, 2011, GMAC filed its answer to the remaining causes of action in the complaint.

On December 14, 2009, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against Credit Suisse Securities (USA) LLC, DLJ Mortgage Capital, Inc., and Select Portfolio Servicing Inc (“Credit Suisse”). The complaint seeks damages for fraud and breach of contractual obligations in connection with the procurement of financial guarantee insurance on the Home Equity Mortgage Trust Series 2007-2 securitization. The complaint alleges, among other claims, that Credit Suisse falsely represented (i) the attributes of the securitized loans; (ii) that the loans complied with the governing underwriting guidelines; and (iii) that Credit Suisse had conducted extensive due diligence on and quality control reviews of the securitized loans to ensure compliance with the underwriting guidelines. The complaint further alleges that the defendants breached their contractual obligations to cure or repurchase loans found to be in breach of the representations and warranties applicable thereto and denied MBIA the requisite access to all records and documents regarding the securitized loans. On October 13, 2011, the court granted MBIA Corp.’s motion to renew consideration of the court’s June 1 revised opinion and reinstated MBIA Corp.’s claim for fraudulent inducement but struck the demand for a jury trial. On November 4, 2011, Credit Suisse filed a Notice of Appeal of the court’s ruling granting MBIA Corp.’s motion to renew. On November 7, 2011, MBIA Corp. filed a Notice of Cross-Appeal of the portion of the decision striking its jury trial demand.

On October 14, 2008, June 17, 2009 and August 25, 2009, MBIA Corp. submitted proofs of claim to the Federal Deposit Insurance Corporation (“FDIC”) with respect to the resolution of IndyMac Bank, F.S.B. for both pre- and post-receivership amounts owed to MBIA Corp. as a result of IndyMac’s contractual breaches and fraud in connection with financial guarantee insurance issued by MBIA Corp. on securitizations of home equity lines of credit. The proofs of claim were subsequently denied by the FDIC. MBIA Corp. has appealed the FDIC’s denial of its proofs of claim via a complaint, filed on May 29, 2009, against IndyMac Bank, F.S.B. and the FDIC, as receiver, in the United States District Court for the District of Columbia and alleges that IndyMac fraudulently induced MBIA Corp. to provide financial guarantee insurance on securitizations of home equity lines of credit by breaching contractual representations and warranties as well as negligently and fraudulently misrepresenting the nature of the loans in the securitization pools and IndyMac’s adherence to its strict underwriting standards and guidelines. On February 8, 2010, MBIA Corp. filed its amended complaint against the FDIC both in its corporate capacity and as conservator/receiver of IndyMac Federal Bank, F.S.B. for breach of its contractual obligations as servicer and seller for the IndyMac transactions at issue and for unlawful disposition of IndyMac Federal Bank, F.S.B.’s assets in connection with the FDIC’s resolution of IndyMac Bank, F.S.B. On October 6, 2011, the court issued a ruling granting the FDIC’s motion to dismiss. On November 4, 2011, MBIA Corp. filed a Notice of Appeal.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 19: Commitments and Contingencies (continued)

On September 22, 2009, MBIA Corp. commenced an action in Los Angeles Superior Court against IndyMac ABS, Inc., Home Equity Mortgage Loan Asset-Backed Trust, Series 2006-H4, Home Equity Mortgage Loans Asset-Backed Trust, Series INDS 2007-I, Home Equity Mortgage Loan Asset-Backed Trust, Series INDS 2007-2, Credit Suisse Securities (USA), L.L.C., UBS Securities, LLC, JPMorgan Chase & Co., Michael Perry, Scott Keys, Jill Jacobson, and Kevin Callan. The Complaint alleges that IndyMac Bank made numerous misrepresentations and omissions of material fact in connection with its sale of certain RMBS, including that the underlying collateral consisting of mortgage loans had been originated in strict compliance with its underwriting standards and guidelines. MBIA Corp. commenced this action as subrogee of the purchasers of the RMBS, who incurred severe losses that have been passed on to MBIA Corp. as the insurer of the income streams on these securities.

On October 19, 2009, MBIA Corp. dismissed IndyMac ABS, Inc. from the action without prejudice. On October 23, 2009, defendants removed the case to the United States District Court for the Central District of California. On November 30, 2009, the IndyMac trusts were consensually dismissed from the litigation. On August 3, 2010, the court denied defendants Motion for Judgment on the Pleadings in its entirety. Effective January 30, 2012, the case has been reassigned to Judge Kenneth Freeman.

Transformation Litigation

On March 11, 2009, a complaint was filed in the United States District Court of the Southern District of New York against MBIA, MBIA Corp. and National, entitled Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al., 09-cv-2242 (S.D.N.Y.). The lead plaintiffs, Aurelius Capital Master, Ltd., Aurelius Capital Partners, LP, Fir Tree Value Master Fund, L.P., Fir Tree Capital Opportunity Master Fund, L.P., and Fir Tree Mortgage Opportunity Master Fund, L.P. (the “Aurelius Plaintiffs”), purport to be acting as representatives for a class consisting of all holders of securities, instruments, or other obligations for which MBIA Corp., before February 18, 2009, issued financial guarantee insurance other than United States municipal/governmental bond securities. The complaint alleges that certain of the terms of the transactions entered into by MBIA Corp., which were approved by the New York State Department of Insurance, constituted fraudulent conveyances under §§ 273, 274 and 276 of New York Debtor and Creditor Law and a breach of the implied covenant of good faith and fair dealing under New York common law. The Complaint seeks, inter alia, (a) a declaration that the alleged fraudulent conveyances are null and void and set aside, (b) a declaration that National is responsible for the insurance policies issued by MBIA Corp. up to February 17, 2009, and (c) an award of damages in an unspecified amount together with costs, expenses and attorneys’ fees in connection with the action. In light of the June 28, 2011 Court of Appeals decision referenced below, on July 27, 2011, the court entered an amended case management plan and scheduling order setting a discovery cut-off of November 9, 2012. On August 8, 2011, Fir Tree Value Master Fund, L.P., Fir Tree Capital Opportunity Master Fund, L.P., and Fir Tree Mortgage Opportunity Master Fund, L.P. voluntarily dismissed all claims against defendants without prejudice.

On May 13, 2009, a complaint was filed in the New York State Supreme Court against MBIA, MBIA Corp. and National, entitled ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. The plaintiffs, a group of domestic and international financial institutions, purport to be acting as holders of insurance policies issued by MBIA Corp. directly or indirectly guaranteeing the repayment of structured finance products. The complaint alleges that certain of the terms of the transactions entered into by MBIA, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances and a breach of the implied covenant of good faith and fair dealing under New York law. The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions, (b) declaring that the Transactions constituted a fraudulent conveyance, (c) declaring that MBIA and National are jointly and severally liable for the insurance policies issued by MBIA Corp., and (d) ordering damages in an unspecified amount. On February 17, 2010, the court denied defendants’ motion to dismiss. On June 28, 2011, the New York State Court of Appeals reversed the Appellate Division’s decision and allowed all of the plaintiffs’ claims to proceed, with the exception of plaintiffs’ claim for unjust enrichment. On August 15, 2011, the court entered a scheduling order coordinating discovery in the plenary action with the Aurelius case in federal court and setting a discovery cut-off of November 9, 2012. Fourteen of the original eighteen plaintiffs have dismissed their claims, several of which dismissals were related to the commutation of certain of their MBIA-insured exposures.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 19: Commitments and Contingencies (continued)

On June 15, 2009, the same group of eighteen domestic and international financial institutions who filed the above described plenary action in New York State Supreme Court filed a proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled ABN AMRO Bank N.V. et al. v. Eric Dinallo, in his capacity as Superintendent of the New York State Insurance Department, the New York State Insurance Department, MBIA Inc. et al. In its motions to dismiss the three above-referenced plenary actions, MBIA argued that an Article 78 proceeding is the exclusive forum in which a plaintiff may raise any challenge to the Transformation approved by the Superintendent of the Department of Insurance. The petition seeks a judgment (a) declaring void and to annul the approval letter of the Superintendent of the Department of Insurance, (b) to recover dividends paid in connection with the Transactions, (c) declaring that the approval letter does not extinguish plaintiffs’ direct claims against MBIA in the plenary action described above. MBIA and the New York State Insurance Department filed their answering papers to the Article 78 Petition on November 24, 2009 and argued that based on the record and facts, approval of Transformation and its constituent transactions was neither arbitrary nor capricious nor in violation of New York Insurance Law. On November 16, 2011, MBIA submitted its sur-reply papers. The NYSDFS filed its sur-reply papers on December 30, 2011. Trial is expected to commence in the second quarter of 2012. As described above, fourteen of the original eighteen plaintiffs have dismissed their claims.

On October 22, 2010, a similar group of domestic and international financial institutions who filed the above described Article 78 proceeding and related plenary action in New York State Supreme Court filed an additional proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled Barclays Bank PLC et. al. v. James Wrynn, in his capacity as Superintendent of the New York State Insurance Department, the New York State Insurance Department, MBIA Inc. et al. This petition challenges the New York State Insurance Department’s June 22, 2010 approval of National’s restatement of earned surplus. The proceeding is currently stayed.

MBIA and MBIA Corp. are defending against the aforementioned actions in which they are a defendant and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on MBIA Corp.’s ability to implement its strategy and on its business, results of operations, cash flows and financial condition. At this stage of the litigation, there has not been a determination as to the amount, if any, of damages. Accordingly, MBIA Corp. is not able to estimate any amount of loss or range of loss.

There are no other material lawsuits pending or, to the knowledge of MBIA Corp., threatened, to which MBIA Corp. or any of its subsidiaries is a party.

Note 20: Subsequent Events

Refer to “Note 19: Commitments and Contingencies” for information about legal proceedings that developed after December 31, 2011.